As filed with the Securities and Exchange Commission on September 29, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCRETIVE HEALTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code No.)	02-0698101 (I.R.S. Employer Identification No.)

401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
(312) 324-7820
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary A. Tolan
Founder, President and Chief Executive Officer
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
(312) 324-7820
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Gregory A. Fernicola, Esq. Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee(2)
Common Stock, par value $0.01 per share	$200,000,000	$11,160

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 29, 2009

           Shares

Common Stock

This is an initial public offering of shares of common stock of Accretive Health, Inc.

Accretive Health is offering           of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering           shares. Accretive Health will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $      and $     . We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “AH”.

See “Risk Factors” beginning on page 12 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Accretive Health	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than           shares of common stock, the underwriters have the option to purchase up to an additional           shares from Accretive Health and the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2009.

Goldman, Sachs & Co.	Credit Suisse

J.P. Morgan	Morgan Stanley

Prospectus dated          , 2009.

Prospectus

Page

Prospectus Summary	1
Summary Consolidated Financial Data	8
Risk Factors	12
Special Note Regarding Forward-Looking Statements	28
Industry and Market Data	28
Use of Proceeds	29
Dividend Policy	30
Capitalization	31
Dilution	33
Selected Consolidated Financial Data	35
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Business	64
Management	88
Related Person Transactions	106
Principal and Selling Stockholders	113
Description of Capital Stock	116
Shares Eligible for Future Sale	121
Certain U.S. Federal Tax Consequences to Non-U.S. Holders	124
Underwriting	127
Legal Matters	131
Experts	131
Where You Can Find More Information	131
Index to Consolidated Financial Statements	F-1
EX-3.1
EX-3.3
EX-10.1
EX-10.2
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.15
EX-10.16
EX-10.18
EX-10.19
EX-10.20
EX-23.1

Through and including          , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and the risk factors beginning on page 12, before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, we use the terms “Accretive Health”, “our company”, we”, “us” and “our” in this prospectus to refer to Accretive Health, Inc. and its subsidiaries.

Accretive Health

Overview

Accretive Health is a leading provider of healthcare revenue cycle management services. Our business purpose is to help U.S. hospitals, physicians and other healthcare providers manage their revenue cycle operations more efficiently. Our integrated, end-to-end technology and services offering, which we refer to as our solution, helps our customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. We enable these improvements by helping our customers increase the portion of the maximum potential patient revenue they receive while reducing total revenue cycle costs.

Our customers typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent ambulatory clinics, and their affiliated physician practice groups. We seek to develop strategic, long-term relationships with our customers and focus on providers that we believe understand the value of our operating model and have demonstrated success in both clinical and operational outcomes. As of June 30, 2009, we provided our integrated revenue cycle service offerings to 21 customers representing 53 hospitals and $11.9 billion in annual net patient revenue, as well as physicians’ billing organizations associated with several of these customers.

Grounded in sophisticated analytics, our solution spans our customers’ entire revenue cycle, unlike competing services that address only a portion of the revenue cycle. We are not a traditional outsourcing company focused solely on one-time cost reductions. Through the implementation of our distinctive operating model that includes people, processes and technology, our customers can generate significant and sustainable revenue cycle improvements. Our service offerings are adaptable to evolution of the healthcare regulatory environment, technology standards and market trends, and require no up-front cash investment by our customers.

To implement our solution, we assume full responsibility for the management and cost of a customer’s revenue cycle operations and supplement the customer’s existing revenue cycle staff with seasoned Accretive Health personnel. We collaborate with our customers’ revenue cycle employees with the objective of educating and empowering them so that over time they can deliver improved results using our tools. We and our customers share financial gains resulting from our solution, which directly aligns our objectives and interests with those of our customers. We believe that, over time, this alignment of interests fosters greater innovation and incentivizes us to improve our customers’ revenue cycle operations.

The revenue cycle operations of a typical hospital, physician or other healthcare provider often fail to capture and collect the total amounts owed to it from third-party payors and patients for medical services rendered, leading to significant bad debt write-offs, uncompensated care, payor denials and corresponding administrative write-offs, as well as lost revenue for missed charges. Fitch Ratings estimates that in 2008 uncompensated care (including bad debt write-offs, charity care and uninsured discounts) averaged 17% of net patient revenue at U.S. hospitals. We deliver operating margin improvements to our customers through a combination of improvements in collections, which we refer to as net revenue yield, charge capture and revenue cycle cost reductions. Our customers have historically achieved significant net revenue yield improvements within 18 to 24 months of implementing our solution, with customers operating under mature managed service contracts realizing 400 to 600 basis points in yield improvements, typically in the third or fourth contract year.

We seek to embed our technology, personnel, know-how and culture within each customer’s revenue cycle activities with the expectation that we will serve as the customer’s on-site operational manager beyond the managed service contract’s initial term, which typically ranges from four to five years. To date, we have experienced a contract renewal rate of 100% (excluding exploratory new services offerings, a consensual termination following a change of control and a customer reorganization). Coupled with the long-term nature of our managed service contracts and the fixed nature of the base fees under each contract, our historical renewal experience provides a core source of recurring revenue.

Our net services revenue consists primarily of base fees and incentive fees. We receive base fees for managing our customers’ revenue cycle operations, net of any cost savings we share with those customers. Incentive fees represent our portion of the increase in our customers’ net patient revenue resulting from our services. We generate a portion of our operating margin as a result of the difference between the fixed base fees and the variable costs of the revenue cycles that we manage. Incentive fees are a smaller portion of overall revenue than base fees but generally contribute directly to operating margin, thus significantly impacting our profitability. We closely monitor each customer’s revenue cycle performance through periodic operating reviews. A customer’s net revenue improvements and cost savings generally increase over time as we deploy additional programs and as the programs we implement become more effective, which in turn provides visibility into our future revenue and profitability. In 2008, for example, approximately 80% of our net services revenue, and over 95% of our net income, was derived from customer contracts that were in place as of January 1, 2008. In 2008, we had net services revenue of $398.5 million, representing growth of 65.5% over 2007 and a compound annual growth rate of 53.0% since January 1, 2005. In addition, we were profitable for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009, and our profitability increased in each of those periods.

Market Opportunity

We believe that current macroeconomic conditions will continue to impose financial pressure on healthcare providers and will increase the importance of managing their revenue cycles effectively and efficiently. The market opportunity for our services — which we define as the total amount of net patient revenue collected annually by U.S. hospitals and physicians’ billing organizations — exceeds $750 billion. We expect this market opportunity will continue to grow. According to the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services, expenditures for hospitals and physician and clinical services are expected to increase between 2009 and 2018 at annual rates of approximately 6.4% and 5.4%, respectively. Additionally, the continued operating pressures facing U.S. hospitals coupled with some of the underlying themes of current healthcare reform proposals make the efficient management of the revenue cycle and collection of the full amount of payments due for patient services among the most critical challenges facing healthcare providers today.

We believe that the inability of healthcare providers to capture and collect the total amounts owed to them for patient services are caused by the following trends:

•	Complexity of Revenue Cycle Management. At most hospitals, there is a lack of standardization across operating practices, payor and patient payment methodologies, data management processes and billing systems.

•	Lack of Integrated Systems and Processes. Although interrelated, the individual steps in the revenue cycle continuum are not operationally integrated across revenue cycle departments at many hospitals.

•	Increasing Patient Financial Responsibility for Healthcare Services. Hospitals are being forced to adapt to the need for direct-to-patient billing and collections capabilities as patients bear payment responsibility for an increasing portion of healthcare costs. Hospitals have traditionally focused on collecting payments from insurance companies and from state and federal payors, and typically are less familiar with the processes necessary to collect payments from patients at the point of service, including the use of alternative payment options.

•	Outdated Systems and Insufficient Resources to Upgrade Them. Many hospitals suffer from operating inefficiencies caused by outdated technology, increasingly complex billing requirements, a general lack of standardization of process and information flow, costly in-house services that could be more economically outsourced, and an increasingly stringent regulatory environment.

The Accretive Health Solution

Our solution is intended to address the full spectrum of revenue cycle operational issues faced by healthcare providers. We deliver improved operating margins to our customers through improved revenue cycle operations. During the assessment phase of the customer relationship, we identify specific areas for improvement and begin implementation upon execution of a managed services contract. Improvements in charge capture and collections are typically attributable to reduced payor denials, identification of additional items that can be billed to payors based on the actual procedures performed, identification of insurance for a higher percentage of otherwise uninsured patients, and improved collections of patient balances after insurance. Revenue cycle cost reductions are typically achieved through operating efficiencies, including streamlining work flow, automating processes and centralizing vendor activities. Specific sources of margin improvement vary among customers. While improvements in net revenue yield generally represent the majority of a customer’s operating margin improvement, we are able to deliver additional margin improvement through revenue cycle cost reductions. Because our managed service contracts align our interests with those of our customers, we are able, over time, to improve our margins along with those of our customers.

We believe that our proprietary technology, management experience and well-developed processes are enhanced by the knowledge and experience we gain working with a wide range of customers and improve with each payor reimbursement or patient pay transaction. Our proprietary technology applications include workflow automation and direct payor connection capabilities that enable revenue cycle staff to focus on problem accounts rather than on manual tasks, such as searching payor websites for insurance and benefits verification for all patients. We employ “exception based logic” technology that provides the same interface for all users and automates a host of tasks that otherwise can consume a significant amount of staff time. We use real-time feedback from our customers to improve the functionality and performance of our technology and processes and incorporate these improvements into our service offerings on a regular basis. We strive to apply operational excellence throughout the entire revenue cycle.

We adapt our solution to the hospital’s organizational structure in order to minimize disruption to existing staff and to make our services transparent to both patients and physicians. The experience and knowledge of the senior management personnel we provide to our customers can improve the performance of their in-house revenue cycle staff. Our objective is to improve the operating performance of our customers, thus generating incentive fees for ourselves, by:

•	Improving Net Revenue Yield. We help our customers improve their net revenue yield. Through the use of our proprietary technologies and methodologies, we precisely calculate each customer’s improvement in net revenue yield.

•	Increasing Charge Capture. We help our customers increase their charge capture by implementing optimization techniques and related processes.

•	Making Revenue Cycle Operations More Efficient. We help our customers make their revenue cycle operations more efficient by implementing advanced technologies, streamlining operations, avoiding unnecessary re-work and improving quality.

We employ a variety of techniques intended to achieve our objectives for our customer:

•	Gathering Complete Information. We focus on gathering complete patient information and educating the patient as to his or her potential financial responsibilities before receiving care so the services can be recorded and billed to the appropriate parties. We believe that hospitals employing our services have increased the percentage of non-emergency in-patient admissions with complete information profiles to nearly 100%, enabling fewer billing delays, increased charge capture and reduced billing cycles.

•	Improving Claims Filing and Third-Party Payor Collections. We implement sophisticated analytics designed to improve claims filing and collection of claims from third-party insurance payors. By employing proprietary algorithms and modeling to determine how hospital revenue cycle staff should allocate time and resources across a pool of outstanding claims, we can increase the likelihood that patient services will be reimbursed.

•	Identifying Alternative Payment Sources. We use various methods to find payment sources for uninsured patients and reimbursement for services not covered by third-party insurance. After a typical implementation period, we have been able to help our customers find a third-party payment source for approximately 85% of all admitted patients who identified themselves as uninsured.

•	Employing Proprietary Technology and Algorithms. Our service offerings employ a variety of proprietary data analytics and predictive modeling algorithms. Our systems are designed to streamline work processes through the use of proprietary algorithms that focus revenue cycle staff effort on those accounts deemed to have the greatest potential for improving net revenue yield or charge capture.

•	Using Analytical Capabilities and Operational Excellence. We draw on the experience that we have gained from working with many of the best healthcare provider systems in the United States to train hospital staffs about new and innovative revenue cycle management practices.

Our Strategy

Our goal is to become the preferred provider-of-choice for revenue cycle management services in the U.S. healthcare industry. Since our inception, we have worked with some of the largest and most prestigious healthcare systems in the United States, such as Ascension Health, the Henry Ford Health System and the Dartmouth-Hitchcock Medical Center. Going forward, our goal is to continue to expand the scope of our services to hospitals within our existing customers’ systems as well as to leverage our strong relationships with reference customers to continue to attract business from new customers. Key elements of our strategy include the following:

•	delivering tangible, long-term results for our customers by providing end-to-end services across the entire revenue cycle;

•	continuing to develop innovative approaches to increase the yield on patient-owed obligations for medical services received;

•	enhancing and developing proprietary algorithms to identify potential errors and to make process corrections in the collection of reimbursements from third-party payors;

•	expanding our shared services program;

•	hiring, training and retaining our personnel;

•	continuing to diversify our customer base; and

•	developing enhanced service offerings that offer us long-term opportunities.

Risks Associated with Our Business

Our business is subject to a number of risks which you should be aware of before making an investment decision. Those risks are discussed more fully in “Risk Factors” beginning on page 12. For example:

•	we may not be able to maintain or increase our profitability, and our recent growth rates may not be indicative of our future growth rates;

•	hospitals affiliated with Ascension Health account for a majority of our net services revenue;

•	we face competition from the internal revenue cycle management staff of hospitals as well as from a variety of external participants in the revenue cycle market;

•	if we are unable to retain our existing customers, or if our customers fail to renew their managed service contracts with us upon expiration, our financial condition will suffer; and

•	existing and prospective government regulation of the healthcare industry creates risks and challenges for our business.

Corporate Information

We were incorporated in Delaware under the name Healthcare Services, Inc. in July 2003 and changed our name to Accretive Health, Inc. in August 2009. Our principal executive offices are located at 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, and our telephone number is (312) 324-7820. Our website address is www.accretivehealth.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

Accretive Health, the Accretive Health logo, AHtoAccess, AHtoCharge, AHtoContract, AHtoLink, AHtoPost, AHtoRemit, AHtoScribe, AHtoScribe Administrator, AHtoTrac, A2A, Charge Integrity Services, Medicaid Eligibility Hub, YBFU, Yield-Based Follow Up and other trademarks or service marks of Accretive Health appearing in this prospectus are the property of Accretive Health.

The Offering

Common stock offered by Accretive Health	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use approximately $ million of our net proceeds of this offering to pay the preferred stock liquidation preferences that will be paid in cash to the holders of our outstanding preferred stock concurrently with the conversion of such shares into shares of our common stock upon the closing of this offering. We intend to use the remainder of our net proceeds of this offering for general corporate purposes, which may include financing our growth, developing new services and funding capital expenditures, acquisitions and investments. We will not receive any proceeds from the shares sold by the selling stockholders. See “Use of Proceeds” for more information.

Risk Factors	You should read the “Risk Factors” section and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed New York Stock Exchange symbol	“AH”

The number of shares of our common stock to be outstanding after this offering is based on shares of common stock outstanding as of June 30, 2009 after giving effect to the assumptions in the following paragraph, and excludes:

•	833,334 shares of common stock issuable upon the exercise of warrants outstanding and exercisable as of June 30, 2009 at a weighted-average exercise price of $1.12 per share, which will remain outstanding after this offering if not exercised prior to this offering;

•	2,440,885 shares of common stock issuable upon the exercise of stock options outstanding and exercisable as of June 30, 2009 at a weighted-average exercise price of $21.59 per share, of which 1,054,930 shares with a weighted-average exercise price of $8.52 per share would be vested if purchased upon exercise of these options as of June 30, 2009;

•	173,828 shares of common stock available for future issuance under our equity compensation plans as of June 30, 2009; and

•	an additional shares of our common stock that will be made available for future issuance under our equity compensation plans upon the closing of this offering.

Except as otherwise noted, all information in this prospectus:

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares from us and the selling stockholders;

•	assumes that the shares to be sold in this offering are sold at the initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus;

•	gives effect to a -for-one split of our common stock to be effected prior to the closing of this offering;

•	gives effect to the automatic conversion of all outstanding shares of non-voting common stock into shares of voting common stock on a share-for-share basis upon the closing of this offering;

•	gives effect to the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering, assuming an initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus;

•	gives effect to our assumed issuance of shares of common stock upon exercise of warrants that will be cancelled if not exercised prior to this offering, assuming an initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus;

•	gives effect to our issuance of shares of common stock to Financial Technology Partners, LLC and/or FTP Securities, LLC, whom we collectively refer to as FT Partners, contemporaneously with the closing of this offering for financial advisory services in respect of this offering, assuming an initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus; and

•	gives effect to the restatement of our certificate of incorporation and amendment and restatement of our bylaws prior to the closing of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. The summary statements of operations for the three years ended December 31, 2008 are derived from our audited financial statements for the three years ended December 31, 2008 included elsewhere in this prospectus. The summary statements of operations for the six months ended June 30, 2008 and 2009 and the summary balance sheet data as of June 30, 2009 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. Our historical results for prior interim periods are not necessarily indicative of results to be expected for a full year or for any future period.

The pro forma balance sheet data as of June 30, 2009 give effect to (1) the automatic conversion of all outstanding shares of non-voting common stock into shares of common stock upon the closing of this offering, (2) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering and (3) the assumed issuance of           shares of common stock upon exercise of warrants that will be cancelled if not exercised prior to this offering. The pro forma as adjusted balance sheet data as of June 30, 2009 give effect to (1) the items described in the preceding sentence, (2) our issuance and sale of           shares of common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us and the application of the net proceeds therefrom as described in “Use of Proceeds”, and (3) our issuance of          shares of common stock to FT Partners contemporaneously with the closing of this offering, based on an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus.

You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

				Six Months Ended
	Fiscal Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands, except share and per share data)

Statement of Operations Data:
Net services revenue	$160,741	$240,725	$398,469	$187,261	$238,149
Costs of services	141,767	197,676	335,211	160,082	195,667

Operating margin	18,974	43,049	63,258	27,179	42,482

Operating expenses:
Infused management and technology	18,875	27,872	39,234	17,938	24,482
Selling, general and administrative	8,777	15,657	21,227	9,642	15,308

Total operating expenses	27,652	43,529	60,461	27,580	39,790

Income (loss) from operations	(8,678)	(480)	2,797	(401)	2,692
Interest income	1,359	1,710	710	433	83

Income (loss) before provision for (benefit from) income taxes	(7,319)	1,230	3,507	32	2,775

				Six Months Ended
	Fiscal Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands, except share and per share data)

Provision for (benefit from) income taxes	—	456	2,264	626	(2,439)

Net income (loss)	$(7,319)	$774	$1,243	$(594)	$5,214

Net income (loss) per common share:
Basic:	$(0.89)	$0.04	$(0.70)	$(0.06)	$0.25
Diluted:	(1.02)	0.03	(0.73)	(0.06)	0.21
Weighted-average shares used in computing net income (loss) per common share:
Basic:	6,611,975	8,410,226	9,214,916	9,160,187	9,337,812
Diluted:	6,611,975	10,296,011	9,214,916	9,160,187	11,492,646
Other Operating Data (unaudited):
Adjusted EBITDA(1)	$(7,125)	$6,842	$12,220	$4,620	$11,658

Net patient revenue under management (at period end) (in billions)	$4.1	$6.9	$9.1	$8.5	$11.9

	As of June 30, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$37,789
Working capital	4,114
Total assets	105,965
Total stockholders’ equity	$20,537

(1)	We define adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income and any other measure of financial performance calculated and presented in accordance with GAAP.

We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•	adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•	by comparing our adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

Our management uses adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.

We understand that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect share-based compensation expense;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA does not reflect net interest income (expense);

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To properly and prudently evaluate our business, we encourage you to review the GAAP financial statements included elsewhere in this prospectus, and not to rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of adjusted EBITDA to net income (loss), the most comparable GAAP measure:

				Six Months Ended
	Fiscal Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands)

Net income (loss)	$(7,319)	$774	$1,243	$(594)	$5,214
Net interest income(a)	(1,359)	(1,710)	(710)	(433)	(83)
Provision (benefit) for income taxes	—	456	2,264	626	(2,439)
Depreciation and amortization expense	626	1,307	2,540	920	1,882

EBITDA	$(8,052)	$827	$5,337	$519	4,574
Stock compensation expense(b)	844	934	3,551	1,021	2,977
Stock warrant expense(b)	83	5,081	3,332	3,080	4,107

Adjusted EBITDA	$(7,125)	$6,842	$12,220	$4,620	$11,658

 (a)  Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

 (b)  Stock compensation expense and stock warrant expense collectively represent the share-based compensation expense reflected in our financial statements. Of the amounts presented above, $83, $928, $921, $696 and $1,334 was classified as a reduction in net services revenue for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations or prospects and cause the value of our common stock to decline, which could cause you to lose all or part of your investment. When deciding whether to invest in our common stock, you should also refer to the other information in this prospectus, including our consolidated financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Risks Related to Our Business and Industry

We may not be able to maintain or increase our profitability, and our recent growth rates may not be indicative of our future growth rates.

We have been profitable on an annual basis only since the year ended December 31, 2007, and we incurred net losses in the quarters ended March 31, 2007, December 31, 2007, March 31, 2008, December 31, 2008 and March 31, 2009 and in the six months ended June 30, 2008. We may not succeed in maintaining our profitability on an annual basis and could incur quarterly or annual losses in future periods. We expect to incur additional operating expenses associated with being a public company and we intend to continue to increase our operating expenses as we grow our business. We also expect to continue to make investments in our proprietary technology applications, sales and marketing, infrastructure, facilities and other resources as we expand our operations, thus incurring additional costs. If our revenue does not increase to offset these increases in costs, our operating results would be negatively affected. You should not consider our historic revenue and net income growth rates as indicative of future growth rates. Accordingly, we cannot assure you that we will be able to maintain or increase our profitability in the future. Each of the risks described in this “Risk Factors” section, as well as other factors, may affect our future operating results and profitability. For example, factors that may affect our future operating results and profitability include:

•	the extent to which our service offerings achieve and maintain market acceptance;

•	the failure of our existing customers to renew their managed service contracts with us upon expiration;

•	the length of our sales, contracting and implementation cycles for new customers;

•	changes in customer procurement policies;

•	the financial condition of our current and potential customers;

•	the amount and timing of incentive payments we receive from our customers for increasing their revenue yield;

•	the amount and timing of reductions in our customers’ revenue cycle costs that we are able to achieve;

•	changes in the average maturity of our managed service contracts with customers;

•	our ability to hire and retain qualified personnel to meet the needs of our growing business;

•	technical difficulties or interruptions in our services;

•	the entry of new competitors and the introduction of superior or more economical service offerings by new or existing competitors;

•	changes in the regulatory environment related to healthcare and reimbursement for healthcare services;

•	regulatory compliance costs;

•	litigation involving our company, including related to our intellectual property;

•	departures of key personnel;

•	the timing, size and integration success of potential future acquisitions; and

•	changes in general economic, industry and market conditions.

Hospitals affiliated with Ascension Health currently account for a majority of our net services revenue, and we have several customers that have each accounted for 10% or more of our net services revenue in past fiscal periods. The termination of our master services agreement with Ascension Health, or any significant loss of business from our large customers, would have a material adverse effect on our business, results of operations and financial condition.

We are party to a master services agreement with Ascension Health pursuant to which we provide services to its affiliated hospitals that execute separate managed service contracts with us. Hospitals affiliated with Ascension Health have accounted for a majority of our net services revenue each year since our formation. In the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, aggregate revenue from hospitals affiliated with Ascension Health were $142.6 million, $214.2 million, $281.7 million, $136.7 million and $151.6 million, respectively, representing 88.7%, 89.0%, 70.7%, 73.0% and 63.6% of our total net services revenue, which is the term we use for our net services revenue, in such periods. In some fiscal periods, individual hospitals affiliated with Ascension Health have each accounted for 10% or more of our total net services revenue. In addition, another customer, which is not affiliated with Ascension Health, accounted for 11.5% of our total net services revenue in the six months ended June 30, 2008 and 10.6% of our total net services revenue in the year ended December 31, 2008 but less than 10% of our total net services revenue in the six months ended June 30, 2009.

All of our managed service contracts with hospitals affiliated with Ascension Health will expire on December 13, 2012 unless renewed. Pursuant to the master services agreement and the managed service contracts with hospitals affiliated with Ascension Health, our fees are subject to adjustment in the event quarterly cash collections at these hospitals deteriorate materially after we take over revenue cycle management operations. While these adjustments have never been triggered, if they were, our future fees from hospitals affiliated with Ascension Health would be reduced. In addition, any of our other customers, including hospitals affiliated with Ascension Health, can elect not to renew their managed service contracts with us upon expiration. We intend to seek renewal of all managed service contracts with our customers, but cannot assure you that all of them will be renewed or that the terms upon which they may be renewed will be as favorable to us as the terms of the initial managed service contracts.

Our inability to renew the managed service contracts with hospitals affiliated with Ascension Health, the termination of our master services agreement with Ascension Health, the loss of any of our other large customers or their failure to renew their managed service contracts with us upon expiration, or a reduction in the fees for our services for these customers would have a material adverse effect on our business, results of operations and financial condition.

Our master services agreement with Ascension Health requires us to offer to Ascension Health’s affiliated hospitals service fees that are at least as low as the fees we charge any other similarly situated customer receiving comparable services at comparable volumes, and the master services agreement includes other provisions that could impede or delay our ability to enter into managed service contracts with new customers.

Our master services agreement with Ascension Health requires us to offer to Ascension Health’s affiliated hospitals fees for our services that are at least as low as the fees we charge any other similarly-situated customer receiving comparable services at comparable volumes. If we were to offer another similarly-situated customer receiving a comparable volume of comparable services fees that are lower than the fees paid by hospitals affiliated with Ascension Health, we would be obligated to offer such lower fees to hospitals affiliated with Ascension Health, which could have a material adverse effect on our results of operations and financial condition. In addition, we are required to consult with Ascension Health’s affiliated hospitals before undertaking services for competitors identified by them in the managed service contracts they execute with us. In limited circumstances, we have also agreed not to enter into managed service contracts with an existing customer’s competitors without such customer’s consent. These obligations could impede or delay our ability to enter into managed service contracts with new customers.

The market for integrated, end-to-end revenue cycle solutions may develop more slowly than we expect, which could adversely affect our revenue and our ability to maintain or increase our profitability.

Our success depends, in part, on the willingness of hospitals, physicians and other healthcare providers to implement integrated, end-to-end revenue cycle solutions. Some hospitals may be reluctant or unwilling to implement our solution for a number of reasons, including failure to perceive the need for improved revenue cycle operations and lack of knowledge about the potential benefits our solution provides. Even if potential customers recognize the need for improved revenue cycle operations, they may not select an integrated, end-to-end revenue cycle solution such as ours because they previously have made investments in internally developed solutions and choose to continue to rely on their own internal revenue cycle management staff. As a result, the market for integrated, end-to-end revenue cycle solutions may develop more slowly than we expect, which could adversely affect our revenue and our ability to maintain or increase our profitability.

We operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenue, growth rates and market share.

The market for revenue cycle management solutions is highly competitive and we expect competition to intensify in the future. We face competition from the internal revenue cycle management staff of hospitals, as described above. We also compete with external participants in the revenue cycle market, including software-as-a-service or other technology-supported revenue cycle management business process outsourcing companies; traditional consultants; and information technology outsourcers. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, regulations or customer requirements. We may not be able to compete successfully with these companies, and these or other competitors may introduce technologies or services that render our technologies or services obsolete or less marketable. Even if our technologies and services are more effective than the offerings of our competitors, current or potential customers might prefer competitive technologies or services to our technologies and services. Increased competition is likely to result in pricing pressures, which could negatively impact our margins, growth rate or market share.

If we are unable to retain our existing customers, our financial condition will suffer.

Our success depends in part upon the retention of our customers, particularly Ascension Health and its affiliated hospitals. We derive our net services revenue primarily from managed service contracts pursuant to which we receive base fees and incentive payments. Customers can elect not to renew their managed service contracts with us upon expiration. If a managed service contract is not renewed or is terminated for any reason, we will not receive the payments we would have otherwise received over the life of contract. In addition, financial issues or other changes in customer circumstances, such as a customer change in control, may cause us or the customer to seek to modify or terminate a managed service contract, and either we or the customer may generally terminate a contract for material uncured breach by the other. If we breach a managed service contract or fail to perform in accordance with contractual service levels, we may also be liable to the customer for damages. Any of these events could adversely affect our business, financial condition, operating results and cash flows.

We face a variable selling cycle to secure new managed service contracts, making it difficult to predict the timing of specific new customer relationships.

We face a variable selling cycle, typically spanning six to twelve months, to secure a new managed service contract. Even if we succeed in developing a relationship with a potential new customer, we may not be successful in entering into a managed service contract with that customer. In addition, we cannot accurately predict the timing of entering into managed service contracts with new customers due to the complex procurement decision processes of most healthcare providers, which often involves high-level or committee approvals. Consequently, we have only a limited ability to predict the timing of specific new customer relationships.

Delayed or unsuccessful implementation of our technologies or services with our customers or implementation costs that exceed our expectations may harm our financial results.

To implement our solution, we utilize the customer’s existing revenue cycle management and staff and layer our proprietary technology tools on top of the customer’s existing patient accounting system. Each customer’s situation is different, and unanticipated difficulties and delays may arise. If the implementation process is not executed successfully or is delayed, our relationship with the customer may be adversely affected and our results of operations could suffer. Implementation of our solution also requires us to integrate our own employees into the customer’s operations. The customer’s circumstances may require us to devote a larger number of our employees than anticipated, which could increase our costs and harm our financial results.

Our quarterly results of operations may fluctuate as a result of factors that may impact our incentive and base fees, some of which may be outside of our control.

We recognize base fee revenue on a straight-line basis over the life of the managed service contract. Base fees for contracts which are received in advance of services delivered are classified as deferred revenue until services have been provided. Our managed service contracts generally allow for adjustments to the base fee. Adjustments typically occur at 90, 180 or 360 days after the contract commences, but can also occur at subsequent dates as a result of factors including changes to the scope of operations and internal and external audits. In addition, our fees from hospitals affiliated with Ascension Health are subject to adjustment in the event quarterly cash collections at these hospitals deteriorate materially after we take over revenue cycle management operations. While these adjustments have never been triggered, if they were, our future fees from hospitals affiliated with Ascension Health would be reduced. Further, estimates of the incentive payments we have earned from providing services to customers in prior periods could change because the laws, regulations, instructions, payor contracts and rule interpretations governing how our customers receive payments from payors are complex and change frequently. All adjustments, the timing of which are often dependent on factors outside of our control and which can increase or decrease our revenue and operating margin, are recorded in the period the changes are known and collectibility is reasonably assured. Any such adjustments may cause our quarter-to-quarter results of operations to fluctuate.

If we lose key personnel or if we are unable to attract, hire, integrate and retain key personnel and other necessary employees, our business would be harmed.

Our future success depends in part on our ability to attract, hire, integrate and retain key personnel. Our future success also depends on the continued contributions of our executive officers and other key personnel, each of whom may be difficult to replace. In particular, Mary A. Tolan, our president and chief executive officer, is critical to the management of our business and operations and the development of our strategic direction. The loss of services of Ms. Tolan or any of our other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business. The replacement of any of these key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. Competition for the caliber and number of employees we require is intense. We may face difficulty identifying and hiring qualified personnel at compensation levels consistent with our existing compensation and salary structure. In addition, we invest significant time and expense in training each of our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring, integrating and training their replacements and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business.

If we fail to manage future growth effectively, our business would be harmed.

We have expanded our operations significantly since inception and anticipate expanding further. For example, our net services revenue increased from $16.2 million in 2004 to $398.5 million in 2008, and the number of our full-time employees increased from two at January 1, 2004 to 1,305 as of June 30, 2009. This growth has placed significant demands on our management, infrastructure and other resources. To manage future growth, we will need to hire, integrate and retain highly skilled and motivated employees. We will also need to continue to improve our financial and management controls, reporting systems and procedures. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality service offerings.

Disruptions in service or damage to our data centers and shared services centers could adversely affect our business.

Our data centers and shared services centers are essential to our business. Our operations depend on our ability to operate our shared service centers, and to maintain and protect our applications, which are located in data centers that are operated for us by third parties. We cannot control or assure the continued or uninterrupted availability of these third party data centers. In addition, our information technologies and systems, as well as our data centers and shared services centers, are vulnerable to damage or interruption from various causes, including (i) acts of God and other natural disasters, war and acts of terrorism and (ii) power losses, computer systems failures, Internet and telecommunications or data network failures, operator error, losses of and corruption of data and similar events. We conduct business continuity planning and maintain insurance against fires, floods, other natural disasters and general business interruptions to mitigate the adverse effects of a disruption, relocation or change in operating environment at one of our data centers or shared services centers, but the situations we plan for and the amount of insurance coverage we maintain may not be adequate in any particular case. In addition, the occurrence of any of these events could result in interruptions, delays or cessations in service to our customers, or in interruptions, delays or cessations in the direct connections we establish between our customers and third-party payors. Any of these events could impair or prohibit our ability to provide our services, reduce the attractiveness of our services to current or potential customers and adversely impact our financial condition and results of operations.

In addition, despite the implementation of security measures, our infrastructure, data centers, shared services centers or systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks or other attacks by third parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. Any of these can cause system failure, including network, software or hardware failure, which can result in service disruptions. As a result, we may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by such breaches.

If our security measures are breached or fail and unauthorized access is obtained to a customer’s data, our service may be perceived as not being secure, the attractiveness of our services to current or potential customers may be reduced, and we may incur significant liabilities.

Our services involve the storage and transmission of customers’ proprietary information and protected health, financial, payment and other personal information of patients. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information, and because of the sensitivity of this information, the effectiveness of such security efforts is very important. The systems currently used for transmission and approval of credit card transactions, and the technology utilized in credit cards themselves, all of which can put credit card data at risk, are determined and controlled by the payment card industry, not by us. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, someone may be able to obtain unauthorized access to customer or patient data. Improper activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our computer systems. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, and we may be unable to anticipate these techniques or to implement adequate preventive measures. Our security measures may not be effective in preventing these types of activities, and the security measures of our third-party data centers and service providers may not be adequate. If a breach of our security occurs, we could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed and we could lose current or potential customers.

We may be liable to our customers or third parties if we make errors in providing our services, and our anticipated net services revenue may be lower if we provide poor service.

The services we offer are complex, and we make errors from time to time. Errors can result from the interface of our proprietary technology tools and a customer’s existing patient accounting system, or we may make human errors in any aspect of our service offerings. The costs incurred in correcting any material errors may be substantial and could adversely affect our operating results. Our customers, or third parties such as our customers’ patients, may assert claims against us alleging that they suffered damages due to our errors, and such claims could subject us to significant legal defense costs and adverse publicity regardless of the merits or eventual outcome of such claims. In addition, if we provide poor service to a customer and the customer therefore realizes less improvement in revenue yield, the incentive fee payments to us from that customer will be lower than anticipated.

We offer our services in many jurisdictions and, therefore, may be subject to state and local taxes that could harm our business or that we may have inadvertently failed to pay.

We may lose sales or incur significant costs should various tax jurisdictions be successful in imposing taxes on a broader range of services. Imposition of such taxes on our services could result in substantial unplanned costs, would effectively increase the cost of such services to our customers and may adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed. For example, in 2008 Michigan began to impose a tax based on gross receipts in addition to tax based on net income. For the year ended December 31, 2008, we recorded a tax provision of $2.3 million, of which $1.2 million was attributable to the Michigan gross receipts tax.

Our growing operations in India expose us to risks that could have an adverse effect on our costs of operations.

We employ a significant number of persons in India and expect to continue to add personnel in India. While there are cost advantages to operating in India, significant growth in the technology sector in India has increased competition to attract and retain skilled employees and has led to a commensurate increase in compensation costs. In the future, we may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure in India. In addition, our reliance on a workforce in India exposes us to disruptions in the business, political and economic environment in that region. Maintenance of a stable political environment is important to our operations, and terrorist attacks and acts of violence or war may directly affect our physical facilities and workforce or contribute to general instability. Our operations in India require us to comply with local laws and regulatory requirements, which are complex and of which we may not always be aware, and expose us to foreign currency exchange rate risk. Our Indian operations may also subject us to trade restrictions, reduced or inadequate protection for intellectual property rights, security breaches and other factors that may adversely affect our business. Negative developments in any of these areas could increase our costs of operations or otherwise harm our business.

Negative public perception in the United States regarding offshore outsourcing and proposed legislation may increase the cost of delivering our services.

Offshore outsourcing is a politically sensitive topic in the United States. For example, various organizations and public figures in the United States have expressed concern about a perceived association between offshore outsourcing providers and the loss of jobs in the United States. In addition, there has been recent publicity about the negative experience of certain companies that use offshore outsourcing, particularly in India. Current or prospective customers may elect to perform such services themselves or may be discouraged from transferring these services from onshore to offshore providers to avoid negative perceptions that may be associated with using an offshore provider. Any slowdown or reversal of existing industry trends towards offshore outsourcing would increase the cost of delivering our services if we had to relocate aspects of our services from India to the United States where operating costs are higher.

Legislation in the United States may be enacted that is intended to discourage or restrict offshore outsourcing. In the United States, federal and state legislation has been proposed, and enacted in several states, that could restrict or discourage U.S. companies from outsourcing their services to companies outside the United States. For example, legislation has been proposed that would require offshore providers to identify where they are located. In addition, legislation has been enacted in at least one state that requires that state contracts for services be performed within the United States, while several other states provide a preference to state contracts that are performed within the state. It is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts, or that receive government funding or reimbursement, such as Medicare or Medicaid payments, from outsourcing their services to offshore service providers. Any changes to existing laws or the enactment of new legislation restricting offshore outsourcing in the United States may adversely affect our ability to do business, particularly if these changes are widespread, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our business, operating results or financial condition.

Although we currently have no business acquisitions pending or planned, we may pursue acquisition opportunities in the future. We have limited experience consummating acquisitions, and therefore our ability as an organization to make acquisitions is unproven. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, or such acquisitions may be viewed negatively by customers, financial markets or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses or adversely affect our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, operating results and financial condition.

Regulatory Risks

The healthcare industry is heavily regulated. Our failure to comply with regulatory requirements could create liability for us, result in adverse publicity and negatively affect our business.

The healthcare industry is heavily regulated and is subject to changing political, legislative, regulatory and other influences. Many healthcare laws are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the services that we provide. We believe we have structured our operations to comply with all material legal requirements that are applicable to us, but there can be no assurance that our operations will not be challenged or adversely affected by enforcement initiatives. Our failure to accurately anticipate the application of these laws and regulations to our business, or any other failure to comply with regulatory requirements, could create liability for us, result in adverse publicity and negatively affect our business. Federal and state legislatures and agencies periodically consider proposals to revise aspects of the healthcare industry or to revise or create additional statutory and regulatory requirements. Such proposals, if implemented, could impact our operations, the use of our services and our ability to market new services, or could create unexpected liabilities for us. We are unable to predict what changes to laws or regulations might be made in the future or how those changes could affect our business or our operating costs.

Developments in the healthcare industry, including national healthcare reform, could adversely affect our business.

The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. The timing and impact of developments in the healthcare industry are difficult to predict. We cannot be sure that the markets for our services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

National healthcare reform is currently a major policy issue at the federal level. The Obama administration has made healthcare reform a priority, and legislative proposals are currently being debated by Congress. Some of the underlying themes of current reform proposals — quality and cost, uninsured coverage and healthcare information technology — are broadly targeted to drive greater efficiency in the U.S. healthcare system by, among other things, rewarding quality and coordination of care and promoting broader adoption of electronic medical records.

Although it is impossible to predict what healthcare reform legislation, if any, will be enacted, proposals currently being debated could have adverse consequences for the hospitals we serve and for us. Healthcare reform could, for example, result in additional or costly legal and regulatory requirements that are applicable to us and our customers, encourage more companies to enter our market, provide advantages to our competitors and result in the development of solutions that compete with ours. In addition, healthcare reform could result in an increase to the number or scope of federal or state charity care programs or community benefits programs, which may adversely affect our claim collection and recovery efforts.

If a breach of our measures protecting personal data covered by the Health Insurance Portability and Accountability Act or Health Information Technology for Economic and Clinical Health Act occurs, we may incur significant liabilities.

The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued under it, which we refer to collectively as HIPAA, contain substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. Under HIPAA, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf. In February 2009 HIPAA was amended by the Health Information Technology for Economic and Clinical Health, or HITECH, Act to add provisions that will, beginning in 2010, impose certain of the HIPAA privacy and security requirements directly upon business associates of covered entities. When new regulations take effect in late 2009, both covered entities and their business associates will be required to notify individuals and government authorities of data security breaches involving unsecured protected health information. We may be viewed as a business associate of a covered entity under HIPAA and the HITECH Act. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with applicable laws and regulations regarding the protection of this data and properly responding to any security incidents. A knowing breach of the HITECH Act’s requirements could expose us to criminal liability. A breach of our safeguards and processes that is not due to reasonable cause or involves willful neglect could expose us to civil penalties and the possibility of civil litigation.

If we fail to comply with federal and state laws governing submission of false or fraudulent claims to government healthcare programs and financial relationships among healthcare providers, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

A number of federal and state laws, including anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims, apply to healthcare providers, physicians and others that make, offer, seek or receive referrals or payments for products or services that may be paid for through any federal or state healthcare program and, in some instances, any private program. These laws are complex and their application to our specific services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other healthcare reimbursement laws and rules. From time to time, participants in the healthcare industry receive inquiries or subpoenas to produce documents in connection with government investigations. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted by these efforts. Furthermore, if we are found to be in violation of any federal or state fraud and abuse laws, we could be subject to civil and criminal penalties, and we could be excluded from participating in federal and state healthcare programs such as Medicare and Medicaid. The occurrence of any of these events could give our customers the right to terminate our managed service contracts with them and result in significant harm to our business and financial condition.

The federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to induce referrals, and some of these state laws are applicable to all patients regardless of whether the patient is covered under a governmental health program or private health plan. We evaluate our business relationships and activities to comply with the federal anti-kickback statute and similar laws, and we seek to structure our financial arrangements in a manner that is consistent with the requirements of applicable safe harbors to these laws. We cannot assure you, however, that our arrangements will be protected by such safe harbors or that such increased enforcement activities will not directly or indirectly have an adverse effect on our business financial condition or results of operations. Any determination by a federal or state agency that any of our activities or those of our vendors or customers violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, could disqualify us from providing services to healthcare providers doing business with government programs, could give our customers the right to terminate our managed service contracts with them and, thus, could have a material adverse effect on our business and results of operations.

There are also numerous federal and state laws that forbid submission of false information or the failure to disclose information in connection with the submission and payment of physician claims for reimbursement. In particular, the federal False Claims Act, or the FCA, prohibits a person from knowingly presenting or causing to be presented a false or fraudulent claim for payment or approval by an officer, employee or agent of the United States. In addition, the FCA prohibits a person from knowingly making, using, or causing to be made or used a false record or statement material to such a claim. Violations of the FCA may result in treble damages, significant monetary penalties, and other collateral consequences including, potentially, exclusion from participation in federally funded health care programs. The scope and implications of the recent amendments pursuant to the Fraud Enforcement and Recovery Act of 2009, or FERA, have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Errors created by our proprietary tools or services that relate to entry, formatting, preparation or transmission of claim or cost report information may be determined or alleged to be in violation of these laws and regulations. Any failure of our proprietary tools or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, invalidate all or portions of some of our managed service contracts with our customers, require us to change or terminate some portions of our business, require us to refund portions of our base fee revenues and incentive payment revenues, cause us to be disqualified from serving customers doing business with government payers, and give our customers the right to terminate our managed service contracts with them, any one of which could have an adverse effect on our business.

Our failure to comply with debt collection and consumer credit reporting regulations could subject us to fines and other liabilities, which could harm our reputation and business.

The U.S. Fair Debt Collection Practices Act, or FDCPA, regulates persons who regularly collect or attempt to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. Certain of our accounts receivable activities may be subject to the FDCPA. Many states impose additional requirements on debt collection communications, and some of those requirements may be more stringent than the comparable federal requirements. Moreover, regulations governing debt collection are subject to changing interpretations that may be inconsistent among different jurisdictions. We are also subject to the Fair Credit Reporting Act, or FCRA, which regulates consumer credit reporting and which may impose liability on us to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. We could incur costs or could be subject to fines or other penalties under the FCRA if the Federal Trade Commission determines that we have mishandled protected information. We or our customers could be required to report such breaches to affected consumers or regulatory authorities, leading to disclosures that could damage our reputation or harm our business, financial position and operating results.

Potential additional regulation of the disclosure of health information outside the United States may increase our costs.

Federal or state governmental authorities may impose additional data security standards or additional privacy or other restrictions on the collection, use, transmission and other disclosures of health information. Legislation has been proposed at various times at both the federal and the state levels that would limit, forbid or regulate the use or transmission of medical information pertaining to U.S. patients outside of the United States. Such legislation, if adopted, may render our operations in India impracticable or substantially more expensive. Moving such operations to the United States may involve substantial delay in implementation and increased costs.

Risks Related to Intellectual Property

We may be unable to adequately protect our intellectual property.

Our success depends, in part, upon our ability to establish, protect and enforce our intellectual property and other proprietary rights. If we fail to establish or protect our intellectual property rights, we may lose an important advantage in the market in which we compete. We rely upon a combination of trademark, copyright and trade secret law and contractual terms and conditions to protect our intellectual property rights, all of which provide only limited protection. We cannot assure you that our intellectual property rights are sufficient to protect our competitive advantages. Although we have filed four patent applications, we cannot assure you that any patents will issue from these applications in a manner that gives us the protection that we seek, or that any future patents issued to us will not be challenged, invalidated or circumvented. Legal standards relating to the validity, enforceability and scope of protection of patents are uncertain. Any patents that may issue in the future from pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any trademark registrations will be issued for pending or future applications or that any of our trademarks will be enforceable or provide adequate protection of our proprietary rights.

We also rely in some circumstances on trade secrets to protect our technology. Trade secrets may lose their value if not properly protected. We endeavor to enter into non-disclosure agreements with our employees, customers, contractors and business partners to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use of our technology, and adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets and proprietary technology. Moreover, others may reverse engineer or independently develop technologies that are competitive to ours or infringe our intellectual property.

Accordingly, despite our efforts, we may be unable to prevent third parties from infringing or misappropriating our intellectual property and using our technology for their competitive advantage. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations and financial condition. Monitoring infringement of our intellectual property rights can be difficult and costly, and enforcement of our intellectual property rights may require us to bring legal actions against infringers. Infringement actions are inherently uncertain and therefore may not be successful, even when our rights have been infringed, and even if successful may require a substantial amount of resources and divert our management’s attention.

Claims by others that we infringe their intellectual property could force us to incur significant costs or revise the way we conduct our business.

Our competitors protect their intellectual property rights by means such as patents, trade secrets, copyrights and trademarks. We have not conducted an independent review of patents issued to third parties. Additionally, because patent applications in the United States and many other jurisdictions are kept confidential for 18 months before they are published, we may be unaware of pending patent applications that relate to our proprietary technology. Although we have not been involved in any litigation related to intellectual property rights of others, from time to time we receive letters from other parties alleging, or inquiring about, possible breaches of their intellectual property rights. Any party asserting that we infringe its proprietary rights would force us to defend ourselves, and possibly our customers, against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights or interruption or cessation of our operations. The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, the risk of such a lawsuit will likely increase as our size and scope of our services and technology platforms increase, as our geographic presence and market share expand and as the number of competitors in our market increases. Any such claims or litigation could:

•	be time-consuming and expensive to defend, whether meritorious or not;

•	require us to stop providing the services that use the technology that infringes the other party’s intellectual property;

•	divert the attention of our technical and managerial resources;

•	require us to enter into royalty or licensing agreements with third parties, which may not be available on terms that we deem acceptable, if at all;

•	prevent us from operating all or a portion of our business or force us to redesign our services and technology platforms, which could be difficult and expensive and may make the performance or value of our service offerings less attractive;

•	subject us to significant liability for damages or result in significant settlement payments; or

•	require us to indemnify our customers as we are required by contract to indemnify some of our customers for certain claims based upon the infringement or alleged infringement of any third party’s intellectual property rights resulting from our customers’ use of our intellectual property.

Intellectual property litigation can be costly. Even if we prevail, the cost of such litigation could deplete our financial resources. Litigation is also time-consuming and could divert management’s attention and resources away from our business. Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could significantly limit our ability to continue our operations and could harm our relationships with current and prospective customers. Any of the foregoing could disrupt our business and have a material adverse effect on our operating results and financial condition.

Risks Related to this Offering and Ownership of Shares of Our Common Stock

The trading price of our common stock is likely to be volatile, and you may not be able to sell your shares at or above the initial public offering price.

Our common stock has no prior trading history, and an active public market for these shares may not develop or be sustained after this offering. The initial public offering price for our common stock will be determined through negotiations with the representatives of the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors. In addition to the risks described in this section, factors that may cause the market price of our common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions.

In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations.

Some companies that have had volatile market prices for their securities have had securities class actions filed against them. If a suit were filed against us, regardless of its merits or outcome, it would likely result in substantial costs and divert management’s attention and resources. This could have a material adverse effect on our business, operating results and financial condition.

Our securities have no prior market and our stock price may decline after the offering.

Prior to this offering, there has been no public market for shares of our common stock. Although we intend to apply to have our common stock listed on the New York Stock Exchange, an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. For example, the New York Stock Exchange imposes certain securities trading requirements, including minimum trading price, minimum number of stockholders and minimum market capitalization. Our company and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering. As a result, you could lose all or part of your investment.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the contractual lock-up agreements described below expire and other restrictions on resale lapse, the trading price of our common stock could decline below the initial public offering price. Based on shares outstanding as of June 30, 2009, upon the closing of this offering, we will have outstanding           shares of common stock. Of these shares,           shares of common stock will be eligible for sale in the public market and           shares of common stock will be subject to a 180-day contractual lock-up with the underwriters. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, acting as representatives of the underwriters, may permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements. Upon expiration of the contractual lock-up agreements with the underwriters, and based on shares outstanding as of June 30, 2009, an additional           shares will be eligible for sale in the public market.

Some of our existing stockholders have demand and incidental registration rights to require us to register with the SEC up to           shares of our common stock. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market.

See “Shares Eligible for Future Sale” for further details regarding the number of shares eligible for sale in the public market after this offering.

Insiders will continue to have substantial control over us after this offering and will be able to determine substantially all matters requiring stockholder approval.

Upon the closing of this offering, our directors and executive officers and their affiliates will beneficially own, in the aggregate, approximately     % of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares. As a result, these stockholders will be able to determine substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third-party from acquiring control over us. For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, see “Principal and Selling Stockholders”.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance matters.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to compliance with our public company obligations. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, commencing with our fiscal year ending December 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. Preparing for compliance with Section 404 will require us to strengthen our internal controls, improve our processes and systems for financial reporting and internal controls, and hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the New York Stock Exchange, the SEC or other regulatory authorities, which would require additional financial and management resources.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain widespread research coverage by securities and industry analysts. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

You will experience substantial dilution as a result of this offering and future equity issuances.

The initial public offering price per share is substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate substantial dilution of $      per share. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, if the underwriters exercise their option to purchase additional shares, if outstanding warrants to purchase our common stock are exercised, or if we issue additional equity securities, you will experience additional dilution.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our restated certificate of incorporation and amended and restated bylaws, which will be in effect prior to the closing of this offering:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	require supermajority stockholder voting to effect certain amendments to our restated certificate of incorporation and amended and restated bylaws.

For additional information regarding these and other anti-takeover provisions, see “Description of Capital Stock — Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law”.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, which may include financing our growth, developing new services and funding capital expenditures, acquisitions and investments. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future following the closing of this offering.

Although we paid a cash dividend on our capital stock in July 2008 and declared another cash dividend on our capital stock in August 2009, we do not expect to pay cash dividends on our common stock in the foreseeable future following the closing of this offering. Any future dividend payments will be within the absolute discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, capital requirements, capital expenditure requirements, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock. See “Dividend Policy”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to attract and retain customers;

•	our financial performance;

•	the advantages of our solution as compared to those of others;

•	our new quality/cost service initiative;

•	our ability to establish and maintain intellectual property rights;

•	our ability to retain and hire necessary employees and appropriately staff our operations; and

•	our estimates regarding capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. Industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $      million, or $      million if the underwriters exercise their option to purchase additional shares in full, based on an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, and after deducting the estimated underwriting discount and offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

A $1.00 increase (decrease) in the assumed initial public offering price of $      , the midpoint of the estimated price range shown on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $      million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

We intend to use approximately $      million of our net proceeds of this offering to pay the preferred stock liquidation preferences that will be paid in cash to the holders of our outstanding preferred stock concurrently with the conversion of such shares into shares of our common stock upon the closing of this offering. We intend to use the remainder of our net proceeds of this offering for general corporate purposes, which may include financing our growth, developing new services and funding capital expenditures, acquisitions and investments. In addition, the other principal purposes for this offering are to:

•	increase our visibility in the markets we serve;

•	strengthen our balance sheet and increase the likelihood that we remain debt-free;

•	create a public market for our common stock;

•	facilitate our future access to the public capital markets;

•	provide liquidity for our existing stockholders;

•	improve the effectiveness of our equity compensation plans in attracting and retaining key employees; and

•	enhance our ability to acquire complementary businesses or technologies.

Except for the preferred stock liquidation preference payments described above, we have not yet determined with any certainty the manner in which we will allocate our net proceeds. Our management will retain broad discretion in the allocation and use of our net proceeds of this offering. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. For example, if we were to expand our operations more rapidly than anticipated by our current plans, a greater portion of the proceeds would likely be used for the development or enhancement of our proprietary technologies. Alternatively, if we were to engage in an acquisition that required a significant cash outlay, some or all of the proceeds might be used for that purpose.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any material investments. We cannot assure you that we will make any acquisitions or investments in the future.

Pending specific utilization of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities.

DIVIDEND POLICY

We paid a cash dividend in the aggregate amount of $15.0 million, or $0.7203 per common-equivalent share, to holders of record as of July 11, 2008 of our common stock and preferred stock. In August 2009, we declared an additional cash dividend in the aggregate amount of $15.0 million, or $0.72 per common-equivalent share, to holders of record as of September 1, 2009 of our common stock and preferred stock. Approximately $13 million of this dividend is being paid in September 2009 and the balance in October 2009.

We currently intend to retain earnings, if any, to finance the growth and development of our business, and we do not expect to pay any cash dividends on our common stock in the foreseeable future following the closing of this offering. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law, and other factors the board deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009:

•	on an actual basis;

•	on a pro forma basis to reflect (1) the -for-one split of our common stock to be effected prior to the closing of this offering, (2) the automatic conversion of all outstanding shares of non-voting common stock into shares of common stock upon the closing of this offering, (3) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering and (4) the assumed issuance of shares of common stock upon exercise of warrants that will be cancelled if not exercised prior to this offering.

•	on a pro forma as adjusted basis to reflect (1) the items described in the preceding bullet, (2) the filing of our restated certificate of incorporation prior to the closing of this offering, (3) our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us and the application of the net proceeds therefrom as described in “Use of Proceeds”, and (4) our issuance of shares of common stock to FT Partners contemporaneously with the closing of this offering, based on an assumed initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus.

You should read this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

	June 30, 2009
			Pro forma
	Actual	Pro forma	as adjusted
	(Unaudited)
	(In thousands, except share and per share amounts)

Cash and cash equivalents	$37,789
Stockholders’ equity:
Convertible preferred stock, $0.01 par value; 1,350,000 shares authorized and issuable in series, 1,299,541 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	13	—	—

Preferred stock, $0.01 par value; no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—

Common stock, $0.01 par value:
Common stock, 17,500,000 shares authorized, 8,178,119 shares issued and outstanding, actual; 17,500,000 shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	82

	June 30, 2009
				Pro forma
	Actual	Pro forma		as adjusted
	(Unaudited)
	(In thousands, except share and per share amounts)

Non-voting common stock, 8,000,000 shares authorized, 1,321,857 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	13		—	—

Additional paid-in capital	45,773
Non-executive employee loans for stock option exercises	(230)
Accumulated deficit	(24,887)
Cumulative translation adjustment	(227)

Total stockholders’ equity	20,537

Total capitalization	$58,326	$		$

A $1.00 increase (decrease) in the assumed initial public offering price of $      , the midpoint of the estimated price range shown on the cover of this prospectus, would increase (decrease) each of additional paid-in capital and total stockholders’ equity in the pro forma as adjusted column by $      million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

The table above is based on the number of shares of common stock outstanding as of June 30, 2009, and excludes:

•	833,334 shares of common stock issuable upon the exercise of warrants outstanding and exercisable as of June 30, 2009 at a weighted-average exercise price of $1.12 per share, which will remain outstanding after this offering if not exercised prior to this offering;

•	2,440,885 shares of common stock issuable upon the exercise of stock options outstanding and exercisable as of June 30, 2009 at a weighted-average exercise price of $21.59 per share, of which 1,054,930 shares with a weighted-average exercise price of $8.52 per share would be vested if purchased upon exercise of these options as of June 30, 2009;

•	173,828 shares of common stock available for future issuance under our equity compensation plans as of June 30, 2009; and

•	an additional shares of our common stock that will be made available for future issuance under our equity compensation plans upon the closing of this offering.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share you will pay in this offering and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma historical net tangible book value as of June 30, 2009 was $      million, or $      per share of common stock. Our pro forma net tangible book value per share set forth below represents our total tangible assets less total liabilities and convertible preferred stock, divided by the number of shares of our common stock outstanding on June 30, 2009, after giving effect to (1) the     -for-one split of our common stock to be effected prior to the closing of this offering, (2) the automatic conversion of all outstanding shares of non-voting common stock into shares of common stock upon the closing of this offering, (3) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock immediately prior to the closing of this offering and (4) the assumed issuance of           shares of common stock upon exercise of warrants that will be cancelled if not exercised prior to this offering.

After giving effect to our issuance and sale of           shares of common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us, the pro forma as adjusted net tangible book value as of June 30, 2009 would have been $      million, or $      per share. This represents an immediate increase in net tangible book value to existing stockholders of $      per share. Accordingly, new investors who purchase shares of common stock in this offering will suffer an immediate dilution of their investment of $      per share. The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering without giving effect to the option to purchase additional shares granted to the underwriters:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of June 30, 2009
Increase per share attributable to sale of shares of common stock in this offering

Pro forma as adjusted net tangible book value per share after the offering

Dilution per share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, would increase (decrease) the net tangible book value by $      million, the net tangible book value per share after this offering by $      per share and the dilution in net tangible book value per share to investors in this offering by $      per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value will increase to $      per share, representing an immediate increase to existing stockholders of $      per share and an immediate dilution of $      per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, you will experience further dilution.

The following table summarizes, on a pro forma basis as of June 30, 2009, the differences between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, before the deduction of the estimated underwriting discount and offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price
	Number	%		Amount	%		Per Share
(In thousands)

Existing stockholders			%	$		%	$
New investors							$

Total		100%			$100%

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of June 30, 2009 after giving effect to (1) the     -for-one split of our common stock to be effected prior to the closing of this offering, (2) the automatic conversion of all outstanding shares of non-voting common stock into shares of common stock upon the closing of this offering, (3) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock and (4) the assumed issuance of          shares of common stock upon exercise of warrants that will be cancelled if not exercised prior to this offering, and excludes:

•	833,334 shares of common stock issuable upon the exercise of warrants outstanding and exercisable as of June 30, 2009 at a weighted-average exercise price of $1.12 per share, which will remain outstanding after this offering if not exercised prior to this offering;

•	2,440,885 shares of common stock issuable upon the exercise of stock options outstanding and exercisable as of June 30, 2009 at a weighted-average exercise price of $21.59 per share, of which 1,054,930 shares with a weighted-average exercise price of $8.52 per share would be vested if purchased upon exercise of these options as of June 30, 2009;

•	173,828 shares of common stock available for future issuance under our equity compensation plans as of June 30, 2009; and

•	an additional shares of our common stock that will be made available for future issuance under our equity compensation plans upon the closing of this offering.

The sale of           shares of common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to          , or     % of the total shares outstanding, and will increase the number of shares held by new investors to          , or          % of the total shares outstanding. If the underwriters exercise their option to purchase additional shares in full, the shares held by existing stockholders will further decrease to          , or     % of the total shares outstanding, and the number of shares held by new investors will further increase to          , or     % of the total shares outstanding.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read the following selected consolidated financial data in conjunction with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

We derived the statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the balance sheet data as of December 31, 2007 and 2008 from our audited consolidated financial statements, which are included in this prospectus. We derived the statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2004, 2005 and 2006 from our audited consolidated financial statements, which are not included in this prospectus. We derived the consolidated financial data for the six months ended June 30, 2008 and 2009 and as of June 30, 2009 from our unaudited consolidated financial statements, which are included in this prospectus. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal recurring adjustments and accruals, necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results to be expected for a full year or any future period.

						Six Months Ended
	Fiscal Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)
	(In thousands, except share and per share data)

Statement of Operations Data:
Net services revenue	$16,199	$111,201	$160,741	$240,725	$398,469	$187,261	$238,149
Costs of services	16,098	97,120	141,767	197,676	335,211	160,082	195,667

Operating margin	101	14,081	18,974	43,049	63,258	27,179	42,482

Operating expenses:
Infused management and technology	2,082	13,037	18,875	27,872	39,234	17,938	24,482
Selling, general and administrative	4,629	4,230	8,777	15,657	21,227	9,642	15,308

Total operating expenses	6,711	17,267	27,652	43,529	60,461	27,580	39,790

Income (loss) from operations	(6,610)	(3,186)	(8,678)	(480)	2,797	(401)	2,692
Interest income	379	626	1,359	1,710	710	433	83

Income (loss) before provision for (benefit from) income taxes	(6,231)	(2,560)	(7,319)	1,230	3,507	32	2,775
Provision for (benefit from) income taxes	—	105	—	456	2,264	626	(2,439)

Net income (loss)	$(6,231)	$(2,666)	$(7,319)	$774	$1,243	$(594)	$5,214

Net income (loss) per common share:
Basic:	$(1.41)	$(0.15)	$(0.89)	$0.04	$(0.70)	$(0.06)	$0.25
Diluted:	(6.82)	(0.16)	(1.02)	0.03	(0.73)	(0.06)	0.21

						Six Months Ended
	Fiscal Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)
	(In thousands, except share and per share data)

Weighted-average shares used in computing net income (loss) per common share:
Basic:	522,733	4,935,104	6,611,975	8,410,226	9,214,916	9,160,187	9,337,812
Diluted:	522,733	4,935,104	6,611,975	10,296,011	9,214,916	9,160,187	11,492,646
Other Operating Data (unaudited):
Adjusted EBITDA(1)	$(5,754)	$(2,075)	$(7,125)	$6,842	$12,220	$4,620	$11,658

Net patient revenue under management (at period end) (in billions)	$2.1	$2.4	$4.1	$6.9	$9.1	$8.5	$11.9

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2009
						(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$12,925	$17,558	$20,782	$34,745	$51,656	$37,789
Working capital	4,494	7,817	(2,445)	8,010	(3,453)	4,114
Total assets	13,486	19,064	27,333	60,858	86,904	105,965
Total stockholders’ equity	$4,603	$8,535	$3,165	$15,910	$7,923	$20,537

(1)	We define adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income and any other measure of financial performance calculated and presented in accordance with GAAP.

We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•	adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•	by comparing our adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

Our management uses adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.

We understand that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect share-based compensation expense;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA does not reflect net interest income (expense);

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To properly and prudently evaluate our business, we encourage you to review the GAAP financial statements included elsewhere in this prospectus, and not to rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of adjusted EBITDA to net income (loss), the most comparable GAAP measure:

						Six Months Ended
	Fiscal Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)
	(In thousands)

Net income (loss)	$(6,231)	$(2,666)	$(7,319)	$774	$1,243	$(594)	$5,214
Net interest income(a)	(379)	(626)	(1,359)	(1,710)	(710)	(433)	(83)
Provision (benefit) for income taxes	—	105	—	456	2,264	626	(2,439)
Depreciation and amortization expense	22	99	626	1,307	2,540	920	1,882

EBITDA	$(6,588)	$(3,088)	$(8,052)	$827	$5,337	$519	4,574
Stock compensation expense(b)	—	—	844	934	3,551	1,021	2,977
Stock warrant expense(b)	834	1,013	83	5,081	3,332	3,080	4,107

Adjusted EBITDA	$(5,754)	$(2,075)	$(7,125)	$6,842	$12,220	$4,620	$11,658

(a) Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

(b) Stock compensation expense and stock warrant expense collectively represent the share-based compensation expense reflected in our financial statements. Of the amounts presented above, $83, $928, $921, $696 and $1,334 was classified as a reduction in net services revenue for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our Background

Accretive Health is a leading provider of healthcare revenue cycle management services. Our business purpose is to help U.S. hospitals, physicians and other healthcare providers manage their revenue cycle operations more efficiently. Our integrated, end-to-end technology and services offering, which we refer to as our solution, helps our customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. We enable these improvements by helping our customers increase the portion of the maximum potential patient revenue they receive, while reducing total revenue cycle costs.

Our customers typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent ambulatory clinics, and their affiliated physician practice groups. To implement our solution, we assume full responsibility for the management and cost of a customer’s revenue cycle operations and supplement the customer’s existing revenue cycle staff with seasoned Accretive Health personnel. A customer’s net revenue improvements and cost savings generally increase over time as we deploy additional programs and as the programs we implement become more effective, which in turn provides visibility into our future revenue and profitability. In 2008, for example, approximately 80% of our net services revenue, and over 95% of our net income, was derived from customer contracts that were in place as of January 1, 2008.

Our customers have historically achieved significant net revenue yield improvements within 18 to 24 months of implementing our solution, with customers operating under mature managed service contracts realizing 400 to 600 basis points in yield improvements, typically in the third or fourth contract year. To date, we have experienced a contract renewal rate of 100% (excluding exploratory new services offerings, a consensual termination following a change of control and a customer reorganization). Coupled with the long-term nature of our managed service contracts and the fixed nature of the base fees under each contract, our historical renewal experience provides a core source of recurring revenue.

We believe that current macroeconomic conditions will continue to impose financial pressure on healthcare providers and will increase the importance of managing their revenue cycles effectively and efficiently. Additionally, the continued operating pressures facing U.S. hospitals coupled with some of the underlying themes of current healthcare reform proposals make the efficient management of the revenue cycle and collection of the full amount of payments due for patient services among the most critical challenges facing healthcare providers today.

Our corporate headquarters are located in Chicago, Illinois, and we operate shared services centers and offices in Michigan, Missouri, Florida and India. As of June 30, 2009, we had approximately 1,300 full-time employees and managed an additional 6,000 revenue cycle staff persons who are employed by our customers.

Net Services Revenue

We derive our net services revenue primarily from service contracts under which we manage our customers’ revenue cycle operations. Revenues from managed service contracts consist of base fees and incentive payments:

•	Base fee revenues represent our fees for managing and overseeing our customers’ revenue cycle operations, net of any cost savings shared with customers.

•	Incentive payment revenues represent the amounts we receive by increasing our customers’ net patient revenue and identifying potential payment sources for patients who are uninsured and underinsured. These payments are governed by specific formulas contained in the managed service contract with each of our customers.

In addition, we earn revenue from other services, which primarily include our share of revenues associated with the collection of dormant patient accounts (more than 365 days old) under some of our service contracts. We also receive revenue from other services provided to customers that are not part of our integrated service offerings, such as reviewing a customer’s charge data master or consulting on the billing for individuals receiving emergency room treatment.

Some of our service contracts entitle customers to receive a share of the cost savings we achieve from operating their revenue cycle. This share is returned to customers as a reduction in subsequent base fees. Our services revenue is reported net of cost sharing, and we refer to this as our net services revenue.

Costs of Services

Costs of services consist primarily of the expenses necessary to conduct our customers’ revenue cycle operations. These costs include the salaries and benefits of the customers’ employees engaged in revenue cycle activities and managed on-site by us, the salaries and benefits of our employees engaged in revenue cycle activities, the costs associated with vendors that provide services integral to the customers’ revenue cycle and the costs associated with operating our shared services centers.

Operating Margin

Operating margin is equal to net services revenue less costs of services. Our operating model is designed to improve margin under each managed service contract as the contract matures, for several reasons:

•	We typically enhance the productivity of a customer’s revenue cycle operations over time as we fully implement our technology and procedures and because any overlap between costs of our shared services centers and costs of hospital operations targeted for transition is generally concentrated in the first year of the contract.

•	Incentive payments under each managed service contract generally increase over time as we deploy additional programs and the programs we implement become more effective and produce improved results for our customers.

Infused Management and Technology Expenses

We refer to the management and staff revenue cycle employees that we devote to customer operations as infused management. Infused management and technology expenses consist primarily of the wages, bonuses, benefits, share based compensation, travel and other costs associated with deploying our employees on customer sites to guide and manage our customers’ revenue cycle operations. The employees we deploy on customer sites typically have significant experience in revenue cycle operations, technology, quality control or other management disciplines. The other significant portion of these expenses is an allocation of the costs associated with maintaining, improving and deploying our integrated proprietary technology suite and an allocation of the costs previously capitalized for developing our integrated proprietary technology suite.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of expenses for executive, sales, corporate information technology, legal, finance and human resources personnel, including wages, bonuses, benefits and share-based compensation; fees for professional services; share-based expense for stock warrants; insurance premiums; facility charges; and other corporate expenses. Professional services consist primarily of external legal, tax and audit services. We expect selling, general and administrative expenses to increase in absolute dollars as we continue to add information technology, human resources, finance, accounting and other administrative personnel as we expand our business.

We also expect to incur additional professional fees and other expenses resulting from future expansion and the compliance requirements of operating as a public company, including increased audit and legal expenses, investor relations expenses, increased insurance expenses, particularly for directors’ and officers’ liability insurance, and the costs of complying with Section 404 of the Sarbanes-Oxley Act. While these costs may initially increase as a percentage of our net services revenue, we expect that in the future these expenses will increase at a slower rate than our overall business volume, and that they will eventually represent a smaller percentage of our net services revenue.

Interest Income

Interest income is derived from the return achieved from our cash balances. We invest primarily in highly liquid, short-term investments, primarily those insured by the U.S. government. Our return on our cash investments declined in 2008 and the six months ended June 30, 2009 as a result of the general decrease in overall interest rates.

Income Taxes

Income tax expense consists of federal and state income taxes in the United States and India. Although we have net operating loss carryforwards, our effective tax rate in 2008 was approximately 65%. This is due principally to the fact that a large portion of our operations is conducted in Michigan, which in 2008 began to impose a tax based on gross receipts in addition to tax based on net income. We expect our overall effective tax rate to be lower in 2009 and thereafter as the impact of the Michigan gross receipts tax becomes less significant in relation to other income-based taxes. However, we expect our income tax expense to increase in absolute dollars as our income increases.

Application of Critical Accounting Policies and Use of Estimates

Our consolidated financial statements reflect the assets, liabilities and results of operations of Accretive Health, Inc. and our wholly-owned subsidiaries, SureDecisions, Inc., Accretive Health India Private Limited and Accretive Health India Services Private Limited. All intercompany transactions and balances have been eliminated in consolidation. Our consolidated financial statements have been prepared in accordance with GAAP.

The preparation of financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes. We regularly evaluate the accounting policies and estimates we use. In general, we base estimates on historical experience and on assumptions that we believe to be reasonable given our operating environment. Estimates are based on our best knowledge of current events and the actions we may undertake in the future. Although we believe all adjustments considered necessary for fair presentation have been included, our actual results may differ materially from our estimates.

We believe that the accounting policies described below involve our more significant judgments, assumptions and estimates and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements contained in this prospectus. For further information on our critical and other significant accounting policies, see note 2 to our consolidated financial statements contained elsewhere in this prospectus.

Revenue Recognition

Our managed service contracts generally have an initial term of four to five years and various start and end dates. After the initial terms, these contracts renew annually unless canceled by either party.

We record revenue in accordance with the provisions of Staff Accounting Bulletin 104. As a result, we only record revenue once there is persuasive evidence of an arrangement, services have been rendered, the amount of revenue has become fixed or determinable and collectibility is reasonably assured. We recognize base fee revenues on a straight-line basis over the life of the managed service contract. Base fees for contracts which are received in advance of services delivered are classified as deferred revenue until services have been provided.

Our managed service contracts generally allow for adjustments to the base fee. Adjustments typically occur at 90, 180 or 360 days after the contract commences, but can also occur at subsequent dates as a result of factors including changes to the scope of operations and internal and external audits. All adjustments, which can increase or decrease revenue and operating margin, are recorded in the period the changes are known and collectibility is reasonably assured. Any such adjustments may cause our quarter-to-quarter results of operations to fluctuate. Adjustments may vary in direction, frequency and magnitude and generally have not materially affected our annual revenue trends, margin trends, and visibility.

We record revenue for incentive payments once the calculation of the incentive payment earned is finalized and collectibility is reasonably assured. We use a proprietary technology and methodology to calculate the amount of benefit each customer receives as a result of our services. Our calculations are based in part on the amount of revenue each customer is entitled to receive from commercial and private insurance carriers, Medicare, Medicaid and patients. Because the laws, regulations, instructions, payor contracts and rule interpretations governing how our customers receive payments from these parties are complex and change frequently, estimates of the prior period net revenue yield calculations could change. All changes in estimates are recorded when new information is available and calculations are completed.

Incentive payments are based on the benefits a customer has received throughout the life of the managed service contract with us. Each quarter, we record the increase in the total benefits received to date. If a quarterly calculation indicates that the cumulative benefits to date have decreased, we record a reduction in revenue. If the decrease in revenue exceeds the amount previously paid by the customer, the excess is recorded as deferred revenue.

Our services also include collection of dormant patient accounts receivable that have aged 365 days or more directly from individual patients. We share all cash generated from these collections with our customers in accordance with specified arrangements. We record as revenue our portion of the cash received from these collections when each customer’s cash application is complete.

Accounts Receivable and Allowance for Uncollectible Accounts

Base fees are billed to customers quarterly. Base fees received prior to when services are delivered are classified as deferred revenue. Accordingly, the timing of customer payments can result in short-term fluctuations in cash, accounts receivable and deferred revenue.

We extend unsecured credit to our customers based on our assessment of each customer’s creditworthiness. We maintain an estimated allowance for doubtful accounts to reduce our gross accounts receivable to the amount that we believe will be collected. This allowance is reviewed and based on our historical experience, our assessment of each customer’s ability to pay and the status of any ongoing operations with each applicable customer.

Software Development

We apply the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 98-1, or SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, which requires the capitalization of costs incurred in connection with developing or obtaining internal use software. In accordance with SOP 98-1, we capitalize the costs of internally-developed, internal use, software when an application is in the development stage. This generally occurs after the overall design and functionality of the application has been approved and our management has committed to the application’s development. Capitalized software development costs consist of payroll and payroll-related costs for employee time spent developing a specific internal use software application, and external costs incurred that are related directly to the development of a specific application.

Goodwill

Goodwill represents the excess purchase price over the net assets acquired for SureDecisions, which we acquired in May 2006. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill is not subject to amortization but is subject to impairment testing at least annually. Our annual impairment assessment date is the first day of our fourth quarter. We conduct our impairment testing on a company-wide basis because we have only one operating and reporting segment. Our impairment tests are based on our current business strategy in light of present industry and economic conditions and future expectations. As we apply our judgment to estimate future cash flows and an appropriate discount rate, the analysis reflects assumptions and uncertainties. Our estimates of future cash flows could differ from actual results. Our most recent impairment assessment did not result in goodwill impairment.

Impairments of Long-Lived Assets

We evaluate all of our long-lived assets, such as furniture, equipment, software and other intangibles, for impairment in accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, when events or changes in circumstances warrant such a review. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an adjustment to fair market value is required. This evaluation is significantly impacted by estimates and assumptions of future revenue, expenses and other factors, which are in turn affected by changes in the business climate, legal matters and competition. Our most recent assessment of intangible assets resulted in the impairment of customer relationships acquired as part of our SureDecisions acquisition in the amount of $0.1 million, which was recorded in 2008.

Income Taxes

We record deferred tax assets and liabilities for future income tax consequences that are attributable to differences between the carrying amount of assets and liabilities for financial statement purposes and the income tax bases of such assets and liabilities. We base the measurement of deferred tax assets and liabilities on enacted tax rates that we expect will apply to taxable income in the year we expect to settle or recover those temporary differences. We recognize the effect on deferred income tax assets and liabilities of any change in income tax rates in the period that includes the enactment date. We provide a valuation allowance for deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

As of December 31, 2008 and in all prior periods, a valuation allowance was provided for all of our net deferred tax assets. As a result of our improved operations, in the second quarter of 2009 we determined that it was no longer necessary to maintain a valuation allowance for all of our deferred tax assets.

The primary sources of our deferred taxes are:

•	differences in timing of depreciation on fixed assets;

•	the timing of revenue recognition arising from incentive payments;

•	employee compensation costs arising from stock options;

•	costs associated with the issuance of warrants to purchase shares of our common stock; and

•	the existence of net operating loss carryforwards.

Beginning January 1, 2008, with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, we recognize the financial statement effects of a tax position only when it is more likely than not that the position will be sustained upon examination. Tax positions taken or expected to be taken that are not recognized under the pronouncement are recorded as liabilities. For interest and penalties relating to income taxes, we recognize accrued interest in income tax expense and penalties in our income tax provision in the statements of consolidated operations.

Share-Based Compensation Expense

Our share-based compensation expense results from issuances of shares of restricted common stock and grants of stock options and warrants to employees, directors, outside consultants, customers, vendors and others. We recognize the costs associated with option and warrant grants using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which we refer to as SFAS 123(R). Generally, SFAS 123(R) requires the value of all share-based payments to be recognized in the statement of operations based on their estimated fair value at date of grant amortized over the grant’s vesting period.

Restricted Stock Plan.  Our restricted stock plan was adopted by our board of directors in March 2004 and amended in June 2004. As of June 30, 2009, there were 6,599,591 shares of common stock outstanding under our restricted stock plan, all of which were vested. We have made the following grants to employees, directors and consultants under the restricted stock plan:

•	In March 2004, we issued shares of common stock to our chief executive officer. The shares vested in 48 monthly installments beginning in November 2003. As a result, we recorded share-based compensation expense of $19,200 in each of 2006 and 2007.

•	In June 2004, we issued shares of common stock to certain employees and directors. In January 2005, we issued additional shares of common stock to a member of our board of directors. These shares vested on various schedules ranging from immediate vesting to vesting over a period of 48 months. As a result, we recorded share-based compensation expense of $30,896, $18,530, $2,328 and $2,328 in 2006, 2007 and 2008 and the six months ended June 30, 2008, respectively.

Ascension Health Stock and Warrants.  In October 2004, Ascension Health became our founding customer. Since then, in exchange for its initial start-up assistance and subsequent sales and marketing assistance, we have issued common stock and granted warrants to Ascension Health, as described below:

•	Initial Stock Issuance and Protection Warrant Agreement. In October and November 2004, we issued 902,374 shares of common stock to Ascension Health, then representing a 5% ownership interest in our company on a fully-diluted basis, and entered into a protection warrant agreement under which Ascension Health is granted the right to purchase additional shares of common stock from time to time for $0.01 per share when Ascension Health’s ownership interest in our company declines below 5% due to our issuance of additional stock or rights to purchase stock. The protection warrant agreement, and all purchase rights granted thereunder, expire on the closing of this offering. We made the initial stock grant and entered into the protection warrant agreement because Ascension Health agreed to provide us with an operational laboratory and related start-up consulting services in connection with our development of our initial revenue cycle management service offering.

In 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we granted Ascension Health the right to purchase 15,752, 58,175, 23,261, 19,358 and 25,837 shares of common stock for $0.01 per share, respectively, pursuant to the protection warrant agreement. We accounted for the costs associated with these purchase rights as a reduction in base fee revenues due to us from Ascension Health because Ascension Health was not required to provide us with any further services in connection with these grants. Accordingly, we reduced the amount of our base fee revenues from Ascension Health by $82,843, $928,108, $921,445, $696,385 and $1,334,131 in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively. For additional information regarding our relationship with Ascension Health, see “Related Person Transactions — Transactions With Ascension Health”.

•	Supplemental Warrant. Pursuant to a supplemental warrant agreement that became effective in November 2004, Ascension Health had the right to purchase up to 902,374 shares of our common stock based upon the achievement of specified milestones relating to its sales and marketing assistance. In May 2007, we amended and restated our supplemental warrant agreement with Ascension Health. This agreement gives Ascension Health the right to purchase up to 446,190 shares of common stock upon the achievement of specified milestones relating to its sales and marketing assistance. The purchase price for these shares is equal to the most recent price per share paid for our common stock in a capital raising transaction or, if we have not had a capital raising transaction within the preceding six months, the exercise price of the employee stock options we have most recently granted. The supplemental warrant agreement, and all purchase rights thereunder, expire on the closing of this offering. Concurrently with the amendment and restatement of the supplemental warrant agreement, in May 2007, we sold 669,284 shares of our common stock to Ascension Health for $8.20 per share for an aggregate purchase price of $5,488,128. No share-based compensation expense was recorded in connection with this sale because the shares were issued at a purchase price equal to the fair market value of the common stock at that time and Ascension Health was not required to provide any services in connection with the issuance.

We recorded the costs associated with the purchase rights under the supplemental warrant agreement as marketing expense for the periods in which the purchase rights were earned. During December 2007, Ascension Health earned the right to purchase 223,095 shares of common stock for $17.36 per share, and we recorded $4,153,163 in selling, general and administrative expense. During March 2008, Ascension Health earned the right to purchase 111,548 shares of common stock for $40.17 per share, and we recorded $2,410,790 in marketing expense. During March 2009, Ascension Health earned the right to purchase 111,547 shares of common stock for $51.05 per share, and we recorded $2,772,953 in marketing expense.

Licensing and Consulting Warrant.  In conjunction with the start of our business, in February 2004, we executed a term sheet with a consulting firm and its principal contemplating that we would grant the consulting firm a warrant, with an exercise price equal to the fair market value of our common stock upon grant, to purchase shares of our common stock then representing 2.5% of our equity in exchange for exclusive rights to certain revenue cycle methodologies, tools, technology, benchmarking information and other intellectual property, plus up to another 2.5% of our equity at the time of grant if the consulting firm’s introduction of us to senior executives at prospective customers resulted in the execution of managed service contracts between us and such customers. In January 2005, we formalized the warrant grant contemplated by the term sheet and granted the consulting firm a warrant to purchase 833,334 shares of our common stock for $1.12 per share, representing 5% of our equity at that time. In 2005, we recorded $483,334 in selling, general and administrative expense in conjunction with this warrant grant. The warrant expires on the earlier of January 15, 2015 or a change of control of our company.

We used the modified Black-Scholes option pricing model to determine the estimated fair value of the above purchase rights at the date earned. The following table sets forth the significant assumptions used in the model during 2006, 2007, 2008 and the six months ended June 30, 2009:

	Year Ended December 31,			Six Months Ended
	2006	2007	2008	June 30, 2009
				(Unaudited)

Future dividends	—	—	—	—
Risk-free interest rate	3.9% to 5.2%	2.75% to 4.21%	3.45%	2.91%
Expected volatility	60%	50%	50%	50%
Expected life(1)	7.8 years	6.8 years	6.6 years	5.6 years

(1)	Expected life applies to Ascension Health’s supplemental warrant only, since the other warrants were fully vested upon grant.

Stock Option Plan.  In December 2005, our board of directors approved a stock option plan, which provides for the grant of stock options to employees, directors and consultants. The plan was amended and restated in February 2006. As of June 30, 2009, the plan permitted the issuance of a maximum of 3,544,862 shares of common stock and 173,828 shares were available for grant. Under the terms of the plan, all options will expire if they are not exercised within ten years after the grant date. The majority of options granted vest over four years at a rate of 25% per year on each grant date anniversary. Options can be exercised immediately upon grant, but upon exercise the shares issued are subject to the same vesting and repurchase provisions that applied before exercise.

Prior to January 1, 2006, we accounted for share-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which we refer to as SFAS 123. Accordingly, compensation expense for stock options was measured as the excess, if any, of the fair market value of our common stock at the measurement date (the date of grant for stock options) over the exercise price. Since we only granted employee stock options with an exercise price equal to fair market value on the date of grant, we did not record any compensation expense for stock option grants prior to January 1, 2006.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method. Under this method:

•	compensation expense for share-based awards granted prior to January 1, 2006 is recognized over the remaining service period based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and

•	compensation expense for all share-based awards granted subsequent to December 31, 2005 is recognized over the service period based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

We use the modified Black-Scholes option pricing model to determine the estimated fair value of each option as of its grant date. These inputs are subjective and generally require significant analysis and judgment to develop. The following table sets forth the significant assumptions used in the model during 2006, 2007, 2008 and the six months ended June 30, 2009:

	Year Ended December 31,			Six Months Ended
	2006	2007	2008	June 30, 2009
(Unaudited)

Future dividends	—	—	—
Forfeitures	1.88% annually	7.5% annually	3.75% annually	3.75% annually
Risk-free interest rate	3.9% to 5.2%	2.3% to 5.5%	2.8 to 4.0%	1.6% to 2.4%
Expected volatility	60%	50%	50%	50%
Expected life	6.25 years	6.25 years	6.25 years	6.25 years

Since our stock is not actively traded, we estimated its expected volatility by reviewing the historical volatility of the common stock of public companies that operate in similar industries or are similar in terms of stage of development or size and then projecting this information toward our future expected results. We used judgment in selecting these companies, as well as in evaluating the available historical and implied volatility for these companies.

We aggregate all employees into one pool for valuation purposes. The risk-free rate is based on the U.S. treasury yield curve in effect at the time of grant.

The plan has not been in existence a sufficient period for us to use our historical experience to estimate expected life. Furthermore, data from other companies is not readily available. Therefore, we have estimated our stock options’ expected life using a simplified method based on the average of each option’s vesting term and original contractual term. This methodology is set forth in Staff Accounting Bulletin No. 107 and its use is permitted by Staff Accounting Bulletin No. 110.

The estimated forfeiture rate is derived from our historical data and our estimates of the likely future actions of option holders.

We will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our own share-based compensation on a prospective basis, and incorporating these factors into the Black-Scholes pricing model. Higher volatility and longer expected lives result in an increase to share based compensation expense determined at the date of grant. In addition, any changes in the estimated forfeiture rate can have a significant effect on reported share-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period that the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the share-based compensation expense recognized in our consolidated financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the share based compensation expense recognized in our consolidated financial statements. These adjustments will affect our infused management and technology expenses and selling, general and administrative expenses.

As of June 30, 2009, we had $18.1 million of total unrecognized share-based compensation cost related to employee stock options. We expect to recognize this cost over a weighted-average period of 3.1 years after July 1, 2009. The allocation of this cost between selling, general and administrative expenses and infused management and technology expenses will depend on the salaries and work assignments of the personnel holding these stock options.

Determination of Fair Value.  Valuing the share price of a privately-held company is complex. We believe that we have used reasonable methodologies, approaches and assumptions in assessing and determining the fair value of our common stock for financial reporting purposes.

We determine the fair value of our common stock through periodic internal valuations that are approved by our board of directors. The fair value approved by our board is used for all option grants until such time as a new determination of fair value is made. To date, and as permitted by our stock option plan, our chief executive officer has selected option recipients and determined the number of shares covered by, and the timing of, option grants.

Our board considers the following factors when determining the fair value of our common stock:

•	our financial condition, sales levels and results of operations during the relevant period;

•	developments in our business;

•	hiring of key personnel;

•	forecasts of our financial results and market conditions affecting our industry;

•	market values, sales levels and results of operations for public companies that we consider comparable in terms of size, service offerings and maturity;

•	the superior rights and preferences of outstanding securities that were senior to our common stock; and

•	the illiquid nature of our common stock.

From June 2005 to January 2008, we used the market approach to estimate our enterprise value. The market approach estimates the fair market value of a company by applying market multiples of publicly-traded firms in the same or similar lines of business to the results and projected results of the company being valued. When choosing companies for use in the market approach, we focused on businesses that provide outsourcing, consulting or technology services or that have high rates of growth. To obtain our preliminary enterprise value, we calculated the multiple of the market valuations of the comparable companies to their annual revenues and applied this multiple to our revenue run rate, defined as our total projected revenues for the next 12 months from existing customers. We then discounted the preliminary enterprise value by a percentage determined by our board to reflect our company’s relative immaturity in relation to the comparable companies. This discount changed over time as we matured. The resulting value was then divided by the number of shares of common stock outstanding on a fully-diluted basis to obtain the fair value per share of common stock. We performed a new valuation in this manner each time we signed a managed service contract with a new customer.

For all valuations since January 2008, we used both the market approach and the income approach to estimate our aggregate enterprise value at each valuation date. The change in valuation method was in recognition that in 2007 we had achieved some significant milestones, particularly positive net income and positive adjusted EBITDA for the year, and that an initial public offering or other type of liquidity event would eventually be considered. When choosing companies to be used for the market approach since January 2008, we focused on businesses with high rates of growth and relatively low profitability that provide services to hospitals or other medical providers, or that provide business outsourcing solutions. The comparable companies have remained largely unchanged since January 2008. The income approach involves applying an appropriate risk-adjusted discount rate to projected debt-free cash flows, based on forecasted revenue and costs. The financial forecasts were based on assumed revenue growth rates that took into account our past experience and future expectations. We assessed the risks associated with achieving these forecasts and applied an appropriate cost of capital rate based on our board’s view of our company’s stage of development and risks, the experience of our directors in managing companies backed by private equity investors, and our management’s review of academic research on this topic.

We averaged the two values derived under the market approach and the income approach and then added our current cash position and cash and tax benefits, assuming that all outstanding options and warrants were exercised, to create an enterprise value. Next, we allocated the enterprise value to our securities with rights and preferences that are superior to our common stock, using the option-pricing method set forth in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. We then discounted the remaining value by 10% to reflect the fact that our stockholders could not freely trade our common stock in the public markets. We based the 10% discount for lack of marketability primarily on the results of a study of this topic by Bajaj, Denis, Ferris and Sarin entitled “Firm Value and Marketability Discounts” (February 26, 2001). The resulting value was then divided by the number of shares of common stock outstanding on a fully-diluted basis to obtain the fair value per share of common stock.

Prior to this offering, stock options and certain warrants represented the right to purchase shares of our non-voting common stock. Upon the closing of this offering, all outstanding non-voting common stock will convert into voting common stock on a share-for-share basis, and thereafter stock options and warrants to purchase non-voting common stock will be stock options and warrants to purchase voting common stock, with no other changes in their terms. For all valuations prior to May 19, 2009, we determined the fair value of the voting common stock and applied it to the non-voting common stock without a discount.

Beginning on May 19, 2009, we refined our valuation methodology because of the increased potential for an initial public offering or company sale. We continued to use both the market approach and the income approach, but applied a discount to the fair value of the non-voting common stock and modified other variables as described below.

There is inherent uncertainty in these forecasts and projections. If we had made different assumptions and estimates than those described above, the amount of our share-based compensation expense, net income or loss and related per-share amounts could have been materially different.

Information regarding share-based compensation from January 1, 2008 through June 30, 2009 is summarized in the table below:

Number of Shares of Common Stock
Grant Period	Subject to Option and Warrant Grants

January 1, 2008 to January 31, 2008	52,105
February 1, 2008 to June 9, 2008	258,634
June 10, 2008 to September 2, 2008	98,250
September 3, 2008 to October 2, 2008	17,500
October 3, 2008 to January 16, 2009	79,000
January 17, 2009 to May 18, 2009	259,000
May 19, 2009 to June 30, 2009	89,500

The analyses undertaken in determining the fair value of our common stock for all grants between January 1, 2008 and June 30, 2009 are summarized below. The methodology for the fair value determination made on September 4, 2007 is summarized above. All analyses since then used the market approach and the income approach summarized above, with the additional assumptions described below.

•	September 4, 2007 Fair Value Determination. For grants made between January 1, 2008 and January 31, 2008, we used $17.36 per share as the fair value of our common stock, based on a determination of fair value made by our board of directors on September 4, 2007. The market approach resulted in a value that was 1.5 times our annual revenue run rate as of the valuation date.

•	February 1, 2008 Fair Value Determination. On February 1, 2008, our board of directors determined that the fair value of our common stock was $40.17 per share. The market approach resulted in a value that was approximately 3.53 times our net services revenue for the third quarter of 2007. For the income approach, we forecasted our cash flows over a five-year period and assumed that our terminal value would approximate 12.5 times our adjusted EBITDA for the fifth future year. We obtained the present value of each year’s cash flow by applying a 25% discount rate. Next, we averaged the values resulting from the income approach and the market approach and added our cash on hand at December 31, 2007 and the estimated cash and tax benefits that would occur assuming that all outstanding options and warrants were exercised. The resulting value represented our estimate of our enterprise value. We allocated 48.9% of the estimated enterprise value to securities with rights and preferences that are superior to our common stock, assuming a future volatility rate of 54.25% and that a liquidity event would occur in 18 months. We then reduced the remaining value attributable to common stock by 10% for non-marketability, and divided the result by the number of shares outstanding on a fully-diluted basis to arrive at the estimated fair value per share.

•	June 10, 2008 Fair Value Determination. On June 10, 2008, our board of directors determined that the fair value of our common stock was $47.19 per share. The increase in our value per share was due to increases in our estimated enterprise value under both the market approach and the income approach. We continued to apply a 50% weighting to each value and then to increase the result by the amount of our cash on hand and the anticipated cash and tax benefits from option and warrant exercises. The value determined by the market approach on June 10, 2008, which was approximately 3.52 times our net services revenue for the first quarter of 2008, was higher than the value determined on February 1, 2008 because of the increase in our net services revenue in the first quarter of 2008 as compared to the third quarter of 2007. For the income approach, we used the same discount rate and methodology as in the February 1, 2008 valuation and updated our cash flow projections to reflect our new five-year plan. The percentage allocation of our estimated enterprise value to senior securities and common stock was unchanged from the prior valuation.

•	September 3, 2008 Fair Value Determination. On September 3, 2008, our board of directors determined that the fair value of our common stock was $58.65 per share. The increase in our value per share was due to increases in our estimated enterprise value under both the market approach and the income approach. We continued to apply a 50% weighting to each value and then to increase the result by the amount of our cash on hand and the anticipated cash and tax benefits from option and warrant exercises. The value determined by the market approach on September 3, 2008 was higher than the value determined on June 10, 2008 because of the increase in our net services revenue in the second quarter of 2008 as compared to the first quarter of 2008 and because we increased the net services revenue multiple from 3.52 to 3.78 to reflect increases in market prices of the comparable companies. For the income approach, we used the same discount rate and methodology as in the June 10, 2008 valuation, except that we discounted the projected cash flows and terminal value for three fewer months. The percentage allocation of our estimated enterprise value to senior securities and common stock was unchanged from the prior valuation.

•	October 3, 2008 Fair Value Determination. On October 3, 2008, our board of directors determined that the fair value of our common stock was $55.77 per share. There were no changes in the estimated enterprise value determined under the income approach. The board believed, however, that the significant decline in the market values of publicly traded securities that occurred during the month of September 2008 warranted a reduction in the net services revenue multiple from 3.78 to 3.40, resulting in a decrease in our estimated enterprise value under the market approach. All other aspects of the valuation methodology remained unchanged from the September 3, 2008 valuation.

•	January 17, 2009 Fair Value Determination. On January 17, 2009, our board of directors determined that the fair value of our common stock was $51.05 per share. The decrease in our value per share was primarily due to a decrease in our estimated enterprise value under the market approach. We continued to apply a 50% weighting to the estimated enterprise value determined under both the market approach and the income approach, and then to increase the result by the amount of our cash on hand and the anticipated cash and tax benefits from option and warrant exercises. The value determined by the market approach on January 17,

2009 was lower than the value determined on October 3, 2008, because we decreased the net services revenue multiple from 3.40 to 2.79 to reflect further declines in market prices of the comparable companies and our revenues decreased slightly in the third quarter of 2008 as compared to the second quarter of 2008. For the income approach, we used the same discount rate and methodology as in the October 3, 2008 valuation, except that we discounted the projected cash flows and terminal value for three fewer months. The percentage allocation of our estimated enterprise value to senior securities and common stock was unchanged from the prior valuation.

•	May 19, 2009 Fair Value Determination. On May 19, 2009, our board of directors determined that the fair value of our non-voting common stock was $50.89 per share. For the income approach, we developed new forecasts of our cash flows over a ten-year period rather than a five-year period. We based our projections for the first five years of this period based on our actual operating results for 2008 and our expected operating results for the years 2009 through 2013, and we assumed for the next five years of this period that we had made an orderly transition from a high-growth company to a mature growth company. To reflect that we were entering into a different stage of development, we decreased the discount rate applied to future expected cash flows from 25% to 18%. To estimate the terminal value in the tenth year we assumed a 5% long-term growth rate after the tenth year and used the Gordon growth model, which is a mathematical simplification of an earnings stream that is expected to grow at a constant rate. For the market approach, we used a similar group of six companies. In order to reduce the influence of outliers, however, the net services revenue multiple for the companies with the highest and lowest figures were weighted 10% each and the net services revenue multiple for the other four companies were weighted 20% each. The estimated enterprise value calculated under the income approach was weighted 67% and the estimated enterprise value calculated under the market approach was weighted 33%. The result was then increased by the present value of the cash that we expected would be realized if all options and warrants were exercised plus the present value of the associated tax savings we would achieve. We continued to allocated the adjusted enterprise value to our securities with rights and preferences that are superior to our common stock, as in prior valuations, and continued to discount the remaining value by 10% to reflect the fact that our stockholders could not freely trade our common stock in the public markets. We also applied an additional discount of 2% to the fair value of the voting common stock in order to determine the fair value of the non-voting common stock.

Legal Proceedings

In the normal course of business, we are involved in legal proceedings or regulatory investigations. We evaluate the need for loss accruals using the requirements of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. When conducting this evaluation we consider factors such as the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. We record an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then we record the minimum amount in the range as our loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

Results of Operations

In evaluating our business performance, management monitors numerous quantitative and qualitative factors. The primary financial metrics we monitor are base fee revenues, incentive fee revenues, reductions in revenue cycle operating costs (both in absolute dollars and as a percentage of base fees), corporate level operating expenses, cash flow and adjusted EBITDA. We also monitor the amount of net patient revenue under our management. The principal non-financial metrics we monitor are:

•	Value — the results we are producing for our customers by major value lever;

•	People — our ability to attract, hire and retain a sufficient number of talented employees to staff our growing business; and

•	Technology — the development and performance of our proprietary technology.

The following table sets forth consolidated operating results and other operating data for the periods indicated.

				Six Months Ended
	Fiscal Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands, except other operating data as indicated)
Statement of Operations Data:
Net services revenue	$160,741	$240,725	$398,469	$187,261	$238,149
Costs of services	141,767	197,676	335,211	160,082	195,667

Operating margin	18,974	43,049	63,258	27,179	42,482

Infused management and technology expense	18,875	27,872	39,234	17,938	24,482
Selling, general and administrative expense	8,777	15,657	21,227	9,642	15,308

Total operating expenses	27,652	43,529	60,461	27,580	39,790
Income (loss) from operations	(8,678)	(480)	2,797	(401)	2,692
Interest income	1,359	1,710	710	433	83

Income (loss) before provision for (benefit from) income taxes	(7,319)	1,230	3,507	32	2,775
Provision for (benefit from) income taxes	—	456	2,264	626	(2,439)

Net income (loss)	$(7,319)	$774	$1,243	$(594)	$5,214

Operating Expense Details:
Infused management and technology expense, excluding depreciation and amortization expense and share-based compensation expense	$17,952	$26,375	$35,079	$16,626	$21,411
Selling, general and administrative expense, excluding depreciation and amortization expense and share-based compensation expense	8,230	10,760	16,879	6,629	10,746
Depreciation and amortization expense	626	1,307	2,540	920	1,882
Share-based compensation expense(1)	844	5,087	5,963	3,405	5,751

Total operating expenses	$27,652	$43,529	$60,461	$27,580	$39,790

Other Operating Data (unaudited):
Net patient revenue under management (at period end) (in billions)	$4.1	$6.9	$9.1	$8.5	$11.9

(1)	Share-based compensation expense includes share-based compensation expense and warrant-related expense, exclusive of warrant expense of $83, $928, $921, $696 and $1,334 which was classified as a reduction in base fee revenue for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2009

Net Services Revenue

The following table summarizes the composition of our net services revenue for the six months ended June 30, 2008 and 2009:

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2008	2009
	(In thousands)

Net base fees for managed service contracts	$167,085	$205,017
Incentive payments for managed service contracts	16,483	27,018
Other services	3,693	6,114

Total	$187,261	$238,149

Net services revenue increased $50.8 million, or 27.2%, to $238.1 million for the six months ended June 30, 2009 from $187.3 million for the six months ended June 30, 2008. The largest component of the increase, net base fee revenue, increased $37.9 million, or 22.7%, to $205.0 million for the six months ended June 30, 2009 from $167.1 million for the six months ended June 30, 2008, primarily due to an increase in the number of hospitals with whom we had managed service contracts from 43 as of June 30, 2008 to 53 as of June 30, 2009. Of the $37.9 million increase in net base fee revenues, $33.0 million was attributable to new managed service contracts entered into during the six months ended June 30, 2009. In addition, incentive payment revenues increased by 63.9% to $27.0 million for the six months ended June 30, 2009 from $16.5 million for the six months ended June 30, 2008, consistent with the increases that generally occur as our managed service contracts mature. All other revenues increased by $2.4 million to $6.1 million for the six months ended June 30, 2009 from $3.7 million for the six months ended June 30, 2008, as we increased the number of customers using our dormant patient accounts receivable collection services and continued to expand our specialized services such as emergency room physician advisory services. Net patient revenue under our management increased by 40.0% to $11.9 billion for the six months ended June 30, 2009 from $8.5 billion for the six months ended June 30, 2008.

Costs of Services

Our costs of services increased $35.6 million, or 22.2%, to $195.7 million for the six months ended June 30, 2009 from $160.1 million for the six months ended June 30, 2008. The increase in costs of services was primarily attributable to the increase in the number of hospitals for which we provide managed services.

Operating Margin

Operating margin increased $15.3 million, or 56.3%, to $42.5 million for the six months ended June 30, 2009 from $27.2 million for the six months ended June 30, 2008. The increase consisted primarily of:

•	$10.5 million in additional incentive payments under managed service contracts;

•	an increase of $2.0 million in services margin; and

•	a reduction of $3.4 million in revenue cycle operating costs under managed service contracts, net of customer cost sharing.

The above was partially offset by an increase of $0.6 million in costs related to the issuance of warrants to Ascension Health during the six months ended June 30, 2009.

The increase in operating margin in absolute dollars was accompanied by an increase in operating margin as a percentage of net services revenue from 14.5% for the six months ended June 30, 2008 to 17.8% for the six months ended June 30, 2009.

Operating Expenses

Infused management and technology expenses increased $6.5 million, or 36.5%, to $24.5 million for the six months ended June 30, 2009 from $17.9 million for the six month ended June 30, 2008. The increase in infused management and technology expenses was primarily due to the increase in the number of our management personnel deployed at customer facilities, reflecting an increase in the number of hospitals with whom we had managed service contracts, as well as the items noted below.

Selling, general and administrative expenses increased $5.7 million, or 58.8%, to $15.3 million for the six months ended June 30, 2009 from $9.6 million for the six months ended June 30, 2008. The increase included $1.7 million of costs, or 29.9% of the increase, for enhancing our accounting systems, documenting internal controls, establishing an internal audit function and other costs associated with our preparation to be a public company. The increase also included additional research and development costs of $1.5 million, or 26.3% of the increase, to develop our new cost and quality initiative. The increase also included $1.5 million, or 26.3%, related to additional depreciation, amortization and share-based compensation expenses, as discussed below. The remaining increase of $1.0 million, or 17.5%, was primarily due to increases in our personnel costs to support our expanding customer base.

We allocate our operating expenses between the infused management expenses and selling, general and administrative expenses. During the six months ended June 30, 2009, the following changes affected both categories:

•	Share-based compensation expense increased to $5.8 million for the six months ended June 30, 2009 from $3.4 million for the six months ended June 30, 2008 due to employee option grants and vesting of previously granted stock options.

•	Depreciation expense increased $0.3 million, or 50.0%, to $0.9 million for the six months ended June 30, 2009 from $0.6 million for the six months ended June 30, 2008, due to the addition of computer equipment, furniture and fixtures, and other property to support our growing operations.

•	Amortization expense increased $0.6 million, or 200.0%, to $0.9 million for the six months ended June 30, 2009 from $0.3 million for the six months ended June 30, 2008. The majority of this increase resulted from amortization of internally developed software.

Operating Income (Loss)

Operating income increased $3.1 million to $2.7 million for the six months ended June 30, 2009 from an operating loss of $0.4 million for the six months ended June 30, 2008. The increase in operating income was primarily due to net services revenue growing at a higher rate than operating expenses as a result of operating efficiencies.

Income Taxes

The tax benefit of $2.4 million for the six months ended June 30, 2009 reflected the reduction of the valuation allowance related to deferred tax assets of $3.5 million, net of a provision for income taxes in the period.

Net Income

Net income increased $5.8 million to $5.2 million for the six months ended June 30, 2009 from a net loss of $0.6 million for the six months ended June 30, 2008. The increase in net income was primarily due to the increase in operating income, offset by a decrease of $0.4 million in interest income.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2008

Net Services Revenue

The following table summarizes the composition of our net services revenue for the years ended December 31, 2007 and 2008:

	2007	2008
	(In thousands)

Net base fees for managed service contracts	$212,086	$350,085
Incentive payments for managed service contracts	25,491	38,971
Other services	3,148	9,413

Total	$240,725	$398,469

Net services revenue increased $157.8 million, or 65.5%, to $398.5 million for the year ended December 31, 2008 from $240.7 million for the year ended December 31, 2007. The largest component of the increase, net base fee revenue, increased $138.0 million, or 65.1%, to $350.1 million for the year ended December 31, 2008 from $212.1 million for the year ended December 31, 2007, primarily due to an increase in the number of hospitals with whom we had managed service contracts from 36 as of December 31, 2007 to 47 as of December 31, 2008. Of the $138.0 million increase in net base fee revenues, $113.4 million was attributable to new managed service contracts entered into during 2008. In addition, incentive payment revenues increased to $39.0 million for the year ended December 31, 2008 from $25.5 million for the year ended December 31, 2007. All other revenues increased by $6.3 million to $9.4 million for the year ended December 31, 2008 from $3.1 million for the year ended December 31, 2007, as we increased the number of customers using our dormant patient accounts receivable collection services and we began rolling out specialized services such as emergency room physician advisory services. Net patient revenue under our management increased by 31.9% to $9.1 billion for the year ended December 31, 2008 from $6.9 billion for the year ended December 31, 2007.

Costs of Services

Our costs of services increased $137.5 million, or 69.6%, to $335.2 million for the year ended December 31, 2008 from $197.7 million for the year ended December 31, 2007. The increase in costs of services was primarily attributable to the increase in the number of hospitals for which we provide managed services.

Operating Margin

Operating margin increased $20.2 million, or 46.9%, to $63.3 million for the year ended December 31, 2008 from $43.0 million for the year ended December 31, 2007. The increase consisted primarily of:

•	$13.5 million in additional incentive payments under managed service contracts;

•	an increase of $3.2 million in services margin; and

•	a reduction of $3.5 million in revenue cycle operating costs under managed service contracts, net of customer cost sharing.

Operating margin as a percentage of net services revenue decreased in the year ended December 31, 2008 because, as a result of our significant growth during 2008, there was a higher proportion of managed service contracts in their initial contract year — when improvements in net services revenue and reductions in revenue cycle operating costs are generally lower — during 2008 than during 2007.

Operating margin as a percentage of net services revenue decreased from 17.9% in the year ended December 31, 2007 to 15.9% in the year ended December 31, 2008.

Operating Expenses

Infused management and technology expenses increased $11.4 million, or 40.8%, to $39.2 million for the year ended December 31, 2008 from $27.9 million for the year ended December 31, 2007. The increase in infused management and technology expenses was primarily due to the increase in the number of our management personnel deployed at customer facilities, reflecting an increase in the number of hospitals with whom we had managed service contracts, as well as the items noted below.

Selling, general and administrative expenses increased $5.6 million, or 35.6%, to $21.2 million for the year ended December 31, 2008 from $15.7 million for the year ended December 31, 2007. Of the increase, $6.1 million was due to increases in our personnel costs necessary to support our expanding customer base. This was offset by a $1.7 million decrease in share-based compensation expense associated with stock warrants granted for assistance in obtaining new hospital customers. The remaining $1.2 million of the increase related to depreciation, amortization and share-based compensation expenses, as discussed below.

We allocate our operating expenses between the infused management expenses and selling, general and administrative expenses. During the year ended December 31, 2008, the following changes affected both categories:

•	Share-based compensation expense increased to $6.0 million for the year ended December 31, 2008 from $5.1 million for the year ended December 31, 2007, due to employee option grants and vesting of previously granted stock options.

•	Depreciation expense increased $0.5 million, or 100%, to $1.0 million for the year ended December 31, 2008 from $0.5 million for the year ended December 31, 2007, due to the addition of computer equipment, furniture and fixtures and other property to support our growing operations.

•	Amortization expense increased $0.7 million, or 87.5%, to $1.5 million for the year ended December 31, 2008 from $0.8 million for the year ended December 31, 2007. Of this increase, $0.5 million related to the amortization of internally developed software, $0.1 million related to the write-off of the value assigned to relationships with customers acquired as a result of our SureDecisions acquisition that did not enter into managed service contracts with us, and $0.1 million related to recurring amortization of other intangible assets.

Operating Income (Loss)

Operating income increased $3.3 million to $2.8 million for the year ended December 31, 2008 from an operating loss of $0.5 million for the year ended December 31, 2007. The increase in operating income was primarily due to net services revenue growing at a higher rate than operating expenses as a result of operating efficiencies.

Income Taxes

We conduct a large portion of our operations in Michigan. In 2008, Michigan began to impose a tax based on gross receipts in addition to tax based on net income. For the year ended December 31, 2008, we recorded a tax provision of $2.3 million, of which $1.2 million was attributable to the Michigan gross receipts tax. As a result, our total tax provision was equal to 65% of pre-tax income for the year ended December 31, 2008, compared to 37% of pre-tax income for the year ended December 31, 2007.

Net Income

Net income increased $0.5 million, or 60.6%, to $1.2 million for the year ended December 31, 2008 from $0.8 million for the year ended December 31, 2007. The increase in net income was primarily due to the increase in operating income.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2007

Net Services Revenue

The following table summarizes the composition of our net services revenue for the years ended December 31, 2006 and 2007:

	2006	2007
	(In thousands)

Net base fees for managed service contracts	$149,529	$212,086
Incentive payments for managed service contracts	9,784	25,491
Other services	1,428	3,148

Total	$160,741	$240,725

Net services revenue increased $80.0 million, or 49.8%, to $240.7 million for the year ended December 31, 2007 from $160.7 million for the year ended December 31, 2006. The largest component of the increase, net base fee revenue, increased $62.6 million, or 41.8%, to $212.1 million for the year ended December 31, 2007 from $149.5 million for the year ended December 31, 2006, primarily due to an increase in the number of hospitals with whom we had managed service contracts from 21 as of December 31, 2006 to 36 as of December 31, 2007. Of the $62.6 million increase in net base fee revenues, $40.9 million was attributable to new managed service contracts entered into during 2007. In addition, incentive payment revenues increased to $25.5 million for the year ended December 31, 2007 from $9.8 million for the year ended December 31, 2006. All other revenues increased $1.7 million, or 120.4%, to $3.1 million for the year ended December 31, 2007 from $1.4 million for the year ended December 31, 2006, primarily due to an increase in the number of customers using our dormant patient accounts receivable collection services. Net patient revenue under our management increased by 68.3% to $6.9 billion for the year ended December 31, 2007 from $4.1 billion for the year ended December 31, 2006.

Costs of Services

Our costs of services increased $55.9 million, or 39.4%, to $197.7 million for the year ended December 31, 2007 from $141.8 million for the year ended December 31, 2006. The increase in costs of services was primarily attributable to the increase in the number of hospitals for which we provide managed services.

Operating Margin

Operating margin increased $24.1 million, or 126.9%, to $43.0 million for the year ended December 31, 2007 from $19.0 million for the year ended December 31, 2006. The increase consisted primarily of:

•	$15.7 million in additional incentive payments under managed service contracts; and

•	a reduction of $8.9 million in revenue cycle operating costs under managed service contracts, net of customer cost sharing.

The above increases were partially offset by an increase of $0.8 million in costs related to the issuance of warrants to Ascension Health during the year ended December 31, 2007.

In total, operating margin as a percentage of net services revenue increased from 11.8% in the year ended December 31, 2006 to 17.9% in the year ended December 31, 2007, primarily due to an increased ratio of mature managed service contracts to new managed service contracts.

Operating Expenses

Infused management and technology expenses increased $9.0 million, or 47.7%, to $27.9 million for the year ended December 31, 2007 from $18.9 million for the year ended December 31, 2006. The increase in infused management and technology expenses was primarily due to the increase in the number of our management personnel deployed at customer facilities, reflecting an increase in the number of hospitals with whom we had managed service contracts.

Selling, general and administrative expenses increased $6.9 million, or 78.4%, to $15.7 million for the year ended December 31, 2007 from $8.8 million for the year ended December 31, 2006. Grants of stock warrants to Ascension Health and option grants accounted for $4.2 million of the increase, as noted below. The remaining $2.7 million of increase related to the increase in our personnel costs to support our expanding customer base.

We allocate our operating expenses between the infused management expenses and selling, general and administrative expenses. During the year ended December 31, 2007, the following changes affected both categories:

•	Share-based compensation expense increased by $4.2 million for the year ended December 31, 2007 from $0.8 million for the year ended December 31, 2006, of which $4.1 million was due to grants of stock warrants to Ascension Health and the balance was attributable to increases in the costs associated with employee option grants and the vesting of previously granted stock options.

•	Depreciation expense increased $0.2 million, or 66.7%, to $0.5 million for the year ended December 31, 2007 from $0.3 million for the year ended December 31, 2006, due to the addition of computer equipment, furniture and fixtures, and other property to support our growing operations.

•	Amortization expense increased $0.5 million, or 166.7%, to $0.8 million for the year ended December 31, 2007 from $0.3 million for the year ended December 31, 2006, due to the amortization of internally developed software.

Operating Loss

Operating loss decreased $8.2 million, or 94.5%, to $0.5 million for the year ended December 31, 2007 from $8.7 million for the year ended December 31, 2006. The decrease in operating loss was primarily due to net services revenue growing at a higher rate than costs of services and operating expenses as a result of operating efficiencies.

Income Taxes

In 2007, we had net taxable income and began recording a tax provision equal to 37% of pre-tax income.

Net Income

We had net income of $0.8 million for the year ended December 31, 2007 compared to a net loss of $7.3 million for the year ended December 31, 2006. The increase in net income was primarily due to the decrease in operating losses combined with a $0.4 million increase in interest income due to an increase in cash investments.

Selected Quarterly Financial Data

The following table sets forth selected unaudited consolidated quarterly operating data for each of the ten quarters during the period from January 1, 2007 to June 30, 2009. In our management’s opinion, the data have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data. You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Operating results for any fiscal quarter are not necessarily indicative of results for the full year. Historical results are not necessarily indicative of the results to be expected in future periods.

	Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,
	2007	2007	2007	2007	2008	2008	2008	2008	2009	2009
	(In thousands)

Net services revenue	$49,699	$56,795	$64,611	$69,620	$86,357	$100,904	$105,956	$105,252	$112,467	$125,682
Costs of services	44,431	46,688	50,765	55,792	73,433	86,649	87,624	87,505	92,703	102,964
Operating margin	5,268	10,107	13,846	13,828	12,924	14,255	18,332	17,747	19,764	22,718
Infused management and technology expenses	5,882	6,608	6,822	8,560	8,452	9,486	9,795	11,501	11,175	13,307
Selling, general and administrative expenses	2,478	2,564	3,139	7,476	5,696	3,946	5,020	6,565	8,816	6,492

Income (loss) from operations	(3,092)	935	3,885	(2,208)	(1,224)	823	3,517	(319)	(227)	2,919
Interest income	457	393	383	477	264	169	251	26	44	39

Net income (loss) before provision for (benefit from) income taxes	(2,635)	1,328	4,268	(1,731)	(960)	992	3,768	(293)	(183)	2,958
Provision for (benefit from) income taxes	(977)	492	1,583	(642)	26	600	1,414	224	454	(2,893)

Net income (loss)	$(1,658)	$836	$2,685	$(1,089)	$(986)	$392	$2,354	$(517)	$(637)	$5,851

Our quarterly and annual net services revenue generally increased each period due to ongoing expansion in the number of hospitals subject to managed service contracts with us and increases in the amount of incentive payments earned. The timing of customer additions is not uniform throughout the year, however. We did not add any new customers in the quarter ended December 31, 2008 and as a result our net services revenue were essentially unchanged from the prior quarter. We experience seasonal fluctuations in incentive payments as a result of variations in the number of days in certain months and patient deferral of elective procedures during the year-end holiday period.

Our costs of services generally increased each period due to increases in the number of revenue cycle staff persons under our management at customer sites. Our operating expenses have increased as a result of our hiring of additional employees to provide on-site management of our customers’ revenue cycle operations and our ongoing efforts to develop and enhance the technology that allows us to improve our customers’ net revenue. Operating margins are slightly depressed in quarters in which we add new customers that have not yet fully implemented our cost-reduction programs. In addition, beginning in the second half of 2008, we began to incur additional expenses to build the infrastructure necessary to become a public company. The ongoing decline in interest income for the periods presented is due to the reduction in market interest rates. The tax benefit in the quarter ended June 30, 2009 reflects the release of reserves for deferred tax assets of $3.6 million.

Selling, general and administrative expenses in the quarters ended December 31, 2007, March 31, 2008 and March 31, 2009 included $4.1 million, $2.4 million and $2.7 million, respectively, in share-based compensation expense associated with stock warrants granted for assistance in obtaining new hospital customers. Primarily as a result of these expenses, we incurred net losses in the quarters ended December 31, 2007 and March 31, 2008. We incurred a net loss in the quarter ended March 31, 2007 primarily due to the immaturity of our managed service contract portfolio and variations in the timing of quarterly incentive payments.

Liquidity and Capital Resources

Our primary source of liquidity is cash flows from operations. Given our current cash and cash equivalents, short-term investments and accounts receivable, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations for at least 12 months following the closing of this offering. We expect that the combination of our current liquidity and expected additional cash generated from operations will be sufficient for our planned capital expenditures, which are expected to consist primarily of capitalized software, and other investing activities, in the next 12 months.

Our cash and cash equivalents, consisting of demand deposits, increased $17.0 million, from $34.7 million at December 31, 2007 to $51.7 million at December 31, 2008, primarily due to cash generated by the growth in our business. Cash and cash equivalents decreased $13.9 million, from $51.7 million at December 31, 2008 to $37.8 million at June 30, 2009, primarily due to the changes in accounts receivable and prepaid assets discussed below.

Operating Activities

Cash flows used by operating activities totaled $11.7 million for the six months ended June 30, 2009 and cash flows generated by operating activities totaled $9.9 million for the six months ended June 30, 2008. Receivables from customers increased by $20.7 million during the six months ended June 30, 2009 and decreased by $0.9 million during the six months ended June 30, 2008, primarily due to increased net services revenue and the timing of customer payments. Prepaid assets increased by $7.2 million during the six months ended June 30, 2009 due to a prepayment of 2009 estimated federal income taxes. Payables increased by $12.7 million for the six months ended June 30, 2009 and by $10.6 million for the six months ended June 30, 2008. The change in payables was primarily due to timing of our payments.

Cash flows generated by operating activities totaled $39.5 million for the year ended December 31, 2008, $11.8 million for the year ended December 31, 2007 and $6.0 million for the year ended December 31, 2006. The increases in cash provided by operations for the years ended December 31, 2007 and 2008 was primarily attributable to higher net services revenue and improved financial results due to growth in our business. Receivables from customers increased by $4.3 million during the year ended December 31, 2008 and by $15.1 million during the year ended December 31, 2007, in each case primarily due to increased net services revenue. Payables increased by $16.1 million during the year ended December 31, 2008 and by $8.3 million during the year ended December 31, 2007, and deferred revenue increased by $10.3 million during the year ended December 31, 2008 and by $6.6 million during the year ended December 31, 2007. The increases in payables and deferred revenue were primarily due to growth in our business.

Investing Activities

Cash used in investing activities was $2.4 million for the six months ended June 30, 2009 and $2.3 million for the six months ended June 30, 2008. Use of cash in these periods primarily related to the purchase of furniture and fixtures, computer hardware and software to support the growth of our business.

Cash flows used in investing activities was $6.1 million for the year ended December 31, 2008, $3.3 million for the year ended December 31, 2007 and $4.7 million for the year ended December 31, 2006. For all three years, use of cash primarily related to our purchase of furniture, fixtures, computer hardware, software and other property to support the growth of our business. In addition, we used $1.4 million in cash to acquire SureDecisions in May 2006.

Financing Activities

Cash provided by financing activities was $0.2 million for the six months ended June 30, 2009 and cash used by financing activities was $0.4 million for the six months ended June 30, 2008. The increase from the six months ended June 30, 2008 to the six months ended June 30, 2009 was primarily attributable to the repayment of non-executive employee promissory notes related to stock option exercises.

Cash used by financing activities was $16.3 million for the year ended December 31, 2008, primarily due to our payment of $15.0 million of dividends and our repurchase of common stock for $1.5 million, partially offset by $0.2 million of proceeds from exercises of stock options. In June 2008, our board of directors approved a special dividend on all outstanding shares of common stock and preferred stock in the amount of $0.7203 per common-equivalent share, for an aggregate dividend of $15.0 million. The dividend was declared to provide an initial return on the investment of the company’s private investors.

Cash provided by financing activities was $5.4 million for the year ended December 31, 2007. This represented $5.5 million of proceeds from our sale of 669,284 shares of common stock to Ascension Health and an additional $0.6 million of proceeds from exercises of stock option, partially offset by our repurchases of common stock for $0.7 million.

Cash provided by financing activities was $2.0 million for the year ended December 31, 2006, reflecting $2.4 million of proceeds from exercises of stock options, partially offset by $0.4 million of loans we made to employees to facilitate their option exercises.

Future Capital Needs

We intend to fund our future growth over the next 12 months with funds generated from operations and our net proceeds from this offering. Over the longer term, we expect that cash flows from operations, supplemented by short-term and long-term financing, as necessary, will be adequate to fund our day-to-day operations and capital expenditure requirements. Our ability to secure short-term and long-term financing in the future will depend on several factors, including our future profitability, the quality of our accounts receivable, our relative levels of debt and equity, and the overall condition of the credit markets.

We are in the process of negotiating a $15 million revolving line of credit for working capital and general corporate purposes. If we enter into this credit facility, we anticipate that borrowings would be secured by substantially all of our assets and a cash deposit account and would be subject to a borrowing base. We expect the credit facility to have an initial term of two years, to be renewable annually and to have other terms and conditions customary for lines of credit of this type with similar companies.

Contractual Obligations

The following table presents our obligations and commitments to make future payments under contracts, such as lease agreements, and under contingent commitments as of December 31, 2008:

	Year Ended December 31,
					2013 and
	2009	2010	2011	2012	beyond	Total
	(In thousands)

Minimum lease payments	$1,218	$824	$758	$329	$792	$3,921

Total	$1,218	$824	$758	$329	$792	$3,921

We rent office space and equipment under a series of operating leases, primarily for our Chicago corporate office and India operations. Lease payments are amortized to expense on a straight-line basis over the lease term. As of December 31, 2008, the Chicago corporate office consisted of approximately 28,000 square feet in a multi-story office building. We have an option to cancel the lease effective November 30, 2011 if the landlord is unable, prior to December 31, 2010, to provide approximately 22,000 square feet of additional office space on an adjacent floor. If the landlord provides this additional office space and we do not concurrently exercise our option to return approximately 6,500 square feet of office space on a non-adjacent floor, the lease for all 50,000 feet will be extended until ten years and 90 days after the date we take possession of the additional 22,000 square feet of office space, and our minimum lease payments will increase by approximately $550,000 per year. See “Business — Facilities” for additional information regarding our office leases.

Pursuant to the master services agreement between us and Ascension Health and our individual agreements with hospitals affiliated with Ascension Health that contract for our services, our fees are subject to adjustment in the event specified performance milestones are not met, which could result in a reduction in future fees payable to us by such hospitals but would not obligate us to refund any payments. These potential reductions in future fees are not reflected in the above table because the amounts cannot be quantified and because, based on our experience to date, we do not anticipate that there will be any permanent reduction in future fees under these provisions. For additional information regarding these contract provisions, see “Related Person Transactions — Transactions With Ascension Health”.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board , or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141(R), Business Combinations. SFAS No. 141(R) requires us to continue to follow the guidance in SFAS No. 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, recognizing and measuring the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase, and recognizing and measuring goodwill or a gain from a bargain purchase. In addition, under SFAS No. 141(R), adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, are recorded as adjustments to income. This statement is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008; however, the guidance in this standard regarding the treatment of income tax contingencies is retroactive to business combinations completed prior to January 1, 2009. We adopted SFAS No. 141(R) on January 1, 2009. The adoption had no material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position, or FSP, SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other United States generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted this FSP January 1, 2009. The adoption of this FSP did not have an impact on our consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force, or EITF, 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years. We adopted this FSP effective January 1, 2009.

In April 2009, the FASB issued FSP SFAS 107-1 and Accounting Principles Board (APB) 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP, which amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires publicly-traded companies, as defined in APB Opinion No. 28, “Interim Financial Reporting”, to provide disclosures on the fair value of financial instruments in interim financial statements. Since FSP SFAS 107-1 requires only additional disclosures concerning the financial instruments, the adoption of FSP SFAS 107-1 effective June 30, 2009, did not have a material impact on our condensed consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, or SFAS 165. SFAS No. 165 establishes general standards of accounting for and disclosures of subsequent events that occur after the balance sheet date but prior to the issuance of financial statements. The statement requires additional disclosure regarding the date through which subsequent events have been evaluated by the entity as well as whether that date is the date the financial statements were issued. This statement became effective for our financial statements as of June 30, 2009. We have evaluated its subsequent events after the balance sheet date of June 30, 2009 through September 24, 2009.

In June 2009, FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 , or SFAS No. 168. SFAS No. 168 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect the adoption of SFAS No. 168 to have a significant impact on our consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Sensitivity.  Our interest income is primarily generated from interest earned on operating cash accounts. Our exposure to market risks related to interest rates is insignificant. We do not enter into interest rate swaps, caps or collars or other hedging instruments.

Foreign Currency Exchange Risk.  Our results of operations and cash flows are subject to fluctuations due to changes in the Indian rupee because a portion of our operating expenses are incurred by our subsidiary in India and are denominated in Indian rupees. However, we do not generate any revenues outside of the United States. For the year ended December 31, 2008 and the six months ended June 30, 2009, 0.7% and 0.8%, respectively, of our expenses were denominated in Indian rupees. As a result, we believe that the risk of a significant impact on our operating income from foreign currency fluctuations is not substantial.

BUSINESS

Overview

Accretive Health is a leading provider of healthcare revenue cycle management services. Our business purpose is to help U.S. hospitals, physicians and other healthcare providers manage their revenue cycle operations more efficiently. Our integrated, end-to-end technology and services offering, which we refer to as our solution, helps our customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. We enable these improvements by helping our customers increase the portion of the maximum potential patient revenue they receive while reducing total revenue cycle costs.

Our customers typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent ambulatory clinics, and their affiliated physician practice groups. We seek to develop strategic, long-term relationships with our customers and focus on providers that we believe understand the value of our operating model and have demonstrated success in both clinical and operational outcomes. As of June 30, 2009, we provided our integrated revenue cycle service offerings to 21 customers representing 53 hospitals and $11.9 billion in annual net patient revenue, as well as physicians’ billing organizations associated with several of these customers.

Grounded in sophisticated analytics, our solution spans our customers’ entire revenue cycle, unlike competing services that address only a portion of the revenue cycle. We are not a traditional outsourcing company focused solely on one-time cost reductions. Through the implementation of our distinctive operating model that includes people, processes and technology, our customers can generate significant and sustainable revenue cycle improvements. Our service offerings are adaptable to evolution of the healthcare regulatory environment, technology standards and market trends, and require no up-front cash investment by our customers.

To implement our solution, we assume full responsibility for the management and cost of a customer’s revenue cycle operations and supplement the customer’s existing revenue cycle staff with seasoned Accretive Health personnel. We collaborate with our customers’ revenue cycle employees with the objective of educating and empowering them so that over time they can deliver improved results using our tools. Once implemented, our technology, processes and services are deeply embedded in a hospital’s day-to-day operations, touching each key step of the revenue cycle. We and our customers share financial gains resulting from our solution, which directly aligns our objectives and interests with those of our customers. Both we and our customers benefit — on a contractually agreed upon basis — from net patient revenue increases and cost savings realized by the customers as a result of our services. We believe that, over time, this alignment of interests fosters greater innovation and incentivizes us to improve our customers’ revenue cycle operations.

The revenue cycle operations of a typical hospital, physician or other healthcare provider often fail to capture and collect the total amounts owed to it from third-party payors and patients for medical services rendered, leading to significant bad debt write-offs, uncompensated care, payor denials and corresponding administrative write-offs, as well as lost revenue for missed charges. Fitch Ratings estimates that in 2008, uncompensated care (including bad debt write-offs, charity care and uninsured discounts) averaged 17% of net patient revenue at U.S. hospitals. We generally deliver operating margin improvements to our customers through a combination of improvements in collections, which we refer to as net revenue yield, charge capture and revenue cycle cost reductions. Our customers have historically achieved significant net revenue yield improvements within 18 to 24 months of implementing our operating model, with customers subject to mature managed service contracts realizing 400 to 600 basis points in yield improvements, typically in the third or fourth contract year. Improvements in charge capture and collections are typically attributable to reduced payor denials, identification of additional items that can be billed to payors based on the actual procedures performed, identification of insurance for a higher percentage of otherwise uninsured patients, and improved collections of patient balances after insurance. Revenue cycle cost reductions are typically achieved through operating efficiencies, including streamlining work flow, automating processes, centralizing vendor activities and implementing other efficiencies. Specific sources of margin improvement vary among customers.

We have developed and refined our solution based in part on information, processes and management experience garnered through working with many of the largest and most prestigious hospitals and healthcare systems in the United States. We seek to embed our technology, personnel, know-how and culture within each customer’s revenue cycle activities with the expectation that we will serve as the customer’s on-site operational manager beyond the managed service contract’s initial term, which typically ranges from four to five years. To date, we have experienced a contract renewal rate of 100% (excluding exploratory new service offerings, a consensual termination following a change of control and a customer reorganization). Coupled with the long-term nature of our managed service contracts and the fixed nature of the base fees under each contract, our historical renewal experience provides a core source of recurring revenue.

Our net services revenue consist primarily of base fees and incentive fees. We receive base fees for managing our customers’ revenue cycle operations, net of any cost savings we share with those customers. Incentive fees represent our portion of the increase in our customers’ net patient revenue resulting from our services. We generate a portion of our operating margin as a result of the difference between the fixed base fees and the variable costs of the revenue cycles that we manage. Incentive fees are a smaller portion of overall revenue than base fees but generally contribute directly to operating margin, thus significantly impacting our profitability. We closely monitor each customer’s revenue cycle performance through periodic operating reviews. A customer’s net revenue improvements and cost savings generally increase over time as we deploy additional programs and as the programs we implement become more effective, which in turn provides visibility into our future revenue and profitability. In 2008, for example, approximately 80% of our net services revenue, and over 95% of our net income, was derived from customer contracts that were in place as of January 1, 2008. In 2008, we had net services revenue of $398.5 million, representing growth of 65.5% over 2007 and a compound annual growth rate of 53.0% since 2005. In addition, we were profitable for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009, and our profitability increased in each of these periods.

Market Opportunity

We believe that current macroeconomic conditions will continue to impose financial pressure on healthcare providers and will increase the importance of managing their revenue cycles effectively and efficiently. The market opportunity for our services — which we define as the total amount of net patient revenue collected annually by U.S. hospitals and physicians’ billing organizations — exceeds $750 billion, calculated as follows. There are more than 2,200 acute care hospitals in the United States within our target market (with more than $250 million in annual net patient revenue each, or part of larger hospital systems), representing a market opportunity of approximately $510 billion in annual net patient revenue. In addition, there are more than 2,500 smaller hospitals (with less than $250 million in annual net patient revenue each), representing a market opportunity of approximately $130 billion in annual net patient revenue, and large physicians’ billing organizations (with at least 75 physicians each), representing an additional market opportunity of approximately $115 billion in annual net patient revenue.

According to the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services, expenditures for hospitals and physician and clinical services are expected to increase between 2009 and 2018 at annual rates of approximately 6.4% and 5.4%, respectively. Population growth, longer life expectancy, the increasing prevalence of chronic illnesses (such as diabetes and obesity) and the over-utilization of certain healthcare services is expected to put increasing pressure on hospitals, physicians and other healthcare providers to operate more efficiently. American Hospital Association surveys indicate that approximately 43% of hospitals had a negative operating margin during the first quarter of 2009 and approximately 77% of hospitals are reducing capital spending. As the scope of healthcare services expands and financial pressures mount, hospitals are demanding both greater effectiveness and improved efficiency in the management of their revenue cycle operations. We believe that efficient management of the revenue cycle and collection of the full amount of payments due for patient services are among the most critical challenges facing healthcare providers today.

We believe that the inability of healthcare providers to capture and collect the total amounts owed to them for patient services is caused by the following trends:

•	Complexity of Revenue Cycle Management. At most hospitals, there is a lack of standardization across operating practices, payor and patient payment methodologies, data management processes and billing systems. In general, after a patient receives healthcare services, the hospital must coordinate payment with two or more parties, including third-party insurance companies, federal and state government payors, private charities and individual payors. Hospitals also face a growing population of uninsured patients, whom healthcare providers have an ethical and legal obligation to treat.

•	Lack of Integrated Systems and Processes. Although interrelated, the individual steps in the revenue cycle continuum are not operationally integrated across revenue cycle departments at many hospitals. Multiple tasks and milestones must be completed properly by personnel in various departments before a hospital or physician can be reimbursed for patient services. It is often difficult for a single organization to acquire and coordinate all the knowledge and experience necessary to capture inefficiencies within the revenue cycle. Even if all steps are performed flawlessly, the time required to receive full payment for services creates long billing cycles. With frequent changes in the reimbursement rules imposed by third-party payors, the billing and collections cycle often is not timely and error-free, further lengthening the time before payment is actually received by the healthcare provider.

•	Increasing Patient Financial Responsibility for Healthcare Services. Hospitals are being forced to adapt to the need for direct-to-patient billing and collections capabilities as patients bear payment responsibility for an increasing portion of healthcare costs. Hospitals have traditionally focused on collecting payments from insurance companies and from state and federal payors, and typically are less familiar with the processes necessary to collect payments from patients at the point of service, including the use of alternative payment options. Patient billing is often confusing and payment instructions are often unclear. Moreover, hospitals generally do not utilize consumer segmentation techniques to formulate effective revenue collection approaches to patients. As a result, hospitals generally write-off a high percentage of patient-owed bills, resulting in increases in bad debt and uncompensated care.

•	Outdated Systems and Insufficient Resources to Upgrade Them. Many hospitals suffer from operating inefficiencies caused by outdated technology, increasingly complex billing requirements, a general lack of standardization of process and information flow, costly in-house services that could be more economically outsourced, and an increasingly stringent regulatory environment. Hospitals often lack the breadth and depth of data available to payors, and this lack of information may contribute to the filing of less accurate claims with third-party insurance payors and unfavorable resolutions of disputed claims. In addition, the endowments of most hospitals have significantly declined, motivating them to make their revenue cycle operations more efficient.

National healthcare reform is currently a major policy issue at the federal level. The Obama administration has made healthcare reform a priority, and several legislative proposals are currently being debated by Congress. Some of the underlying themes of current reform proposals are broadly targeted to driving greater efficiency in the U.S. healthcare system by, among other things, rewarding quality and coordination of care and promoting broader adoption of electronic medical records. Although it is impossible to predict what healthcare reform legislation, if any, will be enacted, we believe healthcare reform could create new business opportunities for us by increasing the need for services such as those that we provide. For example, as a result of more complex reimbursement models and reduced fee-for-service reimbursement, healthcare providers may turn to outsourcing to extract more out of their existing revenue cycles. The increased attention to quality measures and risk/reward reimbursement models under some reform proposals could also create more interest in our service offerings.

The Accretive Health Solution

Our solution is intended to address the full spectrum of revenue cycle operational issues faced by healthcare providers, including:

•	the increasingly complex and challenging payor environment;

•	a lack of fully integrated end-to-end revenue cycle management expertise;

•	the consequences of increasing patient responsibility for their healthcare costs;

•	the difficulty and associated expense of a single organization acquiring and coordinating the knowledge and experience necessary to efficiently manage the revenue cycle;

•	ongoing attrition of revenue cycle staff; and

•	frequent patient confusion and frustration with financial obligations and billing.

The revenue cycle operations of a typical hospital, physician or other healthcare provider fail to capture and collect the total amounts owed to them from third-party payors and patients for medical services rendered, leading to significant bad debt write-offs, uncompensated care, payor denials and corresponding administrative write-offs, as well as lost revenue for missed charges. Fitch Ratings estimates that in 2008 uncompensated care (including bad debt write-offs, charity care and uninsured discounts) averaged 17% of net patient revenue at U.S. hospitals.

We deliver operating margin improvements to our customers through a combination of improvements in collections, which we refer to as net revenue yield, charge capture and revenue cycle cost reductions. Improvements in charge capture and collections are typically attributable to reduced payor denials, identification of additional items that can be billed to payors based on the actual procedures performed, identification of insurance for a higher percentage of otherwise uninsured patients, and improved collections of patient balances after insurance. Revenue cycle cost reductions are typically achieved through streamlining work flow, automating processes, centralizing vendor activities and implementing other efficiencies. Specific sources of margin improvement vary among customers.

Our customers have historically achieved significant net revenue yield improvements within 18 to 24 months of implementing our operating model, with customers operating under mature managed service contracts realizing 400 to 600 basis points in yield improvements, typically in the third or fourth contract year. During the assessment phase of the customer relationship, we identify specific areas for improvement in net revenue yield and begin implementation immediately upon execution of a managed services contract. While improvements in net revenue yield generally represent the majority of a customer’s operating margin improvement, we generally are able to deliver additional margin improvement through revenue cycle cost reductions. Because our managed service contracts align our interests with those of our customers, we are able, over time, to improve our margins along with those of our customers.

We believe that our proprietary technology, management experience and well-developed processes are enhanced by the knowledge and experience we gain working with a wide range of customers and improve with each payor reimbursement or patient pay transaction. Our proprietary technology applications include workflow automation and direct payor connection capabilities that enable revenue cycle staff to focus on problem accounts rather than on manual tasks, such as searching payor websites for insurance and benefits verification for all patients. We employ “exception based logic” technology that provides the same interface for all users and automates a host of tasks that otherwise can consume a significant amount of staff time. We use real-time feedback from our customers to improve the functionality and performance of our technology and processes and incorporate these improvements into our service offerings on a regular basis. We strive to apply operational excellence throughout the entire revenue cycle.

We adapt our solution to the hospital’s organizational structure in order to minimize disruption to existing staff and to make our services transparent to both patients and physicians. The experience and knowledge of the senior management personnel we provide to our customers can improve the performance of their in-house revenue cycle staff. Our objective is to improve the operating performance of our customers, thus generating incentive fees for ourselves, by:

•	Improving Net Revenue Yield. We help our customers improve their net revenue yield. Through the use of our proprietary technologies and methodologies, we precisely calculate each customer’s improvement in net revenue yield. This calculation compares the customer’s actual cash collections for a given instance of care to the maximum potential cash receipts that the customer should have received from the instance of care, which we refer to as the best possible net compliant revenue. We aggregate these calculations for all instances of care and compare the result to the aggregate calculation for the year before we began to provide our services to the customer. We receive a share of each customer’s improvement in net revenue yield.

•	Increasing Charge Capture. We help our customers increase their charge capture by implementing optimization techniques and related processes. We utilize sophisticated analytics and artificial intelligence software to help improve the accuracy of claims filings and the resolution of disputed claims from third-party insurance payors. We also overlay a range of capabilities designed to reduce missed charges, improve the clinical/reimbursement interface and produce bills that comply with third-party payor requirements and applicable healthcare regulations.

•	Making Revenue Cycle Operations More Efficient. We help our customers make their revenue cycle operations more efficient by implementing advanced technologies, streamlining operations, avoiding unnecessary re-work and improving quality. We also can reduce the costs of third-party services, such as Medicaid eligibility review, by transferring the work to our own internal operations. For some customers, we are able to reduce operating costs further by transferring selected internal operations to our centralized shared services centers located in the United States and India.

We employ a variety of techniques intended to achieve this objective:

•	Gathering Complete Information. We focus on gathering complete patient information and educating the patient as to his or her potential financial responsibilities before receiving care so the services can be recorded and billed to the appropriate parties. Our systems maintain an automated electronic scorecard, which measures the efficiency of up-front data capture, billing and collections throughout the life cycle of any given patient account. These scorecards are analyzed in the aggregate, and the results are used to help improve work flow processes and operational decisions for our customers. We believe that hospitals employing our services have increased the percentage of non-emergency in-patient admissions with complete information profiles to nearly 100%, enabling fewer billing delays, increased charge capture and reduced billing cycles.

•	Improving Claims Filing and Third-Party Payor Collections. We implement sophisticated analytics designed to improve claims filing and collection of claims from third-party insurance payors. By employing proprietary algorithms and modeling to determine how hospital revenue cycle staff should allocate time and resources across a pool of outstanding claims, we can increase the likelihood that patient services will be reimbursed. In addition, our proprietary tools automatically analyze the information collected for each patient encounter, including insurance coverage, personal financial status and medical treatments administered, to improve the revenue outcome from each patient account. This information is analyzed and updated in real time to help hospital administrators predict future cash flow and monitor underpayments from payors. Historically, third-party insurance payors have tracked patient services and billing information in more detail than hospitals, resulting in informational advantages for these third-party insurance payors. Our automated systems provide our customers with substantially the same quality and breadth of information available to many insurance companies, thereby helping them obtain contractually correct reimbursements in a timely manner.

•	Identifying Alternative Payment Sources. We use various methods to find payment sources for uninsured patients and reimbursement for services not covered by third-party insurance. Our patient financial screening technology and methodologies often identify federal, state or private grant sources to help pay for healthcare services. These techniques are designed to ease the financial burden on uninsured or underinsured patients and increase the percentage of patient bills that are actually paid. After a typical implementation period, we have been able to help our customers find a third-party payment source for approximately 85% of all admitted patients who identified themselves as uninsured.

•	Employing Proprietary Technology and Algorithms. Our service offerings employ a variety of proprietary data analytics and predictive modeling algorithms. For example, we identify patient accounts with financial risk by applying data mining techniques to the data we have collected. Our systems are designed to streamline work processes through the use of proprietary algorithms that focus revenue cycle staff effort on those accounts deemed to have the greatest potential for improving net revenue yield or charge capture. We frequently adjust our proprietary predictive algorithms to reflect changes in payor and patient behavior based upon the knowledge we glean from our entire customer base. As new customers are added and payor and patient behavior changes, the information we use to create our algorithms expands, increasing the accuracy and value of those algorithms. We rely upon a combination of trademark, copyright and trade secret law and contractual terms and conditions to protect our intellectual property rights, and have filed four patent applications covering key innovations utilized in our solution.

•	Using Analytical Capabilities and Operational Excellence. We draw on the experience that we have gained from working with many of the best healthcare provider systems in the United States to train hospital staffs about new and innovative revenue cycle management practices. We employ extensive analytical analyses to identify specific weaknesses in business processes. We also strive to achieve operational excellence and to foster an overall culture of leading by example. As a result, our on-site management teams have seen marked shifts in the behaviors of hospital administrative staff, including enthusiasm for setting daily and weekly goals, participation in daily half-hour gatherings to track results achieved during the day, and improved adherence to our standard operating procedures.

In addition, we help our customers increase their revenue cycle efficiency by implementing improved practices, advanced data management technology, streamlining work flow processes and outsourcing aspects of their revenue cycle operations. For example, services that can be shared across our customers, such as patient scheduling and pre-registration, medical transcription and patient financial services, can be performed in our shared services centers in the United States and India. By leveraging the economies of scale and experience of our shared services centers, we believe that we offer our customers better quality services at a lower cost. For those customers opting not to participate in our shared services program, we can help reduce costs by migrating services such as Medicaid eligibility, medical transcription and collections from external vendors to our internal staff.

Our Strategy

Our goal is to become the preferred provider-of-choice for revenue cycle management services in the U.S. healthcare industry. Since our inception, we have worked with some of the largest and most prestigious healthcare systems in the United States, such as Ascension Health, the Henry Ford Health System and the Dartmouth-Hitchcock Medical Center. Going forward, our goal is to continue to expand the scope of our services to hospitals within our existing customers’ systems as well as to leverage our strong relationships with reference customers to continue to attract business from new customers. Key elements of our strategy include the following:

•	Delivering Tangible, Long-Term Results by Providing End-to-End Services Across the Entire Revenue Cycle. Our solution is designed to help our customers achieve sustainable economic value through improvements in operating margins. Improvements in our customers’ operating margins in turn provide recurring revenues for us. Our technology and services are deeply integrated across the entire spectrum of a customer’s revenue cycle continuum, whereas most competitive offerings address a narrower portion of the revenue cycle. Our offering alleviates the need to purchase services from multiple sources, potentially saving customers time, money and integration challenges in their efforts to improve their revenue cycle activities.

•	Continuing to Develop Innovative Approaches to Increase Yield on Patient-Owed Obligations. We have developed and continue to design creative approaches intended to increase net revenue yields on patient-owed obligations. These processes include direct communications with payors to establish patient pay amounts (after insurance and taking into account deductibles) and status, contract modeling tools to provide patients with accurate updates on the portion of an outstanding balance for which they are personally responsible, and the provision of prior balance data and payment alternatives to patients at the point of service. We also use consumer behavior modeling and conduct trending analyses for collections, and we offer patients a variety of payment methods.

•	Enhancing and Developing Proprietary Algorithms to Identify Potential Errors and to Make Process Corrections. Even as patients begin to assume responsibility for a greater portion of the cost of medical services, healthcare providers continue to rely upon third-party payors for the majority of medical reimbursements. To help improve revenue collection rates and timing for claims owed by payors, we have developed proprietary algorithms to assess risk and the resulting treatment of claims. Our methodology is designed to enable nearly 100% of outstanding claims to be reviewed, prioritized and pursued, compared to the prevailing industry practice of pursuing only 80% of the outstanding claims. In instances where our customers had been using other third-party tools, we routinely identify multiple additional lost charges. We believe that our focus on collecting revenue from a broader range of outstanding claims and reducing the average time to collection differentiates our revenue cycle management services.

•	Expanding Our Shared Services Program. Our shared services program, which includes patient scheduling and pre-registration, medical transcription and patient financial services, is structured to reduce a hospital’s overhead costs while providing services of comparable or higher quality. Expansion of our shared services program is potentially advantageous for both our customers and us, as we both benefit from greater savings attributable to economies of scale and improvements in net revenue yield. We believe that continuing to transition customers to our shared services will help us achieve our targeted improvements in customer operating margins. We introduced the shared services program in 2008, and we continue to see interest in this offering from both new and existing customers. Currently, approximately 35% of our customers participate in our shared services program.

•	Hiring, Training and Retaining Our Personnel. Our solution was developed by what we believe to be the best personnel available in the market. In order to grow our business and solidify our competitive position, we need to continue to hire, train and retain very talented team members who demonstrate a strong focus on outstanding customer service. Employee recruitment is a priority for us because we believe that our long-term growth is limited more by the availability of top talent than by constraints in market demand for our solution. We seek an ongoing influx of new personnel at all levels so that we have adequate staffing to pursue and accept new customer opportunities. We also make substantial ongoing investments in employee training, including our “operator academy” and “revenue cycle academy” which enable us to educate all new employees regarding our operating model and related processes and technology.

•	Continuing to Diversify Our Customer Base. In October 2004, Ascension Health became our founding customer. While Ascension Health is our largest customer and we expect to continue to expand our presence within Ascension Health’s network of affiliated hospitals, we are focusing our marketing efforts primarily on other healthcare providers and expect to continue to diversify our customer base. In the six months ended June 30, 2009 compared to the six months ended June 30, 2008, our net services revenue from customers not affiliated with Ascension Health grew by 62.1%, while our net services revenue from hospitals affiliated with Ascension Health grew by 10.5%. As a result, the percentage of our total net services revenue attributable to hospitals affiliated with Ascension Health declined from 88.7% in the year ended December 31, 2006 to 63.6% in the six months ended June 30, 2009. Since January 1, 2007, approximately $5.0 billion of the $7.1 billion in annual net patient revenue that we added to our customer base was unrelated to Ascension Health.

•	Developing Enhanced Service Offerings that Offer Long-Term Opportunities. We intend to continue to introduce new services that draw upon our core competencies and that we believe will be attractive to our target customers. In considering new services, we look for market opportunities that we believe present low barriers to entry, require limited incremental cost and present significant growth opportunities. For example, we recently began targeting large physicians’ billing organizations that are linked to hospital systems, and we are developing an initiative focused on increasing the quality of healthcare through incentive payments to primary care physicians. We also plan to selectively pursue acquisitions that will enable us to broaden our service offerings.

Our Services

Core Service Offering

Our core offering consists of end-to-end, integrated technology and revenue cycle management services. We assume full responsibility for the management and cost of the customer’s end-to-end revenue cycle operations in exchange for a base fee and the opportunity to earn incentive fees. To implement our solution, we supplement the customer’s existing revenue cycle management and staff with seasoned Accretive Health revenue cycle leaders, subject matter experts and staff, and connect our proprietary technology and analytical tools to the hospital’s existing technology systems. Our employees that we add to the hospital’s revenue cycle team typically have significant experience in healthcare management, revenue cycle operations, technology, quality control and other management disciplines. In addition to implementing revenue enhancement procedures, we help our customers reduce their revenue cycle costs by implementing improved practices, advanced data management technology and more efficient processes, as well as outsourcing aspects of their revenue cycle operations. We seek to adapt our solution to the hospital’s organizational structure in order to minimize disruption to existing staff and to make our services transparent to both patients and physicians.

We believe that our solution offers our customers a number of strategic, financial and operational benefits:

•	Operating Management. We assign highly-trained management teams to each customer site to facilitate technology implementation, provide hands-on training to existing hospital employees and guide staff toward achievable performance goals.

•	Technology Improvements. We integrate our proprietary technology with a hospital’s transaction systems to help improve claims collections and realize operating efficiencies. By using a web interface to layer our tools on top of a hospital’s existing software, we can bring our capabilities online in a timely manner without requiring any up-front hardware investment by customers.

•	Standardized Operating Model. We offer our customers a revenue cycle operating model that has delivered tangible financial benefits. Our standard implementation techniques are designed to enable us to install our operating model in a timely manner and consistently at customer sites. We utilize a uniform set of key performance indicators to drive and assess the revenue cycle operations of our customers. Our senior operational leaders closely monitor each customer’s revenue cycle performance through ten to twelve operating reviews each year.

•	Multi-Industry Revenue Process Experience. Our personnel have years of prior work experience advising customers on revenue process management issues in complex industries. We have combined this experience with healthcare industry innovative practices and operational excellence to form the foundation of our service offerings. We believe that the depth and breadth of our knowledge of healthcare and non-healthcare revenue cycle management help differentiate us from our competitors.

•	Shared Services. We offer customers the opportunity to realize operating efficiencies by outsourcing certain revenue tasks and responsibilities to shared facilities that we operate. By allowing multiple, unrelated hospitals to utilize the same set of resources for key revenue cycle tasks, our shared services capability provides opportunities to reduce the operating costs of our customers. We have been able to achieve meaningful margin improvements for the customers that utilize our shared services.

Our solution spans a hospital’s entire revenue cycle. We deploy our proprietary technology and management experience at each key point in the revenue cycle. As part of our solution, we make targeted changes in the hospital’s processes designed to improve its revenue cycle operations. We also implement cost-reduction programs, including the use of our shared services centers for customers who choose to participate and, for other customers, by moving services such as Medicaid eligibility, transcription and collections from external vendors to our internal staff.

Front Office (Patient Access).  A hospital’s front office revenue cycle operations typically consist of scheduling, pre-registration, registration and collection of patient co-payments. Complete and accurate information gathering at this stage is critical to a hospital’s ability to collect revenue from the patient and third-party payors after healthcare services are provided.

AHtoAccess, our integrated suite of proprietary patient admission tools, is designed to minimize downstream collections issues by standardizing up-front patient information gathering through direct connections between the customer and each of its third-party payors and automated workflow navigation of authorization and referral requirements. AHtoAccess is used by our on-site management teams and hospital employees to handle a variety of front office tasks, including:

•	verification of patient contact information, which improves accuracy of recording patient admissions data in the hospital’s patient accounting system;

•	real-time validation of coverage and benefits for insured patients, which allows up front assessment of each patient’s ability to pay;

•	screening of self-pay patients for alternative coverage solutions, which helps identify payment sources including long-term payment plans and charity or government-sponsored coverage for uninsured or underinsured patients; and

•	up-front calculation of patient pay residuals, which facilitates accurate and timely communication and collection of residual payment obligations and any outstanding patient balances from previous services.

Middle Office (Health Services Billing).  Once treatment has been provided to a patient, a hospital’s middle office revenue cycle operations typically consist of transcribing physicians’ dictated records of patient care and related diagnoses, assigning treatment codes so that bills may be generated and consolidating all patient information into a single patient file. Our solution provides opportunities to improve revenue yield attributable to the middle office by enabling a customer to properly bill all appropriate charges, reduce payor coverage denials based upon inaccurate or incomplete billing or untimely filing, and improve the accuracy and comprehensiveness of patient and billing information to enable bills to be issued in a timely and efficient manner.

We deploy several proprietary software tools in the middle office. AHtoCharge is an automated variance detection tool used to identify missing charges in patient bills and to detect coding errors in patient records. In addition to the use of proprietary technology, we enhance a hospital’s revenue cycle operations in the middle office with our:

•	in-house nurse auditors, who review the accuracy of treatments, diagnoses and charges in patient records and follow-up with hospital revenue cycle staff so that the bills may be updated and sent out within the normal billing cycle; and

•	on-staff physicians, who help hospital case managers properly code emergency department patients during their transition from “observation” to “in-patient” status, to improve accurate and appropriate billing to payors.

Back Office (Collections).  A hospital’s back office revenue cycle operations typically consist of bill creation and submission, follow-up to resolve unpaid or underpaid claims and re-submit incomplete claims, the collection of amounts due from patients and the application of cash payments to outstanding balances. At this stage of the revenue cycle, efficiency and data accuracy are critical to increasing the hospital’s collections from all responsible parties in a timely manner, and reducing the hospital’s bad debt expense. Our solution is designed to improve revenue yield attributable to the back office by enabling a customer to:

•	decrease the time required for bill creation and submission;

•	increase the percentage of claims receiving maximum allowable reimbursement from payors;

•	find alternative payment sources for unpaid and underpaid claims with both third-party payors and patients; and

•	reduce contractual write-offs to provide an accurate record of outstanding charges.

We deploy a number of proprietary tools in the back office:

•	Yield-Based Follow Up. Our Yield-Based Follow Up tool enables us to pursue reimbursement for claims based on risk scoring and detection as established by our proprietary algorithms.

•	Medical Financial Solutions. Our Medical Financial Solutions tool uses proprietary algorithms to assess a patient’s propensity to pay and determines follow-up actions structured to allow higher yields with lower collections effort.

•	Retro Eligibility. Our Retro Eligibility tool continually searches for insurance coverage for each patient visit, even after treatment has concluded, to determine whether uninsured patients are eligible for some form of insurance coverage.

•	AHtoContract. Our AHtoContract tool utilizes proprietary modeling and analytics to calculate the aggregate reimbursement due to the hospital from third-party payors and patients for a given patient treatment.

•	Underpayments. Our Underpayments tool employs payor remittance data and contract models to determine whether a payor has reimbursed less than its contracted amount for a specific claim and enables the hospital’s back office staff to resolve these situations directly with payors.

•	AHtoPost. Our AHtoPost tool is used by our shared services centers to centralize the task of posting cash payments to customers’ patient accounting systems, combining a sophisticated software platform with optical character recognition technology.

Accretive Direct Service Offering

Our “Accretive Direct” service offering is a focused technology and services solution for smaller hospitals where implementation of the complete suite of on-site management assistance included with our core service offering is not economically feasible. This service offering incorporates additional automation and standardization into our revenue cycle management solution with less reliance on infused management personnel. Currently, we have one customer that uses our Accretive Direct services, which include:

•	implementation of our AHtoAccess tool in the customer’s front office revenue cycle operations;

•	implementation of our AHtoCharge tool and our physician advisory services in the customer’s middle office revenue cycle operations;

•	outsourcing of the customer’s pre-service patient calling activities, back office revenue cycle operations and patient financial services activities to our shared services operating centers; and

•	support for audits of Medicare charges.

Quality/Cost Service Initiative

We are pursuing a new quality/cost service initiative that we believe presents attractive growth potential for us. We are building a turnkey technology and service solution that, once completed and implemented, would allow formal and informal organized delivery systems to provide population-based management of care, as compared to episodic care, and reward providers for cost savings and increased quality. We believe that our knowledge and understanding of the U.S. healthcare payment and reimbursement system, our business process experience and our technology position us well to pursue this opportunity.

Healthcare providers tend to focus on their own role in patient care rather than the totality of a patient’s healthcare. This approach often leads to ineffective care coordination and can have a negative impact on healthcare quality and cost. Our quality/cost service initiative is intended to link episodes of care and facilitate the re-emergence of the primary care physician, or PCP, as the coordinator of care for each patient. We believe that appropriate financial incentives can be designed to encourage PCPs to focus on the prevention of acute care episodes — for example, through comprehensive annual physicals and the systematic use of HbA1c blood sugar tests for diabetics — and, when those episodes do occur, to focus on the prevention of hospital readmissions. To accomplish these objectives, the financial incentives would relate to, among other things, total integration of care, medical best practices and the use of healthcare information technology. Because PCPs drive the vast majority of healthcare decisions (excluding personal lifestyle decisions) that have an impact on healthcare, we believe that this initiative could reduce costs and increase healthcare quality.

We believe a service offering of this nature would be attractive to healthcare providers because of the potential for higher quality patient care and lower healthcare costs. In addition, the American Recovery and Reinvestment Act enacted in February 2009 provides for potential payments over time of up to $44,000 (under Medicare) and $64,000 (under Medicaid) to any physician who adopts and “meaningfully uses” electronic health records, and we believe our healthcare information technology can help physicians qualify for these payments.

We plan to beta test our quality/cost initiative at selected customer sites and expect to be in a position to roll out a service offering based on this initiative during 2010.

Customers

Customers for our core service offering typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent clinics, and the physician practice groups affiliated with those systems. Our core service offering is best-suited for healthcare organizations in which substantial improvements can be realized through the full implementation of our solution. Our Accretive Direct service offering is targeted to hospitals with less than $250 million in annual net patient revenue. We seek to develop strategic, long-term relationships with our customers and focus on providers that we believe understand the value of our operating model and have demonstrated success in both clinical and operational outcomes. In October 2004, Ascension Health became our founding customer. While Ascension Health is still our largest customer and we expect to continue to expand our presence beyond the hospitals we currently service within Ascension Health’s network, we are focusing our marketing efforts primarily on other healthcare providers and expect to continue to diversify our customer base. As of June 30, 2009, we provided our integrated revenue cycle service offering to 21 customers representing 53 hospitals and $11.9 billion in annual net patient revenue, as well as physicians’ billing organizations associated with several of these customers.

We target seven market segments in the United States for our integrated revenue cycle service offering:

•	Academic Medical Centers and Ambulatory Clinics. Academic medical centers and ambulatory clinics, including related physician practices, represent approximately $120 billion in annual net patient revenue. This market segment offers attractive opportunities for us because of the significant size and patient volume of academic medical centers and ambulatory clinics (typically more than $1 billion each in net patient revenue) and the fragmented revenue cycle management operations of most physician practices. Our customers in this market segment include the Dartmouth-Hitchcock Medical Center and the Henry Ford Health System.

•	Catholic Community Healthcare Systems. Catholic community healthcare systems represented our initial target market segment and remain a primary focus for us. Catholic community healthcare systems manage approximately $62 billion in annual net patient revenue. Ascension Health is the nation’s largest Catholic and largest non-profit healthcare system, with a network of 78 hospitals and related healthcare facilities located in 20 states and the District of Columbia. We serve a number of hospitals and regional healthcare systems affiliated with Ascension Health.

•	Other Faith-Based Community Healthcare Systems. Drawing on our experience with the Catholic community healthcare system market, we also target the market for other faith-based community healthcare systems. Healthcare systems affiliated with other religious faiths manage approximately $42 billion in annual net patient revenue. We serve several regional healthcare systems in this market segment.

•	Not-for-Profit Community Hospitals. There are nearly 2,000 not-for-profit community hospitals, with a variety of affiliations that are not faith-based. Not-for-profit community hospitals manage approximately $241 billion in annual net patient revenue. We serve several customers in this market segment.

•	Physicians’ Billing Organizations. Large physicians’ billing organizations, with at least 75 physicians each, represent approximately $115 billion in annual net patient revenue. Our customer work in this market includes the billing activities involving several hundred physicians at the Dartmouth-Hitchcock Medical Center and the Henry Ford Health System.

•	For-Profit Hospital Systems. For-profit hospital systems manage approximately $80 billion in annual net patient revenue. This sector, although smaller than the not-for-profit sector, still represents a significant target market segment for our revenue cycle services. We do not currently have any customers in this market segment.

•	Government-Owned Hospitals. Each major metropolitan area in the United States has at least one large municipal or city-owned hospital system, with annual net patient revenue typically in the range of $500 million to $1 billion. This market segment represents approximately $95 billion in annual net patient revenue. We do not currently have any customers in this market segment.

We believe that the diversity of our customer base, ranging from not-for-profit community hospitals to large academic medical centers and healthcare systems, demonstrates our ability to adapt and apply our operating model to many different situations.

Sales and Marketing

Our new business opportunities have historically been generated through high-level industry contacts of members of our senior management team and board of directors and positive references from existing customers. As we have grown, we have added senior sales executives and adopted a more institutional approach to sales and marketing that relies on systematic relationship building by all of our senior team members. Our sales process generally begins by engaging senior executives of the prospective hospital or healthcare system, typically followed by our assessment of the prospect’s existing revenue cycle operations and a review of the findings. We employ a standardized managed service contract that is designed to streamline the contract process and support a collaborative discussion of revenue cycle operation issues and our proposed working relationship. Our sales process typically requires six to twelve months from the introductory meeting to contract execution.

Technology

Technology Development

Our technology development organization operates out of various facilities in the United States and India. Our technology is developed in-house by Accretive Health employees, although at times we may supplant our technology development team with independent contractors. We use a rapid application development methodology in which new functionality and enhancements are released on a 30-day cycle, and minor functionality or “patch” work is released on a seven-day cycle. Based upon this schedule, we release approximately eleven technology offerings with new functionalities each year across each of the four principal portions of our customer-facing applications. All customer sites run the same base set of code with modifications isolated via a configuration management approach. We use a beta-testing environment to develop and test new technology offerings at one or more customers, while keeping the rest of our customers on production-level code.

Our applications are deployed on a consistent architecture based upon an industry-standard Microsoft SQL*Server database and a “DotNetNuke” open source application architecture. This architecture provides a common framework for development, which in turn simplifies the development process and offers a common interface for end users. We believe the consistent look and feel of our architecture allows our customers and staff to begin using ongoing enhancements to our software suite quickly and easily.

We devote substantial resources to our development efforts and plan at a yearly, half-yearly, quarterly and release level. We employ a “value point” scoring system to assess the impact an enhancement will have on net revenue, costs, efficiency and customer satisfaction. The results of this value point system analysis are evaluated in conjunction with our overall corporate goals when making development decisions. In addition to our technology development team, our operations personnel play an integral role in setting technology priorities in support of their objective of keeping our software operating 24 hours a day, 7 days a week.

Technology Operations

Our applications are hosted in data centers located in Atlanta, Georgia and Salt Lake City, Utah, and our internal financial application suite is hosted in a data center in Minneapolis, Minnesota. These data centers are operated for us by third parties and are SAS-70 compliant. Our development, testing and quality assurance environment is operated from the data center in Atlanta with a separate server room in Chicago, Illinois. We have agreements with our hardware and system software suppliers for support 24 hours a day, 7 days a week. Our operations personnel also use our resources located in our other U.S. facilities and in our India facilities.

Customers use high-speed Internet connections or private network connections to access our business applications. We utilize commercially available hardware and a combination of custom-developed and commercially available software. We designed our primary application in this manner to permit scalable growth. For example, database servers can be added without adding web servers, and vice versa. We believe that this architecture enables us to scale our operations effectively and efficiently.

Our databases and servers are backed-up in full on a weekly basis and undergo incremental back-ups nightly. Databases are also backed-up frequently by automatically shipping log files with accumulated changes to separate sets of back-up servers. In addition to serving as a back-up, these log files update the data in our online analytical processing engine, enabling the data to be more current than if only refreshed overnight. Data and information regarding our customers’ patients is encrypted when transmitted over the internet or traveling off-site on portable media such as laptops or backup tapes.

Customer system access requests are load-balanced across multiple application servers, allowing us to handle additional users on a per-customer basis without application changes. System utilization is monitored for capacity planning purposes.

Our software interacts with our customers’ software through a series of real-time and batch interfaces. We do not require changes to the customer’s core patient care delivery or financial systems. Instead of installing hardware or software in customer locations or data centers, we specify the information that a customer needs to extract from its existing systems in order to interface with our systems. This methodology enables our systems to operate with many combinations of customer systems, including custom and industry-standard implementations. We have successfully integrated our systems with 15 to 20 year old systems, with package and custom systems, and with major industry-standard products.

When these interfaces are in place, we provide a tool suite across the hospital revenue cycle. For our purposes, the revenue cycle starts when a patient registers for future service or arrives at a hospital or clinic for unscheduled service and ends when the hospital has collected all the appropriate revenue from all possible sources. Thus, we provide eligibility, address validation, skip tracing, charge capture, patient and payor follow-up, analytics and tracking, charge master management, contract modeling, contract “what if” analysis, collections and other functions throughout the front office, middle office and back office operations of a customer’s revenue cycle.

Because our databases run on industry-standard hardware and software, we are able to use all standard tools to develop, maintain and monitor our solution. Databases for one or more customers can run on a single database server with disk storage configured as a redundant array of inexpensive disks (RAID). In the event of a server failure, we have maintenance contracts in place that require the service provider to have the server back on-line in four hours or less, or we move the customer processing to another server. The RAID configuration protects against disk failures having an impact on our operations.

In the event that a combination of events causes a system failure, we typically can isolate the failure to one or a small number of customers. We believe that no combination of failures by our systems can impact a customer’s ability to deliver patient care, nor can any such failures prevent accurate accounting of customer finances because accounting functions are maintained on customer systems. In the past twelve months, our up-time has exceeded 99.45% of planned up-time.

Our data centers were designed to withstand many catastrophic events, such as blizzards and hurricanes. To protect against a catastrophic event in which our primary data center is completely destroyed and service cannot be restored within a few days, we store backups of our systems and databases off-site. In the event that we had to move operations to a different data center, we would re-establish operations by provisioning new servers, restoring data from the off-site backups and re-establishing connectivity with our customers’ host systems. Because our systems are web-based, no changes would need to be made on customer workstations, and customers would be able to reconnect as our systems became available again.

We monitor the response time of our application in a number of ways. We monitor the response time of individual transactions by customer and place monitors inside our operations and at key customer sites to run synthetic transactions that demonstrate our systems’ end-to-end responsiveness. Our hosting provider reports on responsiveness server-by-server and identifies potential future capacity issues. In addition, we survey key customers regarding system response time to make sure customer-specific conditions are not impacting performance of our tools.

Proprietary Software Suite

Our proprietary AHtoAccess software suite is composed of a broad range of integrated functional areas or domains. The “patient access”, “improving best possible”, “follow-up” and “measurement” domains utilize interdependent design and development paths and are an integral driver of value throughout our customers’ entire revenue cycle. These domains correspond to the front office, middle office and back office revenue cycle business processes described above.

•	The “patient access” domain is used during hospital employees’ first interactions with patients, either at the point of service in a hospital or in advance of a hospital visit during our pre-registration process. The domain uses a straightforward, consistent architecture.

•	The “improving best possible” domain is designed to facilitate top-line revenue improvements and bottom-line efficiency gains. The domain’s AHtoCharge tool is a rules-based engine that, with the oversight of a centralized team of nurse-auditors, automatically analyzes medical billing and coding data to identify inconsistencies that may delay or hinder collections.

•	The “follow-up” domain tracks unpaid claims and contacts with insurance companies, government organizations and other payors responsible for outstanding debts for past patient services. The domain also organizes previously unpaid claims using a proprietary risk-based algorithm.

•	The “measurement” domain integrates our functional domains by providing real-time metrics and insight into the operation of revenue cycle businesses. This application can be used to generate standard operational reports and allows the end user to review and analyze all of the micro-level data that supports the results found in these reports.

In addition to applications designed for use by our customers, we have developed proprietary software for use in our collections operations and measurement activity. To manage patient follow-up activities and the collection of patient debt, we use a combination of off-the-shelf telephony and campaign management software which analyzes critical data points to determine the optimum approach for collecting outstanding debts. Our measurement system enables a user to generate models for outstanding medical claims related to specific third-party payors and determine the maximum allowed reimbursement, based upon the hospital’s contract with each payor.

Competition

While we do not believe any single competitor offers a fully integrated, end-to-end revenue cycle management solution, we face competition from various sources.

The internal revenue cycle management staff of hospitals, who historically have performed the functions addressed by our services, in effect compete with us. Hospitals that previously have made investments in internally developed solutions sometimes choose to continue to rely on their own internal revenue cycle management staff.

We also compete with three categories of external participants in the revenue cycle market, most of which focus on small components of the hospital revenue cycle:

•	software-as-a-service or other technology-supported revenue cycle management business process outsourcing companies, such as athenahealth, Eclipsys and MedAssets;

•	traditional consultants, either specialized healthcare consulting firms or healthcare divisions of large accounting firms, such as Deloitte Consulting and Huron Consulting; and

•	IT outsourcers, which typically are large, non-healthcare focused business process outsourcing and information technology outsourcing firms, such as Perot Systems and Computer Science Corporation/First Consulting.

We believe that competition for revenue cycle management services is based primarily on the following factors:

•	knowledge and understanding of the complex healthcare payment and reimbursement system in the United States;

•	a track record of delivering revenue improvements and efficiency gains for hospitals and healthcare systems;

•	the ability to deliver a solution that is fully-integrated along each step of a hospital’s revenue cycle operations;

•	cost-effectiveness, including the breakdown between up-front costs and pay-for-performance incentive compensation;

•	reliability, simplicity and flexibility of the technology platform;

•	understanding of the healthcare industry’s regulatory environment; and

•	sufficient infrastructure and financial stability.

We believe that we compete effectively based upon all of these criteria. We also believe that several aspects of our business model differentiate us from our competitors:

•	our solution does not require any up-front cash investment from customers and we do not charge hourly or licensing fees for our services;

•	we serve only healthcare providers and do not provide services to third-party payors; and

•	we focus on delivering significant and sustainable revenue cycle improvements rather than one-time cost reductions only.

Nonetheless, we operate in a growing and attractive market with a steady stream of new entrants. Although we believe that there are significant barriers to replicating our end-to-end revenue cycle solution, other companies may develop superior or more economical service offerings that hospitals could find more attractive than our offerings. Moreover, the regulatory landscape may shift in a direction that is more strategically advantageous to existing and future companies.

Government Regulation

The customers we serve are subject to a complex array of federal and state laws and regulations. These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. We devote significant efforts, through training of personnel and monitoring, to establish and maintain compliance with all regulatory requirements that we believe are applicable to our business and the services we offer.

Government Regulation of Health Information

Privacy and Security Regulations.  The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued under it, which we collectively refer to as HIPAA, contain substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. HIPAA prohibits a covered entity from using or disclosing an individual’s protected health information unless the use or disclosure is authorized by the individual or is specifically required or permitted under HIPAA. Under HIPAA, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf.

HIPAA applies to covered entities, such as healthcare providers that engage in HIPAA-defined standard electronic transactions, health plans and healthcare clearinghouses, as well as “business associates” that perform functions on behalf or provide services to covered entities. Our customers are covered entities, and we are considered a “business associate” under HIPAA as a result of our contractual obligations to and interactions with our customers. In order to provide customers with services that involve the use or disclosure of protected health information, HIPAA requires our customers to enter into business associate agreements with us so that certain HIPAA requirements would be applied to us as contractual commitments. Such agreements must, among other things, provide adequate written assurances:

•	as to how we will use and disclose the protected health information;

•	that we will implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

•	that we will enter into similar agreements with our agents and subcontractors that have access to the information;

•	that we will report security incidents and other inappropriate uses or disclosures of the information; and

•	that we will assist the customer with certain of its duties under HIPAA.

Transaction Requirements.  In addition to privacy and security requirements, HIPAA also requires that certain electronic transactions related to healthcare billing be conducted using prescribed electronic formats. For example, claims for reimbursement that are transmitted electronically to payors must comply with specific formatting standards, and these standards apply whether the payor is a government or a private entity. We are contractually required to structure and provide our services in a way that supports our customers’ HIPAA compliance obligations.

Data Security and Breaches.  In recent years, there have been well-publicized data breach incidents involving the improper dissemination of personal health and other information of individuals, both within and outside of the healthcare industry. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to data breach incidents, such as providing prompt notification of the breach to affected individuals and government authorities. In many cases, these laws are limited to electronic data, but states are increasingly enacting or considering stricter and broader requirements. In February 2009, HIPAA was amended by the Health Information Technology for Economic and Clinical Health, or HITECH, Act to add provisions that will, beginning in 2010, impose certain of the HIPAA privacy and security requirements directly upon business associates. When new regulations take effect in late 2009, both covered entities and their business associates will be required to notify individuals and government authorities of data security breaches involving unsecured protected health information. In addition, the U.S. Federal Trade Commission, or FTC, has prosecuted some data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with applicable laws and regulations regarding the protection of this data and properly responding to any security incidents.

State Laws.  In addition to HIPAA, most states have enacted patient confidentiality laws that protect against the unauthorized disclosure of confidential medical information, and many states have adopted or are considering further legislation in this area, including privacy safeguards, security standards and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we must comply with them even though they may be subject to different interpretations by various courts and other governmental authorities.

Other Requirements.  In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health and other information and healthcare provider information. The FTC has issued and several states have issued or are considering new regulations to require holders of certain types of personally identifiable information to implement formal policies and programs to prevent, detect and mitigate the risk of identity theft and other unauthorized access to or use of such information. Further, the U.S. Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

Government Regulation of Reimbursement

Our customers are subject to regulation by a number of governmental agencies, including those that administer the Medicare and Medicaid programs. Accordingly, our customers are sensitive to legislative and regulatory changes in, and limitations on, the government healthcare programs and changes in reimbursement policies, processes and payment rates. During recent years, there have been numerous federal legislative and administrative actions that have affected government programs, including adjustments that have reduced or increased payments to physicians and other healthcare providers and adjustments that have affected the complexity of our work. It is possible that the federal or state governments will implement future reductions, increases or changes in reimbursement under government programs that adversely affect our customer base or our cost of providing our services. Any such changes could adversely affect our own financial condition by reducing the reimbursement rates of our customers.

Fraud and Abuse Laws

A number of federal and state laws, generally referred to as fraud and abuse laws, are used to prosecute healthcare providers, physicians and others that make, offer, seek or receive referrals or payments for products or services that may be paid for through any federal or state healthcare program and in some instances any private program. Given the breadth of these laws and regulations, they are potentially applicable to our business. These laws and regulations include:

Anti-Kickback Laws.  There are numerous federal and state laws that govern patient referrals, physician financial relationships, and inducements to healthcare providers and patients. The federal healthcare anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Courts have construed this anti-kickback law to mean that a financial arrangement may violate this law if any one of the purposes of an arrangement is to encourage patient referrals or other federal healthcare program business, regardless of whether there are other legitimate purposes for the arrangement. There are several limited exclusions known as safe harbors that may protect some arrangements from enforcement penalties. These safe harbors have very limited application. Penalties for federal anti-kickback violations can be severe, and include imprisonment, criminal fines, civil money penalties with triple damages and exclusion from participation in federal healthcare programs. Many states have similar anti-kickback laws, some of which are not limited to items or services for which payment is made by a federal healthcare program.

False or Fraudulent Claim Laws.  There are numerous federal and state laws that forbid submission of false information or the failure to disclose information in connection with the submission and payment of physician claims for reimbursement. In some cases, these laws also forbid abuse of existing systems for such submission and payment, for example, by systematic over treatment or duplicate billing of the same services to collect increased or duplicate payments.

In particular, the federal False Claims Act, or FCA, prohibits a person from knowingly presenting or causing to be presented a false or fraudulent claim for payment or approval by an officer, employee or agent of the United States. In addition, the FCA prohibits a person from knowingly making, using, or causing to be made or used a false record or statement material to such a claim. The FCA was amended on May 20, 2009 by the Fraud Enforcement and Recovery Act of 2009, or FERA. Following the FERA amendments, the FCA’s “reverse false claim” provision also creates liability for persons who knowingly and improperly conceal the retention of an overpayment of government money. Violations of the FCA may result in treble damages, significant monetary penalties, and other collateral consequences including, potentially, exclusion from participation in federally funded health care programs. The scope and implications of the FERA amendments have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business.

In addition, under the Civil Monetary Penalty Act of 1981, the Department of Health and Human Services Office of Inspector General has the authority to impose administrative penalties and assessments against any person, including an organization or other entity, who knowingly presents, or causes to be presented, to a state or federal government employee or agent certain false or otherwise improper claims.

Stark Law and Similar State Laws.  The Ethics in Patient Referrals Act, known as the Stark Law, prohibits certain types of referral arrangements between physicians and healthcare entities. Physicians are prohibited from referring patients for certain designated health services reimbursed under federally-funded programs to entities with which they or their immediate family members have a financial relationship or an ownership interest, unless such referrals fall within a specific exception. Violations of the statute can result in civil monetary penalties and/or exclusion from the Medicare and Medicaid programs. Furthermore, reimbursement claims for care rendered under forbidden referrals may be deemed false or fraudulent, resulting in liability under other fraud and abuse laws.

Laws in many states similarly forbid billing based on referrals between individuals and/or entities that have various financial, ownership or other business relationships. These laws vary widely from state to state.

Laws Limiting Assignment of Reimbursement Claims

Various federal and state laws, including Medicare and Medicaid, forbid or limit assignments of claims for reimbursement from government funded programs. Some of these laws limit the manner in which business service companies may handle payments for such claims and prevent such companies from charging their provider customers on the basis of a percentage of collections or charges. We do not believe that the services we provide our customers result in an assignment of claims for the Medicare or Medicaid reimbursements for purposes of federal health care programs. Any determination to the contrary, however, could adversely affect our ability to be paid for the services we provide to our customers, require us to restructure the manner in which we are paid, or have further regulatory consequences.

Emergency Medical Treatment and Active Labor Act

The federal Emergency Medical Treatment and Active Labor Act, or EMTALA, was adopted by the U.S. Congress in response to reports of a widespread hospital emergency room practice of “patient dumping”. At the time of EMTALA’s enactment, patient dumping was considered to have occurred when a hospital capable of providing the needed care sent a patient to another facility or simply turned the patient away based on such patient’s inability to pay for his or her care. EMTALA imposes requirements as to the care that must be provided to anyone who seeks care at facilities providing emergency medical services. In addition, the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services, has issued final regulations clarifying those areas within a hospital system that must provide emergency treatment, procedures to meet on-call requirements, as well as other requirements under EMTALA. Sanctions for failing to fulfill these requirements include exclusion from participation in the Medicare and Medicaid programs and civil monetary penalties. In addition, the law creates private civil remedies that enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending hospital for damages and equitable relief. A hospital that suffers a financial loss as a direct result of another participating hospital’s violation of the law also has a similar right.

EMTALA generally applies to our customers, and we assist our customers with the intake of their patients. Although we believe that our patient intake practices are in compliance with the law and applicable regulations, we cannot be certain that governmental officials responsible for enforcing the law or others will not assert that we are in violation of these laws nor what obligations may be imposed by regulations to be issued in the future.

Regulation of Debt Collection Activities

The federal Fair Debt Collection Practices Act, or FDCPA, regulates persons who regularly collect or attempt to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. Certain of our accounts receivable activities may be subject to the FDCPA. The FDCPA establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. Further, it prohibits harassment or abuse by debt collectors, including the threat of violence or criminal prosecution, obscene language or repeated telephone calls made with the intent to abuse or harass. The FDCPA also places restrictions on communications with individuals other than consumer debtors in connection with the collection of any consumer debt and sets forth specific procedures to be followed when communicating with such third parties for purposes of obtaining location information about the consumer. In addition, the FDCPA contains various notice and disclosure requirements and prohibits unfair or misleading representations by debt collectors. Finally, the FDCPA imposes certain limitations on lawsuits to collect debts against consumers.

Debt collection activities are also regulated at state level. Most states have laws regulating debt collection activities in ways that are similar to, and in some cases more stringent than, the FDCPA. In addition, some states require debt collection companies to be licensed. In all states where we operate, we believe that we currently hold all required state licenses or are exempt from licensing.

We are also subject to the Fair Credit Reporting Act, or FCRA, which regulates consumer credit reporting and which may impose liability on us to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. State law, to the extent it is not preempted by the FCRA, may also impose restrictions or liability on us with respect to reporting adverse credit information.

The FTC has the authority to investigate consumer complaints relating to the FDCPA and the FCRA, and to initiate or recommend enforcement actions, including actions to seek monetary penalties. State officials typically have authority to enforce corresponding state laws. In addition, affected consumers may bring suits, including class action suits, to seek monetary remedies (including statutory damages) for violations of the federal and state provisions discussed above.

Regulation of Credit Card Activities

We accept payments by credit cards from patients of our customers. Various federal and state laws impose privacy and information security laws and regulations with respect to the use of credit cards. If we fail to comply with these laws and regulations or experience a credit card security breach, our reputation could be damaged, possibly resulting in lost future business, and we could be subjected to additional legal or financial risk as a result of non-compliance.

Foreign Regulations

Our operations in India are subject to additional regulations by the government of India. These include Indian federal and local corporation requirements, restrictions on exchange of funds, employment-related laws and qualification for tax status.

Intellectual Property

We rely upon a combination of trademark, copyright and trade secret laws and contractual terms and conditions to protect our intellectual property rights, and have sought patent protection for aspects of our key innovations.

As of June 30, 2009, we have filed four patent applications. We do not know, however, whether any of these patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Legal standards relating to the validity, enforceability and scope of protection of patents can be uncertain. If any of our applications issues as a patent, that patent may be opposed, contested, circumvented, designed around by a third party or found to be invalid or unenforceable. Our patent applications may not issue with the scope of the claims that we seek, if at all, or the scope of the claims that may issue may not be sufficiently broad to protect our products and technology. Third parties may develop technologies that are similar or superior to our proprietary technologies, duplicate or otherwise obtain and use our proprietary technologies or design around patents owned or licensed by us. If our technology is found to infringe any patent or other intellectual property right held by a third party, we could be prevented from providing our service offerings and subject us to significant damage awards.

We rely in some circumstances on trade secrets to protect our technology. We control access to and the use of our application capabilities through a combination of internal and external controls, including contractual protections with employees, customers, contractors and business partners. We license some of our software through agreements that impose specific restrictions on customers’ ability to use the software, such as prohibiting reverse engineering and limiting the use of copies. We also require employees and contractors to sign non-disclosure agreements and invention assignment agreements to giver us ownership of intellectual property developed in the course of working form us.

On occasion, we incorporate third-party commercial or open source software products into our technology platform. Although we prefer to develop our own technology, we periodically employ third-party software in order to simplify our development and maintenance efforts, provide a “commodity” capability, support our own technology infrastructure or test a new capability.

Employees

As of June 30, 2009, we had 1,305 full-time employees, including 147 engaged in technology development and deployment. None of our employees is represented by a labor union and we consider our current employee relations to be good.

Our operations employees are required to participate in our “operator academy” and “revenue cycle academy”, consisting of multiple training sessions each year. Our ongoing training and executive learning programs are modeled after the practices of companies that we believe have reputations for service excellence. In addition, all of our employees undergo mandatory HIPAA training.

Pursuant to managed service contracts, we also manage over 6,000 revenue cycle staff persons who are employed by our customers. We have the right to control and direct the work activities of these staff persons and are responsible for paying their compensation out of the base fees paid to us by our customers, but these staff persons are considered employees of our customers for all purposes.

Facilities

As of June 30, 2009, our corporate headquarters occupy approximately 28,000 square feet in Chicago, Illinois under a lease expiring on various dates in 2013 and 2014. We have an option to cancel the lease effective November 30, 2011 if the landlord is unable, prior to December 31, 2010, to provide approximately 22,000 square feet of additional office space on an adjacent floor. If the landlord provides this additional office space, we are obligated to lease it, and we will have the option to concurrently return approximately 6,500 square feet of office space on a non-adjacent floor.

Assuming the landlord provides this additional 22,000 square feet of office space and we do not return the 6,500 square feet of office space, the lease for all 50,000 square feet will be extended until ten years and 90 days after the date we take possession of the additional 22,000 square feet of office space. In addition, after the landlord provides this additional office space, we will have an option to lease at least 50% of the rentable space on another floor in the same building. We also have rights of first offer on other space in the same building.

As of June 30, 2009, we also leased facilities in Jupiter, Florida; Kalamazoo, Michigan and Cape Girardeau, Missouri; and near New Delhi, India. Pursuant to our master services agreement with Ascension Health and the managed service contracts between us and our customers, we occupy space on-site at all hospitals where we provide our revenue cycle management services. We do not pay customers for our use of space provided by them. In general, we are not permitted to provide services to one customer from another customer’s site.

We believe that our current facilities are sufficient for our current needs. We intend to add new facilities or expand existing facilities as we add employees or expand our geographic markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we have been and may again become involved in legal proceedings or regulatory investigations arising in the ordinary course of our business. We are not presently a party to any material litigation and we are not aware of any pending or threatened litigation against us that could have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their current positions and their ages as of June 30, 2009 are set forth below:

Name	Age	Position(s)

Mary A. Tolan	49	Founder, President and Chief Executive Officer, Director
John T. Staton	48	Chief Financial Officer and Treasurer
Etienne H. Deffarges	51	Executive Vice President
Gregory N. Kazarian	46	Senior Vice President, General Counsel and Secretary
J. Michael Cline(1)	49	Founder and Chairman of the Board
Edgar M. Bronfman, Jr.(1)(3)	54	Director
Steven N. Kaplan(2)(3)	49	Director
Denis J. Nayden(1)	55	Director
George P. Shultz(3)	88	Director
Arthur H. Spiegel, III(1)	70	Director
Mark A. Wolfson(2)	56	Director

(1)	Member of compensation committee.

(2)	Member of audit committee.

(3)	Member of nominating and corporate governance committee.

Mary A. Tolan, a founder of Accretive Health, has served as our president and chief executive officer and a director since November 2003. Prior to joining our company, Ms. Tolan spent 21 years at Accenture Ltd, a leading global management consulting, technology services and outsourcing company. At Accenture, Ms. Tolan served in several leadership roles, including group chief executive for the resources operating group that had approximately $2 billion in annual revenue, and as a member of Accenture’s executive committee and management committee. She serves on the board of trustees of the University of Chicago, Loyola University and the Lyric Opera of Chicago.

John T. Staton has served as our chief financial officer and treasurer since September 2005. Mr. Staton was with Accenture for 16 years before joining our company. From 2004 to 2005, Mr. Staton led the business consulting practice within Accenture’s North American products practice. Prior to this role, he was a partner in Accenture’s global retail practice. Before joining Accenture, Mr. Staton held positions in General Electric’s manufacturing management program and Hewlett-Packard’s sales and channel marketing organizations.

Etienne H. Deffarges has served as our executive vice president since April 2004. From 1999 until joining our company, Mr. Deffarges was a partner at Accenture, most recently serving as managing partner for its global utilities industry group, and as a member of its executive committee. Prior to joining Accenture, Mr. Deffarges spent 14 years at Booz Allen Hamilton Inc., a strategy and technology consulting firm, including serving as a senior partner and global practice leader of the energy, chemicals and pharmaceuticals practice from 1994 to 1999 and as a member of its executive committee.

Gregory N. Kazarian has served as our senior vice president, general counsel and secretary since January 2004. Prior to joining our company, Mr. Kazarian was with the law firm Pedersen & Houpt, P.C. for 16 years, where he handled employment, intellectual property, creditors’ rights, dispute resolution and outsourcing matters.

J. Michael Cline, a founder of Accretive Health, has been a member of our board of directors since August 2003 and has served as chairman of the board since July 2009. Mr. Cline has served as the founding managing partner of Accretive, LLC, a private equity firm, since founding that firm in

December 1999. From 1989 to 1999, Mr. Cline served as a general partner of General Atlantic Partners, LLC, a private equity firm. Mr. Cline serves on the boards of several privately-held companies. He also serves on the advisory board of the Harvard Business School Rock Center for Entrepreneurship, on the board of the National Fish and Wildlife Foundation and as a trustee of Panthera, an organization devoted to the preservation of the world’s wild cat species where he also chairs Panthera’s Tigers Forever initiative.

Edgar M. Bronfman, Jr. has been a member of our board of directors since October 2006. Mr. Bronfman has served as chairman and chief executive officer of Warner Music Group since March 2004. Before joining Warner Music Group, Mr. Bronfman served as chairman and chief executive officer of Lexa Partners LLC, a management venture capital group which he founded in April 2002. Mr. Bronfman was vice chairman of the board of directors of Vivendi Universal, S.A. from December 2000 until December 2003 and also served as an executive officer of Vivendi Universal from December 2000 until March 2002. Prior to the formation of Vivendi Universal, Mr. Bronfman served as president and chief executive officer of The Seagram Company Ltd. from June 1994 until December 2000 and as president and chief operating officer of Seagram from 1989 until June 1994. Mr. Bronfman is a director of IAC/InterActiveCorp, a publicly-held operator of Internet businesses. Mr. Bronfman is also a member of the board of trustees of the New York University Medical Center and the board of governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania. He also is a general partner of Accretive, LLC, a private equity firm.

Steven N. Kaplan has been a member of our board of directors since July 2004. Since 1988, Mr. Kaplan has served as a professor at the University of Chicago Booth School of Business, where he currently is the Neubauer Family Professor of Entrepreneurship and Finance and serves as the faculty director of the Polsky Center for Entrepreneurship. Mr. Kaplan also serves as a director of Morningstar, Inc., a publicly-held provider of independent investment research, and on the boards of trustees of the Columbia Acorn Trust and Wanger Asset Trust.

Denis J. Nayden has been a member of our board of directors since October 2003 and served as co-chairman of our board until July 2009. Mr. Nayden has served as a managing partner of Oak Hill Capital Management, LLC, a private equity firm, since 2003. From 2000 to 2002, he was chairman and chief executive officer of GE Capital Corporation, the financing unit of General Electric Company, and prior to that had a 25-year tenure at General Electric. Mr. Nayden is a director of Genpact Limited, a publicly-held global provider of business process services; RSC Holdings, Inc., a publicly-held equipment rental provider; Duane Reade Holdings, Inc., a publicly-held operator of a drugstore chain in New York City; and several privately-held companies. He also serves on the board of trustees of the University of Connecticut.

George P. Shultz has been a member of our board of directors since April 2005. Mr. Shultz has had a distinguished career in government, academia and business. He has served as the Thomas W. and Susan B. Ford Distinguished Fellow at the Hoover Institution of Stanford University since 1991. Mr. Shultz served as United States Secretary of State from 1982 until 1989, chairman of the President’s Economic Policy Advisory Board from 1981 until 1982, United States Secretary of the Treasury and Chairman of the Council on Economic Policy from 1972 until 1974, Director of the Office of Management and Budget from 1970 to 1972, and United States Secretary of Labor from 1969 until 1970. From 1948 to 1957, Mr. Shultz taught at MIT, taking a year’s leave of absence in 1955 to serve as a senior staff economist on the President’s Council of Economic Advisors during the Eisenhower administration. He then taught from 1957 to 1969 at Stanford University and the University of Chicago Graduate School of Business, where he also served as Dean for six years. From 1974 to 1982, Mr. Shultz was president and a director of Bechtel Group, Inc., a privately-held global leader in engineering, construction and project management. Among numerous honors, Mr. Shultz was awarded the Medal of Freedom, the nation’s highest civilian honor, in 1989, and holds honorary degrees from more than a dozen universities. He also chairs the Governor of California’s Economic Advisory Board and the J.P. Morgan Chase International Council; serves as Advisory Council Chair of the Precourt Energy Efficiency Center at Stanford University; chairs the MIT Energy Initiative External Advisory Board; and serves on the board of directors of Fremont Group, L.L.C., a private investment firm.

Arthur H. Spiegel, III has been a member of our board of directors since October 2003 and served as co-chairman of our board until July 2009. Since 2002, Mr. Spiegel has been a private investor. From 1996 until 2002, Mr. Spiegel was President of CSC Healthcare Group, which offered consulting, system integration, claims processing software and business process and IT outsourcing services to the healthcare industry. Mr. Spiegel founded APM Management Consultants, a healthcare consulting firm, in 1974 and served as its CEO until it was acquired by Computer Science Corporation in 1996. He serves on the boards of several privately-held companies.

Mark A. Wolfson has been a member of our board of directors since October 2003. Mr. Wolfson has served as a managing partner of Oak Hill Capital Management, LLC, a private equity firm, since 1998, and is a founding managing partner of Oak Hill Investment Management, L.P. Mr. Wolfson has been on the faculty of the Stanford University Graduate School of Business since 1977, has served as its associate dean, and has held the title of consulting professor since 2001. He has been a research associate of the National Bureau of Economic Research since 1988 and serves on the executive committee of the Stanford Institute for Economic Policy Research. Mr. Wolfson is a director of eGain Communications Corporation, a publicly-held provider of multi-channel customer service and knowledge management software; and Conversus Asset Management, LLC, which manages the portfolio of Conversus Capital, L.P., a publicly-traded portfolio of third-party private equity funds. He is also an advisor to the investment committee of the William and Flora Hewlett Foundation.

Board Composition

Our board of directors currently consists of eight members, all of whom were elected as directors pursuant to a stockholders’ agreement that we have entered into with holders of our convertible preferred stock. Aspects of the board voting arrangements contained in the stockholders’ agreement will expire on November 15, 2009. Upon the closing of this offering, all remaining board voting arrangements will terminate and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. There are no family relationships among any of our directors or executive officers.

In accordance with the terms of our restated certificate of incorporation and amended and restated by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are as follows:

•	the class I directors are Messrs. , and their term expires at the annual meeting of stockholders to be held in 2010;

•	the class II directors are Messrs. , and their term expires at the annual meeting of stockholders to be held in 2011; and

•	the class III directors are Messrs. , and their term expires at the annual meeting of stockholders to be held in 2012.

Our restated certificate of incorporation and restated by-laws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our restated certificate of incorporation and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director Independence

Pursuant to the corporate governance listing standards of the New York Stock Exchange, a director employed by us cannot be deemed to be an “independent director”, and consequently Ms. Tolan is not an independent director. In addition, in accordance with the NYSE corporate governance listing standards, each other director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our board of directors has affirmatively determined that each of Messrs. Bronfman, Cline, Kaplan, Nayden, Shultz, Spiegel and Wolfson is “independent” in accordance with Section 303A.02(b) of the NYSE Listed Company Manual. In making this determination, our board of directors considered the percentage of our common stock owned by an entity affiliated with Accretive, LLC, of which Mr. Cline is the founding managing partner and Mr. Bronfman is a general partner, and the percentage of our common stock owned by FW Oak Hill Accretive Healthcare Investors, L.P., of which Messrs. Nayden and Wolfson are limited partners. Our board also considered that Messrs. Nayden and Wolfson are managing partners of Oak Hill Capital Management, LLC, an entity associated with FW Oak Hill Accretive Healthcare Investors, L.P., and that Mr. Wolfson is a managing partner of Oak Hill Investment Management, L.P., another entity associated with FW Oak Hill Accretive Healthcare Investors, L.P., and a Vice President and Assistant Secretary of Group VI 31, LLC, the general partner of FW Oak Hill Accretive Healthcare Investors, L.P. See “Principal and Selling Stockholders”.

All of the members of the board’s three standing committees described below are independent as defined under the rules of the New York Stock Exchange.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Following this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website.

Audit Committee

The members of our audit committee are Messrs. Kaplan (chair) and Wolfson. Our board of directors has determined that each of the members of our audit committee satisfy the requirements for financial literacy under the current requirements of the New York Stock Exchange and rules and regulations. Prior to the closing of this offering, we intend to appoint a third member to our audit committee, who will replace Mr. Kaplan as chair, to be an “audit committee financial expert”, as defined by SEC rules, and satisfy the financial sophistication requirements of the New York Stock Exchange. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

The audit committee’s responsibilities include:

•	appointing, evaluating, retaining, terminating the engagement of, setting the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm and reviewing with the firm audit problems, internal control issues and other accounting and financial reporting matters;

•	coordinating the board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, and internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	periodically meeting separately with our independent registered public accounting firm, management and internal auditors;

•	discussing generally the type and presentation of information to be disclosed in our earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	establishing policies regarding the hiring of employees or former employees of our independent registered public accounting firm;

•	discussing our policies with respect to risk assessment and risk management;

•	preparing the audit committee report required by SEC rules;

•	in coordination with the compensation committee, evaluating our senior financial management; and

•	at least annually, evaluating its own performance.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee are Messrs. Nayden (chair), Bronfman, Cline and Spiegel. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed from time to time by the board of directors), determining and approving our chief executive officer’s compensation;

•	reviewing in consultation with our chief executive officer, and approving or making recommendations to the board of directors with respect to, compensation of our executive officers (other than our chief executive officer);

•	overseeing the evaluation of our senior executives, in consultation with our chief executive officer in the case of all senior executives other than the chief executive officer and in conjunction with the audit committee in the case of our senior financial management;

•	reviewing and making recommendations to the board of directors with respect to incentive-compensation and equity-based plans that are subject to board approval;

•	administering our equity incentive plans, including the authority to delegate to one or more of our executive officers the power to grant options or other stock awards to employees who are not directors or executive officers of our company, but only if consistent with the requirements of the applicable plan and law;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis required by SEC rules;

•	preparing the compensation committee report required by SEC rules; and

•	at least annually, evaluating its own performance.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Shultz (chair), Bronfman and Kaplan. The nominating and corporate governance committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•	applying the criteria for selecting directors approved by the board, and annually reviewing with the board the requisite skills and criteria for new board members as well as the composition of the board of directors as a whole;

•	developing and recommending to the board corporate governance guidelines applicable to our company;

•	overseeing an annual evaluation of the board of directors;

•	at the request of the board of directors, reviewing and making recommendations to the board relating to management succession planning; and

•	at least annually, evaluating its own performance.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Corporate Governance Guidelines

Prior to the closing of this offering, our board of directors intends to adopt corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. Following this offering, a copy of these guidelines will be posted on the Investor Relations section of our website. These guidelines, which provide a framework for the conduct of the board’s business, are expected to provide that:

•	the board’s principal responsibility is to oversee the management of Accretive Health;

•	directors have an obligation to become and remain informed about our company and business;

•	directors are responsible for determining that effective systems are in place for periodic and timely reporting to the board on important matters concerning our company;

•	directors are responsible for attending board meetings, meetings of committees on which they serve and the annual meeting of stockholders;

•	a majority of the members of the board of directors shall be independent directors;

•	each director must limit the number of other public company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to Accretive Health, including preparing for and attending meetings;

•	the non-management directors meet in executive session at least semi-annually;

•	directors have full and free access to officers and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.

Code of Business Conduct and Ethics

Prior to the closing of this offering, our board of directors intends to adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code of business conduct and ethics will be posted on the Investor Relations section of our website.

Director Compensation

Since our company was formed, we have not paid cash compensation to any director for his or her service as a director. However, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending our board and committee meetings.

In the past, we have granted restricted stock and options to purchase shares of our common stock to our non-employee directors who are not affiliated with our 5% stockholders. We did not grant any restricted stock or options to purchase shares of our common stock to our non-employee directors during our fiscal year ended December 31, 2008. Ms. Tolan has never received any compensation in connection with her service as a director.

The following table sets forth information regarding compensation earned by our non-employee directors during 2008.

	Stock Awards	Total
Name	($)(1)	Compensation ($)

J. Michael Cline	—	—
Edgar M. Bronfman, Jr.	—	—
Steven N. Kaplan	—	—
Denis J. Nayden	—	—
George P. Shultz	$23,175	$23,175
Arthur H. Spiegel	—	—
Mark A. Wolfson	—	—

(1)	Valuation of this award is based on the dollar amount of share-based compensation expense that we recognized for financial statement reporting purposes in 2008 computed in accordance with SFAS 123(R). This amount does not represent the actual amounts paid to or realized by the director during 2008. The assumptions used by us with respect to the valuation of this award are the same as those set forth in Note 10 to our financial statements included elsewhere in this prospectus.

Upon the closing of this offering, we intend to implement a director compensation plan to provide non-employee directors with appropriate cash and equity compensation for service on the board of directors and committees of the board of directors. The amount of this compensation has not been determined, but we anticipate that it will be consistent with amounts paid by comparable public companies.

Executive Compensation

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

As we have prepared to become a public company, our compensation committee has begun a thorough review of all elements of our executive compensation program, including the function and design of our annual cash incentive and equity incentive programs. The compensation committee has begun, and expects to continue in the coming months, to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for superior executive talent. As part of this process, the compensation committee is considering the competitiveness of the elements of the compensation packages we offer to our executives, as well as their total compensation packages.

Overview of Executive Compensation Process

Roles of Our Board, Compensation Committee and Chief Executive Officer in Compensation Decisions.  Our compensation committee oversees our executive compensation program, and has done so historically. In this role, the compensation committee has reviewed all compensation decisions relating to our executive officers and has made recommendations to the board. Our chief executive officer annually reviews the performance of each of our other executive officers, and, based on these reviews, provides recommendations to the committee and the board with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards. Our compensation committee meets with our chief executive officer annually to discuss and review her recommendations regarding executive compensation for our executive officers, excluding herself. These recommendations are forwarded to the board, which typically meets in executive session to discuss those recommendations and to consider the compensation of the chief executive officer. Our chief executive officer is not present for board or committee discussions regarding her compensation. Our chief executive officer may grant options to executive officers other than herself and determine the number of shares covered by, and the timing of, option grants. The board has, and it exercises, the ability to materially increase or decrease amounts of compensation payable to our executive officers pursuant to recommendations made by our chief executive officer.

Competitive Market Data and Use of Compensation Consultants.  Historically, our compensation committee has not formally benchmarked our executive compensation against compensation data, but rather has relied on its members’ business judgment and collective experience, including in the healthcare and consulting industries. As part of our preparation to become a public company, in August 2009 our compensation committee engaged an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry. Although the compensation committee and board consider the compensation consulting firm’s advice in considering our executive compensation program, the compensation committee and board ultimately make their own decisions about these matters.

At the compensation committee’s request, the independent compensation consulting firm has conducted a number of compensation analyses to provide information regarding competitive pay and practices for executives of technology, business process outsourcing and healthcare services companies comparable to us in terms of revenue and growth rate, and/or which are anticipated to be comparable to us in terms of market capitalization. This peer group, which will be periodically reviewed and updated by the compensation committee, consists of:

Akamai Technologies	Genpact	Metavente
Athenahealth	Global Payments	Nuance Communications
Blackboard	HLTH Corp	Quality Systems
Cerner	Huron Consulting	salesforce.com
Cognizant Tech Solutions	MAXIMUS	SXC Health Solutions
Eclipsys	MedAssets	WNS Holdings

Although the board and compensation committee may consider peer group data, to date, they have not benchmarked total executive compensation or most compensation elements against this peer group, and they do not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in our peer group.

Objectives and Philosophy of Our Executive Compensation Program

Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the breadth and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions; and

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value.

To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation to key corporate financial goals, primarily adjusted EBITDA targets, as well as to individual performance. We also provide a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our common stock.

Elements of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salaries;

•	annual cash incentive bonuses;

•	equity incentive awards; and

•	other employee benefits.

Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between these elements.

Base Salaries.  We use competitive base salary to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.

From time to time, in its discretion, our compensation committee and board evaluate and adjust executive officer base salary levels based on factors determined to be relevant, including:

•	the executive officer’s skills and experience;

•	the particular importance of the executive officer’s position to us;

•	the executive officer’s individual performance;

•	the executive officer’s growth in his or her position;

•	market level increases;

•	base salaries for comparable positions within our company; and

•	inflation rates.

Our compensation committee and board historically have considered annual base salary adjustments in the first quarter of the year. From 2004 through 2007, we did not increase the base salary of any of our executive officers, other than a nominal increase in 2007 to reflect the rate of inflation. In the first quarter of 2008, our board increased our executive officers’ (other than our chief financial officer) base salaries by 25% over their original base salaries, because until such time, they had not received increases commensurate with their significant contributions to the development of our business in its early stages. In light of general economic conditions in the first quarter of 2009, and despite our strong performance in 2008, we did not increase any executive officer’s base salary for 2009.

Annual Cash Incentive Bonuses.  We maintain an annual cash incentive bonus program in which each of our executive officers participates. These annual cash incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, primarily adjusted EBITDA targets, as well as individual performance in the areas of:

•	economic and financial contributions;

•	operations;

•	customer satisfaction;

•	business development; and

•	organizational and leadership development.

Our annual cash incentive bonuses have varied from year to year, and we expect that they will continue to vary, depending on actual corporate and individual performance results.

Historically, our board has set our corporate financial goals and our executive officers’ individual cash incentive bonus targets each year in advance. However, during the course of the year, the board and our compensation committee, based on recommendations of our chief executive officer (with respect to our other executive officers), may adjust such goals as they deem appropriate.

Historically, our board has worked with our chief executive officer to develop aggressive goals to be achieved by the company and our executive officers. The goals established by the board have been based on our historical operating results and growth rates, as well as our expected future results, and are designed to require significant effort and operational success on the part of our executive officers and the company.

The board has historically set each executive officer’s target annual cash incentive bonus level at the higher of the executive’s prior year actual bonus and his or her prior year target bonus. The board believes that this approach supports our pay-for-performance philosophy and encourages the achievement of growth and performance goals. The board approves actual annual cash incentive bonuses, based on the recommendations of our compensation committee, with input from our chief executive officer in the case of executive officers other than herself. There are no minimum or maximum payout levels, and our board has broad discretion to make adjustments to the awards.

For the year ended December 31, 2008, our corporate financial goals were based on adjusted EBITDA. Our compensation committee believes that adjusted EBITDA is an appropriate measure of our business performance because it emphasizes the addition of new customers and expansion of services with existing customers, as well as improvements in our operating efficiency, and it is reflective of stockholder value creation. In 2008, we exceeded our adjusted EBITDA target by $1.5 million, and our actual adjusted EBITDA was $12.2 million.

For the years ended December 31, 2008 and 2009, each executive officer’s target bonus awards as a percentage of his or her base salary were set as follows:

	Target Annual
	Cash Incentive
	Bonus
	Year Ended
	December 31,
Executive Officer	2008	2009

Chief Executive Officer	$450,000	$600,000
Chief Financial Officer	$183,000	$258,000
Executive Vice President	$346,750	$446,750
Senior Vice President and General Counsel	$127,250	$202,250

Because our adjusted EBITDA for the year ended December 31, 2008 exceeded our goal, our board exercised its discretion to increase our executive officers’ annual cash incentive bonuses above the targets. For the actual 2008 amounts that we paid to each executive officer under our annual cash incentive bonus program, see the Summary Compensation Table below.

Our board uses our unaudited financial results to make financial target performance determinations under our annual cash incentive bonus program, and those results may be adjusted in connection with the preparation of our audited consolidated financial statements. You should read our consolidated financial statements, the related notes to these financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. As described above, the purpose of these targets was to establish a method for determining the payment of cash incentive bonuses. You are cautioned not to rely on these performance goals as a prediction of our future performance.

From time to time, we may make special cash bonus awards to our employees, including our executive officers. In July 2008 and August 2009, we determined to award special cash bonuses of approximately $81,000 and $143,000, respectively, to our chief financial officer contemporaneously with the cash dividend we declared on all outstanding capital stock in each of those years. Each of our executive officers, other than our chief financial officer, received an award of common stock, rather than stock options, in connection with his or her employment, and accordingly, participates in the cash dividends. Our chief financial officer received a stock option award, which remains outstanding, in connection with his employment and, accordingly, is not entitled to participate in cash dividends. We believe the contributions to our business made by our chief financial officer are on par with those made by our other executive officers and, accordingly, our board determined to award him these special cash bonuses, each of which represents the payment he would have received as a cash dividend had he owned such number of shares equal to the vested portion of his option on the record date for the applicable dividend.

Equity Incentive Awards.  Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, and our compensation committee currently intends to continue this practice. Although we do not have any equity ownership guidelines or requirements for our executive officers, we believe that equity incentive awards:

•	provide our executive officers with a strong link to our long-term performance, including by enhancing their accountability for long-term decision making;

•	help balance the short-term orientation of our annual cash incentive bonus program;

•	create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and

•	further our goal of executive retention.

Employees who are considered essential to our long-term success are eligible to receive equity incentive awards, which typically vest over four years. As of September 1, 2009, all equity incentive awards granted to our executive officers had fully vested. Accordingly, in connection with its evaluation of the need for revisions to our executive compensation program, our compensation committee intends to make additional equity incentive awards to our executive officers in the near future.

In determining the size of equity incentive awards to executive officers, our compensation committee generally considers the executive’s experience, skills, level and scope of responsibilities and internal comparisons to other comparable positions in our company.

Other Employee Benefits.  We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, a medical care plan, vacation and standard company holidays. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, we do not provide a matching 401(k) contribution for any of our executive officers. See “— 401(k) Retirement Plan” for more information regarding our 401(k) retirement plan.

We also provide for each of our chief executive officer, chief financial officer and executive vice president supplemental disability income protection that provides income replacement in the event of a qualifying disability.

Severance and Change of Control Arrangements.  We have an employment agreement with our chief executive officer that provides a combination of “single trigger” and “double trigger” benefits in connection with a change of control of our company and/or termination of her employment. We believe a combination of “single trigger” and “double trigger” vesting along with severance payments maximizes stockholder value because it limits any unintended windfalls to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any change of control, including a change of control in which they believe they may lose their jobs. We also have an employment agreement with our chief financial officer and an offer letter with our general counsel, each of which provides for specified salary continuation, and in the case of our chief financial officer, benefits continuation, in the event of specified employment terminations.

See “— Potential Payments upon Termination or Change in Control” and “Employment Agreements” for a more detailed description of these arrangements.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, which will become applicable to us upon the closing of this offering, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers, except our chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board or compensation committee may, in their judgment, authorize compensation payments that are not exempt under Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our two other executive officers during our fiscal year ended December 31, 2008. We refer to these individuals as our named executive officers.

					Non-Equity
			Stock		Incentive Plan	All Other
Name and	Salary	Bonus	Awards	Option	Compensation	Compensation	Total
Principal Position	($)	($)	($)(1)	Awards ($)(1)	($)	($)(2)	($)

Mary A. Tolan	$515,000	150,000	—	—	$450,000	$8,760	$1,123,760
Founder, President and Chief Executive Officer(3)
John T. Staton	321,360	156,099	—	$133,632	183,000	6,049	800,140
Chief Financial Officer and Treasurer
Etienne H. Deffarges	437,500	100,000	$1,244	—	346,750	12,753	899,015
Executive Vice President
Gregory N. Kazarian	281,250	75,000	—	—	127,250	—	483,500
Senior Vice President, General Counsel and Secretary

(1)	Valuation of these option awards is based on the dollar amount of share-based compensation expense that we recognized for financial statement reporting purposes in 2008 computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2008. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 10 to our financial statements included elsewhere in this prospectus.

(2)	Amounts represent long-term disability insurance premiums paid by us on behalf of each of the named executive officers.

(3)	Ms. Tolan is also a member of our board of directors but does not receive any additional compensation in her capacity as a director.

Grants of Plan-Based Awards in 2008

The following table sets forth information for 2008 regarding grants of compensation in the form of plan-based awards made during 2008 to our named executive officers.

Future Payouts
Under Non-Equity
Incentive
Plan Awards
Target
Name	($)(1)

Mary A. Tolan	$450,000
John T. Staton	$183,000
Etienne H. Deffarges	$346,750
Gregory N. Kazarian	$127,250

(1)	Annual cash incentive bonuses paid under the annual cash incentive bonus program for 2008 are also disclosed in the “Summary Compensation Table.”

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2008. We did not grant any equity awards to our named executive officers during 2008, none of our executive officers exercised any stock options and no restricted stock awards held by our named executive officers became vested during 2008, other than 48,611 shares of restricted common stock held by Mr. Deffarges, which vested in full in 2008.

Option Awards
Equity Incentive
Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Mary A. Tolan	—	—	—	—	—
John T. Staton	199,295 (1)	—	—	3.01	8/31/2015
Etienne H. Deffarges	—	—	—	—	—
Gregory N. Kazarian	—	—	—	—	—

(1)	This stock option was immediately exercisable upon grant, and as of December 31, 2008, was vested as to 149,413, and unvested as to 49,882, shares of common stock. Unvested shares of common stock issued upon exercise of an option remain subject to our right of repurchase upon termination and to restrictions on transfer. This stock option vested in equal monthly installments and was fully vested as of September 1, 2009.

Potential Payments Upon Termination or Change of Control

The table below summarizes the potential payments to each of our named executive officers if he or she were to be terminated on December 31, 2008 under the circumstances described in the footnotes below.

	Severance		Medical/Welfare
Name	Payments(1)		Benefits(2)	Total Benefits

Mary A. Tolan	$515,000	(3)	—	$515,000
John T. Staton	$599,994	(4)	$18,252 (4)	$618,246
Etienne H. Deffarges	—		—	—
Gregory N. Kazarian	$281,250	(5)	—	$281,250

(1)	Amounts subject to a reduction for compensation earned by the named executive officer from any new employment during the severance period.

(2)	Calculated based on the estimated cost to us of providing these benefits.

(3)	Represents amounts payable for termination due to death or “disability” or termination without “cause” or for “good reason” pursuant to the employment agreement described below.

(4)	Represents amounts payable for termination without “cause” or for “good reason” pursuant to the employment agreement described below.

(5)	Represents amounts payable for termination without “cause” pursuant to the offer letter described below.

Employment Agreements

Mary A. Tolan.  We entered into an at-will employment agreement with Mary A. Tolan, our president and chief executive officer, effective January 2004. Pursuant to the agreement, Ms. Tolan is entitled to an annual base salary of at least $400,000, subject to adjustment by our board of directors. Ms. Tolan’s annual base salary is currently $515,000. Pursuant to the agreement, Ms. Tolan earned a one-time cash performance bonus of $200,000 based on customer procurement during 2004 consistent with our business plan. Pursuant to the agreement, in March 2004, our board of directors granted Ms. Tolan 3,000,000 shares of restricted stock, which vested in equal monthly installments over four years ending November 2007.

If Ms. Tolan’s employment is terminated due to her death or “disability”, if we terminate Ms. Tolan’s employment without “cause” or if Ms. Tolan terminates her employment for “good reason”, as those terms are defined in her employment agreement, (1) Ms. Tolan will be entitled to receive her base salary paid in accordance with our payroll practices during the 12 months following such termination, subject to a reduction for any compensation she earns from any new employment during the severance period, and (2) Ms. Tolan’s outstanding stock-based awards will continue to vest until the earlier of 12 months following her termination or the end of the applicable award’s vesting period. In the event of a “change in control”, as such term is defined in her employment agreement, 50% of all unvested shares of Ms. Tolan’s stock-based awards will accelerate and vest in full as of the effective date of the “change in control”. If Ms. Tolan’s employment is terminated without “cause” or if Ms. Tolan terminates her employment for “good reason” within 12 months after a “change in control”, the remaining 50% of all unvested shares of Ms. Tolan’s stock-based awards will accelerate and vest in full. If Ms. Tolan is terminated for “cause”, she has agreed to execute a limited stock power transferring all rights to vote the 3,000,000 shares of restricted stock granted to her pursuant to the employment agreement to a person we designate in our sole discretion. Ms. Tolan’s employment agreement restricts her from engaging in activities competitive with us, soliciting our employees and consultants, and diverting business from us for a period of 12 months following her termination.

John T. Staton.  We entered into an at-will employment agreement with John T. Staton, our chief financial officer and treasurer, effective June 2005. Pursuant to the agreement, Mr. Staton is entitled to an annual base salary of at least $300,000, subject to adjustment by our board of directors and our chief executive officer. Mr. Staton’s annual base salary is currently $321,360. Mr. Staton is eligible to earn an annual performance bonus of up to $100,000 per year, with the full $100,000 guaranteed for each of his first two years of employment. Pursuant to the agreement, in September 2005, our board of directors granted Mr. Staton an option to purchase 299,295 shares of our common stock at an exercise price of $3.01 per share, vesting in equal monthly installments over four years ending September 2009.

If we terminate Mr. Staton’s employment without “cause” or if Mr. Staton terminates his employment for “good reason”, as those terms are defined in his employment agreement, Mr. Staton will be entitled to receive $33,333 per month during the 18 months following such termination, subject to a reduction for any compensation he earns from any new employment during the severance period. If Mr. Staton’s employment is terminated without “cause” or if Mr. Staton terminates his employment for “good reason”, Mr. Staton and his family will be entitled to continue to participate in our health insurance plan during the 18 months following termination to the extent of his participation prior to termination, and we will pay the premiums that we paid prior to termination. Mr. Staton’s employment agreement restricts him from engaging in activities competitive with us, soliciting our employees and consultants, and diverting business from us for a period of 18 months following his termination.

Gregory N. Kazarian.  We entered into an offer letter with Gregory N. Kazarian, our senior vice president, general counsel and secretary, in December 2003. Pursuant to the offer letter, Mr. Kazarian is entitled to an annual base salary of $225,000. Mr. Kazarian’s annual base salary is currently $281,250. Pursuant to the offer letter, Mr. Kazarian earned a one-time cash performance bonus of $75,000 based on customer procurement, and was entitled to receive an option to purchase shares of our common stock then representing 1.5% of our common stock. In lieu of the option, in June 2004, our board of directors awarded Mr. Kazarian 250,000 shares of common stock, then representing 1.5% of our common stock, which vested in equal monthly installments over four years ending before January 2008. If we terminate Mr. Kazarian’s employment without cause, Mr. Kazarian will be entitled to receive his current monthly base salary during the 12 months following such termination, subject to a reduction for any compensation he earns from any new employment during the severance period.

Confidentiality and Non-Disclosure Agreements

As a condition to employment, each named executive officer entered into a confidentiality and non-disclosure agreement with us. Under these agreements, each named executive officer has agreed:

•	not to solicit our employees and customers during his or her employment and for a period of 18 months after the termination of employment;

•	not to compete with us during his or her employment and for a period of 12 months after the termination of employment;

•	to protect our confidential and proprietary information; and

•	to assign to us intellectual property developed during the course of his or her employment.

Stock Option and Other Compensation Plans

Amended and Restated Stock Option Plan

Our amended and restated stock option plan, which we refer to as our prior option plan, was adopted by our board of directors in December 2005. The plan was amended and restated in February 2006 and further amended in May 2007, October 2008 and January 2009. As of June 30, 2009, a maximum of 3,544,862 shares of common stock was authorized for issuance under our prior option plan.

As of June 30, 2009, there were options to purchase 2,440,885 shares of common stock outstanding under our prior option plan, 930,149 shares of common stock had been issued pursuant to the exercise of options granted under this plan (of which 892,201 shares were vested) and 173,828 shares of common stock were available for future grants under the plan.

Our prior option plan provides for the grant of options that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, which we refer to as non-statutory stock options. Our employees, directors and outside consultants are eligible to receive options under the plan. The plan is administered by the board of directors, our compensation committee or another committee designated by the board of directors. Subject to limitations specified in the plan, the committee or our chief executive officer may grant options, select option recipients and determine the number of shares covered by, and the timing of, option grants, except that our chief executive officer may not grant options to herself.

Unless otherwise prescribed in an option agreement, options granted pursuant to our prior option plan vest in equal installments on each of the first four anniversaries of the grant date. Options under our prior option plan are immediately exercisable upon grant, provided that unvested shares of common stock issued upon exercise of an option remain subject to our right of repurchase upon termination and to restrictions on transfer. Subject to the repurchase right, upon exercise of an option, a holder has the rights of a stockholder as to both the vested and unvested shares. In the event an option holder’s employment or service is terminated other than for cause, as defined in the plan, the unvested portion of the unexercised option shall be forfeited, the vested but unexercised portion of the option may be exercised within 60 days and unvested shares that were issued upon prior exercises are subject to our right of repurchase at a price per share equal to the lesser of the option’s exercise price or the fair market value at the time of termination. In the event an option holder’s employment or service is terminated for cause, the vested but unexercised portion of the option is forfeited, vested shares that were issued upon prior exercises are subject to our right of repurchase at a price per share equal to the option’s exercise price, and unvested shares that were issued upon prior exercises are subject to our right of repurchase at a price per share equal to the lesser of the option’s exercise price or the fair market value at the time of termination.

Upon a “change of control”, as defined in the plan, all unvested shares issued upon prior exercises of options granted under our prior option plan will be accelerated in full unless the acquirer replaces the shares with its shares subject to the same vesting schedule. If an acquirer of our company does not accept the assignment of our repurchase rights under the prior option plan, the repurchase rights will terminate upon the change of control.

Our prior option plan restricts option recipients from engaging in activities competitive with us, soliciting our employees and consultants, and diverting business from us while serving as an employee, director or consultant and for periods of 18 to 24 months after termination of employment or service.

Restricted Stock Plan

Our restricted stock plan was adopted by our board of directors in March 2004 and amended in June 2004. As of June 30, 2009, there were 6,599,591 shares of common stock outstanding under our restricted stock plan, all of which were vested.

Our restricted stock plan provides for the grant of restricted stock awards. Our employees, directors and outside consultants are eligible to receive awards under the plan. The plan is administered by the board of directors, our compensation committee or another committee designated by the board of directors, provided that a majority of the members of such committee are directors who are not also our employees. The committee may grant awards, select the recipients and timing of awards, and determine the number of shares covered by awards.

Shares issued under our restricted stock plan vest on schedules specified in the applicable award agreement, ranging from immediate vesting to vesting over a period of 48 months. Upon termination for cause or without good reason, all unvested shares shall be forfeited. Upon termination without cause, for good reason, or for death or disability, unvested shares may continue to vest for up to 12 months and are subject to repurchase by us at the original purchase price therefor. Subject to the repurchase provisions, upon grant of an award, a holder has the rights of a stockholder as to both the vested and unvested shares.

Upon a “change of control”, as defined in the plan, unvested shares are accelerated only to the extent provided in the applicable award agreement, employment agreement or other agreement.

Omnibus Stock Incentive Plan

Prior to the closing of this offering, we intend to adopt a new omnibus stock incentive plan. After the effective date of the new stock incentive plan, we anticipate that we will not make any further grants of stock options or restricted stock under our prior option plan or our restricted stock plan. However, any shares of our common stock reserved for issuance under such plans that remain available for issuance and any shares of our common stock subject to awards under our such plans that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us will be added to the number of shares available under the new omnibus stock incentive plan, up to a specified number of shares.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $16,500 in 2009, and have the amount of the reduction contributed to the 401(k) plan. We currently match up to 50% of the first 3% of base compensation in 401(k) plan contributions by employees who are below the “director level”; as such, our named executive offices do not receive a match from the company for amounts, if any, deferred under the 401(k) plan.

Limitation of Liability and Indemnification

As permitted by Delaware law, we plan to adopt provisions in our restated certificate of incorporation, which will become effective upon the closing of this offering, that limit or eliminate the personal liability of our directors. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to permit the further elimination or limiting of the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation that will become effective upon the closing of this offering also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by the board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation that will become effective upon the closing of this offering are not exclusive. In addition, prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. Each indemnification agreement is expected to provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we will be required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.

RELATED PERSON TRANSACTIONS

Since January 1, 2006, we have engaged in the following transactions, other than compensation arrangements, with our directors, executive officers and holders of more than 5% of our voting securities, and certain affiliates of our directors, executive officers and 5% stockholders.

Share Exchanges

Effective as of December 31, 2008, certain of our directors, executive officers and their affiliates agreed to exchange 2,398,334 shares of our non-voting common stock held by them for 2,398,334 shares of our voting common stock. To implement these exchanges, we entered into share exchange agreements with these persons in February 2009. These shares are subject to the terms and conditions set forth in our restricted stock plan, the restricted stock award agreements entered into with these persons in connection with the original issuance of their shares of non-voting common stock and our stockholders’ agreement pursuant to which these persons have certain registration rights. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights”. Upon the closing of this offering, all other outstanding shares of non-voting common stock will be converted into common stock. The table below sets forth the number of shares of voting common stock issued to our directors, executive officers and their affiliates in exchange for an equal number of shares of non-voting common stock:

Name	Number of Shares

Etienne H. Deffarges	1,166,667
Steven N. Kaplan	41,667
Gregory N. Kazarian	250,000
The Shultz 1989 Family Trust(1)	90,000
Spiegel Family LLC(2)	750,000
John T. Staton Declaration of Trust(3)	100,000

(1)	George P. Shultz, a member of our board of directors, and his wife are the beneficiaries of The Shultz 1989 Family Trust.

(2)	Arthur H. Spiegel, III, a member of our board of directors, and his wife are the managing members of Spiegel Family LLC, the members of which are members of Mr. Spiegel’s immediate family.

(3)	John T. Staton, our chief financial officer and treasurer, is the trustee of John T. Staton Declaration of Trust, the beneficiaries of which are members of Mr. Staton’s immediate family.

Transactions with Ascension Health

In October 2004, Ascension Health became our founding customer. Since then, in exchange for its initial start-up assistance, operational laboratory services and related consulting services relative to the services we were developing, we have issued common stock and granted warrants to Ascension Health, as a result of which Ascension Health is one of our 5% stockholders. Ascension Health is the nation’s largest Catholic and largest nonprofit health system. It is dedicated to its mission of serving all, with special attention to those who are poor and vulnerable. Our work on behalf of Ascension Health is done in compliance with its charity care guidelines and billing and collection policies, which recognize the human dignity of each individual and our responsibility to treat them with respect. A key element of our work for Ascension Health is qualifying patients for charity care and identifying potential payment sources for patients who are uninsured and underinsured. Since January 1, 2006, we have engaged in the following transactions with Ascension Health:

Customer Relationship.  In October 2004, we and Ascension Health entered into a master services agreement with an initial term through November 1, 2007. In December 2007, we and Ascension Health renewed and extended the agreement through December 31, 2012 pursuant to an amended and restated master services agreement, which will automatically renew for successive one-year terms unless terminated by us or Ascension Health upon 180 days prior written notice.

Pursuant to the amended and restated master services agreement, we provide our revenue cycle service offering to hospitals affiliated with Ascension Health that execute separate managed service contracts with us and thereby become our customers. In rendering our services, we must comply with each hospital’s policies and procedures relating to billing, collections, charity care, personnel, risk management, good corporate citizenship and other matters; the ethical and religious directives for Catholic healthcare services; and all applicable federal, state and local laws and regulations. Ascension Health’s affiliated hospitals are not obligated to execute a managed service contract with us or to use our services. Each managed service contract with a hospital affiliated with Ascension Health incorporates the provisions of the master services agreement and provides that the hospital will be bound by all amendments, modifications and waivers that we and Ascension Health agree to under the master services agreement. With certain exceptions, we are the exclusive provider of revenue cycle services to the hospitals affiliated with Ascension Health that execute managed service contracts with us, and we are required to consult with such hospitals before undertaking services for competitors identified by them in their contracts with us.

The term of each managed service contract with a hospital affiliated with Ascension Health is five years and will automatically renew for successive one-year terms unless terminated by us or Ascension Health upon 210 days prior written notice. By mutual agreement, we and Ascension Health can terminate the managed service contracts between us and hospitals affiliated with Ascension Health upon 180 days prior written notice after the second anniversary of the effective date of the applicable contract. Upon 30 days prior written notice, Ascension Health can terminate the affected portion of any applicable managed service contract if we are unable to provide services to a hospital for 30 days out of any 45-day period due to any cause beyond our reasonable control. We can terminate any applicable managed service contract if a hospital is excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs, and Ascension Health can terminate the master services agreement if we are excluded from participation in any such program. A hospital cannot terminate its managed service contract with us but it can determine not to renew its contract with us. All managed service contracts between us and hospitals affiliated with Ascension Health will terminate automatically when the master services agreement between us and Ascension Health terminates or expires.

The amended and restated master services agreement provides, among other things, that:

•	we assume full responsibility for the management and cost of the revenue cycle operations of each hospital that executes a managed service contract with us, including the payroll and benefit costs associated with the hospital’s employees conducting revenue cycle activities (and who remain hospital employees for all purposes), and the agreements and costs associated with related third-party services;

•	we are required to supply, at our cost, a sufficient number of our own employees on each hospital’s premises and the technology necessary to implement and manage our services;

•	each hospital must provide us with the facilities, standard office furnishings and services, pre-existing revenue cycle assets and authority to provide our services;

•	in general, each hospital pays us:

•	base fees equal to a specified amount, subject to annual increases under an inflation and wage increase formula;

•	incentive fees based on achieving agreed-upon benchmarks; and

•	management and technology fees;

•	our fees are subject to adjustment in the event specified performance milestones are not met, which would result in a reduction of future fees payable to us;

•	we are required to offer to Ascension Health’s affiliated hospitals fees for our services that are at least as low as the fees we charge any other similarly-situated customer receiving comparable services at comparable volumes;

•	we must implement our services and technology at each hospital in a manner that does not cause an unplanned material disruption in the hospital’s operations;

•	we are required to work to qualify patients for charity care and identify potential payment sources for patients who are uninsured and underinsured;

•	we are required to maintain patient and employee satisfaction levels as compared to specified baseline performance measurements;

•	a joint review board consisting of an equal number of senior executives from us and Ascension Health oversees the obligations and performance of the parties and hears fee disputes and other disputes, with any unresolved disputes submitted to binding arbitration (provided that hospitals cannot withhold base fees for any reason);

•	the parties provide various representations and indemnities (subject to a specified cap) to each other;

•	following termination or expiration of the master services agreement or any managed service contract between us and a hospital affiliated with Ascension Health, if requested by Ascension Health, we must:

•	provide termination assistance, in return for reasonable compensation, for three months;

•	continue to provide our services for up to one year in return for compensation equal to a specified percentage of the then-applicable base fees; and

•	provide reasonable assistance to Ascension Health in seeking bids from other parties to provide similar services; and

•	following termination or expiration of the agreement, we must grant to the applicable hospitals a license to continue using all software and tools we used to provide our services, in exchange for payments and fees that vary depending on whether the agreement is terminated for cause or for any other reason.

The amended and restated master services agreement may not be terminated by hospitals affiliated with Ascension Health. The agreement may only be terminated by Ascension Health or us in the following circumstances:

•	either party may terminate the agreement if the other party materially breaches the agreement and fails to cure the breach in accordance with specified cure provisions; and

•	Ascension Health may terminate the agreement (1) if we undergo a change in control, (2) if Ascension Health receives an opinion of qualified legal counsel, after consultation with our qualified legal counsel, in which it concludes that the agreement presents a material risk of causing Ascension Health or any affiliated hospital to violate any applicable laws, regulations or rules related to its operations, and that risk cannot be reasonably mitigated by the parties following good faith consultations and consideration of reasonable amendments and modifications to the agreement, or (3) if we become excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs, or if we fail to promptly remove from providing services to Ascension Health and its affiliates any of our staff or related entities that become excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs.

In 2006, 2007 and 2008 and the six months ended June 30, 2009, net services revenue from hospitals affiliated with Ascension Health were $142.6 million, $214.2 million, $281.7 million and $151.6 million, respectively, representing 88.7%, 89.0%, 70.7% and 63.6% of our total net services revenue in such periods, respectively. As of June 30, 2009, we had $24.4 million of accounts receivable from hospitals affiliated with Ascension Health and one of the hospitals affiliated with Ascension Health had a credit of $0.4 million.

Following completion of this offering, Ascension Health will own     % of our outstanding common stock. See “Principal and Selling Stockholders”.

Initial Stock Issuance and Protection Warrant Agreement.  In October and November 2004, we issued 902,374 shares of our common stock to Ascension Health, then representing a 5% ownership interest in our company on a fully-diluted basis, and entered into a protection warrant agreement, under which we granted Ascension Health the right to purchase additional shares of our common stock from time to time for $0.01 per share when Ascension Health’s ownership interest in our company declines below 5% due to our issuance of additional stock or rights to purchase stock. The protection warrant agreement, and all purchase rights granted thereunder, expire on the closing of this offering. In 2006, 2007, 2008 and the six months ended June 30, 2009, we granted Ascension Health the right to purchase 15,752, 58,175, 23,261 and 25,837 shares of our common stock for $0.01 per share, respectively, pursuant to the protection warrant agreement. In 2007, 2008 and the six months ended June 30, 2009, Ascension Health purchased 213,100, 66,652 and 16,758 shares of our common stock, respectively, from us for $0.01 per share, pursuant to the protection warrant agreement. As of June 30, 2009, Ascension Health has the right to purchase an additional 23,863 shares pursuant to the protection warrant agreement at any time prior to the closing of this offering.

Supplemental Warrant Agreement.  Pursuant to a supplemental warrant agreement that became effective in November 2004, Ascension Health had the right to purchase up to 902,374 shares of our common stock based upon the achievement of specified milestones relating to its sales and marketing assistance. In May 2007, we amended and restated the supplemental warrant agreement to reduce the number of shares covered by the agreement to 446,190 shares. In November 2007, we further amended and restated the supplemental warrant agreement to modify the purchase right milestones. Under the supplemental warrant agreement, the purchase price is equal to the most recent common stock-equivalent price per share paid in a capital raising transaction or, if we have not had a capital raising transaction within the preceding six months, the exercise price of the employee stock options we have most recently granted. All purchase rights under the supplemental warrant agreement will expire on the closing of this offering. Based on Ascension Health’s achievement of specified milestones relating to its sales and marketing assistance, Ascension Health earned the right to purchase all 446,190 shares under the supplemental warrant agreement. The table below summarizes Ascension Health’s purchase rights under the supplemental warrant agreement:

Date Earned	Number of Shares	Purchase Price Per Share

December 2007	223,095	$17.36
March 2008	111,548	$40.17
March 2009	111,547	$51.05

Ascension Health may purchase these shares for cash or in a cashless exercise transaction in which Ascension Health receives a smaller number of shares (based on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise).

Stock Sale.  Concurrently with the amendment and restatement of the supplemental warrant agreement described above in May 2007, we sold 669,284 shares of our common stock to Ascension Health for $8.20 per share, which was equal to the fair market value of the common stock at that time, for an aggregate purchase price of $5,488,128.

Registration Rights

We are a party to a stockholders’ agreement with certain of our stockholders, including certain of our directors, executive officers and holders of more than 5% of our voting securities and their affiliates. Pursuant to the stockholders’ agreement, after the contractual lock-up agreements expire, these stockholders will have the right to require us to register all or a portion of their shares under the Securities Act under specific circumstances and subject to certain limitations. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights”.

Management Investments in Our Company

We have not sold any shares of preferred stock since January 1, 2006. Between August 2003 and December 2005, we raised approximately $16.1 million from the sale of preferred stock. Each of our four executive officers made one or more cash investments in our company on the same terms as applicable to the other investors in these preferred stock financings. The cash investments of Ms. Tolan and Mr. Deffarges together represented more than 10% of the aggregate proceeds from our preferred stock financings.

Certain Employment Arrangements

We employ Kyle Hupach, the brother-in-law of Gregory N. Kazarian, our senior vice president, general counsel and secretary, as a director of revenue cycle operations. Mr. Hupach’s current annual base salary is $119,000, and he also participates in our standard employee benefits package. In 2008, Mr. Hupach’s total compensation, including salary, bonus and the amount of share-based compensation expense that we recognized for financial statement reporting purposes for stock options previously granted to him, was $156,670.

Indemnification

Our restated certificate of incorporation that will be in effect upon the closing of this offering provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may be broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law. For more information regarding these agreements, see “Management — Limitation of Liability and Indemnification” and “Description of Capital Stock — Limitation of Liability and Indemnification of Officers and Directors”.

Policies and Procedures for Related Person Transactions

Prior to the closing of this offering, our board of directors intends to adopt a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. Our related person transaction policy will contain exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. Alternatively, our general counsel may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2009, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	all of our directors and executive officers as a group; and

•	each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after June 30, 2009. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership prior to this offering are based on 20,803,641 shares outstanding as of June 30, 2009, assuming (1) the automatic conversion of all outstanding shares of non-voting common stock into shares of common stock upon the closing of this offering, (2) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering and (3) the assumed issuance of           shares of common stock upon exercise of warrants that will be cancelled if not exercised prior to this offering. Percentage ownership calculations for beneficial ownership after this offering reflect the shares we are offering hereby and the issuance of           shares of common stock to FT Partners contemporaneously with the closing of this offering, based on an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding (1) shares of common stock subject to options or warrants held by that person that are immediately exercisable or exercisable within 60 days of June 30, 2009 and (2) shares of common stock to be received prior to the closing of this offering pursuant to the distribution of shares from an entity pursuant to which certain directors and executive officers previously invested in our company. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering		Number of	After Offering
Name of Beneficial Owner	Number	Percentage	Shares Offered	Number	Percentage

5% Stockholders
Accretive Investors SBIC, L.P.(1)	5,333,921	25.6%
FW Oak Hill Accretive Healthcare Investors, L.P.(2)	4,445,087	21.4%
Ascension Health(3)	2,339,538	11.0%
Executive Officers and Directors
Mary A. Tolan(4)	3,553,167	17.1%
John T. Staton(5)	319,303	1.5%
Etienne H. Deffarges(6)	1,416,443	6.7%
Gregory N. Kazarian(7)	293,384	1.4%
Edgar M. Bronfman, Jr.(8)	—	—
J. Michael Cline(9)	5,333,921	25.6%
Steven N. Kaplan(10)	104,098	*
Denis J. Nayden(11)	—	—
George P. Shultz(12)	181,368	*
Arthur H. Spiegel, III(13)	1,038,724	4.9%
Mark A. Wolfson(14)	—	—
All current executive officers and directors as a group (11 persons)(15)	12,240,408	56.3%
Other Selling Stockholders

(1)	Accretive Associates SBIC, LLC is the general partner of Accretive Investors SBIC, L.P. Mr. Cline is the managing member of Accretive Associates SBIC, LLC, and may be deemed to have sole voting and investment power with respect to the shares held by Accretive Investors SBIC, L.P. The address of Accretive Investors SBIC, L.P. is c/o Accretive, LLC, 51 Madison Avenue, 31st Floor, New York, New York 10010.

(2)	Group VI 31, LLC is the general partner of FW Oak Hill Accretive Healthcare Investors, L.P. (the “Oak Hill Partnership”) The sole member of Group VI 31, LLC is J. Taylor Crandall, who disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. J. Taylor Crandall exercises voting and investment power with respect to such shares. The address of the Oak Hill Partnership is 201 Main Street, Suite 3100, Fort Worth, Texas 76102. Messrs. Nayden and Wolfson are limited partners of the Oak Hill Partnership, and Mr. Wolfson is a Vice President and Assistant Secretary of Group VI 31, LLC.

(3)	Ascension Health is a Missouri not-for-profit corporation. Anthony J. Speranzo, Ascension Health’s senior vice president and chief financial officer, has sole voting and investment power with respect to the shares held by Ascension Health. Mr. Speranzo disclaims beneficial ownership of such shares. Includes warrants to purchase 471,370 shares exercisable within 60 days of June 30, 2009. The address of Ascension Health is 4600 Edmundson Road, St. Louis, Missouri 63134.

(4)	Includes 825,000 shares held by family trusts. Members of Ms. Tolan’s immediate family share voting and investment power with respect to the shares held by these trusts.

(5)	Consists of 100,000 shares held by John T. Staton Declaration of Trust, 20,008 shares of our common stock to be received by John T. Staton Declaration of Trust pursuant to the investment distribution referred to above, and 199,295 shares subject to options exercisable within 60 days of June 30, 2009, of which

12,470 shares will vest within 60 days of June 30, 2009. The beneficiaries of John T. Staton Declaration of Trust are members of Mr. Staton’s immediate family. Mr. Staton is the trustee of such trust and exercises sole voting and investment power with respect to the shares held by the trust.

(6)	Includes 249,776 shares of our common stock to be received pursuant to the investment distribution referred to above.

(7)	Includes 43,384 shares of our common stock to be received pursuant to the investment distribution referred to above.

(8)	Mr. Bronfman is a member of Accretive Associates SBIC, LLC, which is the general partner of Accretive Investors SBIC, L.P., but exercises no voting or investment power with respect to the shares held by Accretive Investors SBIC, L.P. Mr. Bronfman disclaims beneficial ownership of the shares held by Accretive Investors SBIC, L.P.

(9)	Consists of the shares described in note (1) above. Mr. Cline is the managing member of Accretive Associates SBIC, LLC, which is the general partner of Accretive Investors SBIC, L.P. and, as such, may be deemed to have sole voting and investment power with respect to the shares described in note (1) above.

(10)	Includes 62,431 shares of our common stock to be received pursuant to the investment distribution referred to above.

(11)	See note (2) above. Mr. Nayden is not deemed to have voting or investment power with respect to any shares held by the Oak Hill Partnership as a limited partner.

(12)	Consists of 90,000 shares held by The Shultz 1989 Family Trust, of which Mr. Shultz and his wife are the beneficiaries, and 91,368 shares of our common stock to be received by The Shultz 1989 Family Trust pursuant to the investment distribution referred to above. George T. Argyris is the trustee for the trust and exercises sole voting and investment power with respect to the shares held by the trust. Mr. Argyris disclaims beneficial ownership of such shares.

(13)	Consists of 750,000 shares held by Spiegel Family LLC, the members of which are members of Mr. Spiegel’s immediate family, and 288,724 shares of our common stock to be received by Spiegel Family LLC pursuant to the investment distribution referred to above. Mr. Spiegel and his wife are the managing members of Spiegel Family LLC and exercise shared voting and investment power with respect to such shares.

(14)	See note (2) above. Mr. Wolfson is not deemed to have voting or investment power with respect to any shares held by the Oak Hill Partnership as a limited partner or as a Vice President or Assistant Secretary of Group VI 31, LLC.

(15)	Includes the shares described in notes (1) and (2) above, 755,691 shares of our common stock to be received pursuant to the investment distribution referred to above, and 199,295 shares subject to options exercisable within 60 days of June 30, 2009, of which 12,470 shares will vest within 60 days of June 30, 2009.

DESCRIPTION OF CAPITAL STOCK

General

Following the closing of this offering, our authorized capital stock will consist of           shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, all of which preferred stock will be undesignated.

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Common Stock

As of June 30, 2009, there were 20,803,641 shares of our common stock outstanding, held of record by 84 stockholders, assuming the conversion of all outstanding shares of convertible preferred stock into common stock and the conversion of all outstanding shares of non-voting common stock into common stock.

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors out of funds legally available therefor, subject to any preferential dividend or other rights of any then outstanding preferred stock.

In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any then outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments on liquidation. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Stock Options

As of June 30, 2009, 2,440,885 shares of common stock were issuable upon the exercise of stock options outstanding and exercisable at a weighted-average exercise price of $21.59 per share, of which 1,054,930 shares with a weighted-average exercise price of $8.52 per share would be vested if purchased upon exercise of these options as of June 30, 2009.

Warrants

As of June 30, 2009, 470,053 shares of voting common stock were issuable upon the exercise of warrants outstanding and exercisable at a weighted-average exercise price of $29.77 per share and 833,334 shares of non-voting common stock were issuable upon the exercise of warrants outstanding and exercisable at a weighted-average exercise price of $1.12 per share. All of these warrants may be exercised by paying the exercise price in cash or pursuant to a cashless exercise feature based on the fair market value per share of our common stock.

Upon the closing of this offering, all outstanding warrants to purchase shares of voting common stock that are not exercised prior to this offering will be cancelled. If all of these unexercised warrants to purchase voting common stock are exercised on a cashless basis upon consummation of this offering, assuming an initial public offering price of $     , the midpoint of the estimated price range shown on the cover of this prospectus, we would issue an aggregate of           shares of common stock and receive no cash proceeds. If all of these unexercised warrants to purchase voting common stock are exercised for cash, we would issue an aggregate of           shares of common stock for cash proceeds of $     .

Upon the closing of this offering and the automatic conversion of all outstanding shares of non-voting common stock into shares of voting stock, any warrants to purchase non-voting common stock that are not exercised prior to this offering will remain outstanding and will be warrants to purchase shares of voting common stock.

Registration Rights

We have entered into a stockholders’ agreement with certain of our stockholders. After the completion of this offering and the sale by the selling stockholders of the shares of common stock offered by them hereby, holders of an aggregate of           shares of outstanding common stock and shares issuable upon exercise of outstanding warrants will have the right to require us to register these shares under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable by non-affiliates without restriction under the Securities Act. The following description of these registration rights is intended as a summary only and is qualified in its entirety by reference to the stockholders’ agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Demand Registration Rights.  Beginning 181 days after the effective date of the registration statement of which this prospectus forms a part, subject to the contractual lock-up agreements, the holders of at least 50% of our shares of common stock having registration rights under the stockholders’ agreement, provided such shares represent at least 25% of our outstanding common stock on a fully-diluted basis, may demand that we register all or a portion of their shares under the Securities Act, subject to certain limitations. In addition, each party to the stockholders’ agreement holding more than 12% of our common stock on an as-converted basis as of September 25, 2009 may demand on one occasion that we register all or a portion of its shares under the Securities Act, provided that the shares to be registered have an aggregate market value of at least $50 million or represent at least 5% of our then outstanding common stock. We are not required to file (1) a registration statement less than six months after the effective date of a registration statement effected pursuant to this requirement of the stockholders’ agreement or (2) more than five registration statements pursuant to this requirement under the stockholders’ agreement. In addition, we may not register any shares of our common stock held by a stockholder who is not a party to the stockholders’ agreement in a registration statement requested to be filed pursuant to the terms of the stockholders’ agreement.

Incidental Registration Rights.  If at any time we propose to register shares of our common stock under the Securities Act, other than a registration statement on Form S-4 or Form S-8, the holders of registrable shares under the stockholders’ agreement will be entitled to notice of our intention to file a registration statement and, subject to certain exceptions, have the right to require us to use best efforts to register all or a portion of the registrable shares held by them. In the event that any registration in which the holders of registrable shares participate pursuant to the stockholders’ agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

Pursuant to the stockholders’ agreement, we are required to pay all registration fees and expenses and indemnify each participating stockholder with respect to each registration of registrable shares that is effected.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Classified Board; Removal of Directors

Our certificate of incorporation and bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding common stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. This written notice must contain certain information specified in our bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above under “— Classified Board; Removal of Directors” and “— Stockholder Action by Written Consent; Special Meetings”.

Limitation of Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our restated certificate of incorporation also provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to permit the further elimination or limiting of the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

Prior to the closing of this offering, we will appoint a transfer agent and registrar for our common stock.

New York Stock Exchange

We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “AH”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants or in the public market after this offering, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We intend to apply to have our common stock listed on The New York Stock Exchange under the symbol “AH”.

Upon the closing of this offering, we will have outstanding an aggregate of           shares of common stock, assuming no exercise by the underwriters of their option to purchase additional shares and no exercise of outstanding options or warrants. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates”, as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining           shares of common stock will be “restricted securities”, as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Shares Eligible
Date Available for Sale	for Sale	Comment

Date of prospectus		Shares sold in the offering and shares saleable under Rule 144 that are not subject to a lock-up

90 days after date of prospectus		Shares saleable under Rules 144 and 701 that are not subject to a lock-up

180 days after date of prospectus		Lock-up released; shares saleable under Rules 144 and 701

In addition, of the 2,440,885 shares of our common stock that were subject to stock options outstanding as of June 30, 2009, 1,054,930 shares would be vested if purchased upon exercise of these options and would be eligible for sale subject to the lock-up agreements and securities laws described below. The 1,304,704 shares of our common stock that were subject to warrants outstanding as of June 30, 2009 were exercisable as of June 30, 2009 and, assuming a cashless exercise, these shares will be eligible for sale subject to the lock-up agreements and securities laws described below.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement entered into before the effective date of this offering is entitled to sell such shares 90 days after this offering in reliance on Rule 144.

Lock-up Agreements

Our officers and directors and the holders of substantially all of our outstanding shares of common stock have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereafter acquired, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, as modified as described below, except with the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, on behalf of the underwriters.

The 180-day restricted period will be automatically extended under the following circumstances:

•	if, during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event; or

•	if, prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC currently do not anticipate shortening or waiving any of the lock-up agreements and do not have any pre-established conditions for such modifications or waivers. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC may, however, with the approval of our board of directors, release for sale in the public market all or any portion of the shares subject to the lock-up agreement.

Stock Options and Warrants

As of June 30, 2009, 2,440,885 shares of common stock were issuable upon the exercise of stock options outstanding, of which 1,054,930 shares would be vested if purchased upon exercise of these options as of June 30, 2009. Following this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options and options and other awards issuable pursuant to our 2003 stock plan.

As of June 30, 2009, 470,053 shares of voting common stock and 833,334 shares of non-voting common stock were issuable upon the exercise of warrants outstanding. Any shares purchased by our non-affiliates pursuant to the cashless exercise feature of our warrants will be freely tradable under Rule 144(b)(1), subject to the 180-day lock-up period described above. Upon the closing of this offering, all outstanding warrants to purchase shares of voting common stock that are not exercised prior to this offering will be cancelled. Upon the closing of this offering and the automatic conversion of all outstanding shares of non-voting common stock into shares of voting stock, any warrants to purchase non-voting common stock that are not exercised prior to this offering will remain outstanding and will be warrants to purchase shares of voting common stock.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock. This discussion applies only to a non-U.S. holder (as defined below) of our common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold our common stock as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income or estate tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell our common stock under the constructive sale provisions of the Code and persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this discussion does not address any U.S. federal gift tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local alternative minimum and foreign income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income and estate tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof;

•	a partnership (including any entity or arrangement treated as a partnership for such purposes);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) that has made a valid election to be treated as a U.S. person for such purposes.

If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, that are attributable to a non-U.S. holder’s permanent establishment in the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, is attributable to a non-U.S. Holder’s permanent establishment in the United States; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from the sale of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above also may apply.

Federal Estate Tax

Our common stock that is owned or treated as owned for U.S. estate tax purposes by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes. Therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person. Generally, information will be reported to the Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend and may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of our common stock by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Prospective investors should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

Accretive Health, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are the joint book-running managers and representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional      shares from Accretive Health and the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Accretive Health and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares.

Paid by Accretive Health

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Accretive Health, its officers and directors, and holders of substantially all of the outstanding shares of its common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, whether now owned or hereafter acquired, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, on behalf of the underwriters. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Accretive Health issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Accretive Health announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to the offering, there has been no public market for our common stock. The initial public offering price has been negotiated among Accretive Health and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Accretive Health’s historical performance, estimates of the business potential and earnings prospects of Accretive Health, an assessment of Accretive Health’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to file an application to list our common stock on the New York Stock Exchange under the symbol “AH”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Accretive Health and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of Accretive Health’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which is referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Upon the completion of this offering and based on an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, Accretive Health will pay FT Partners a fee of $      for financial advisory services in respect of this offering. This fee will be paid     % in cash and     % through the issuance of shares of our common stock valued at the initial public offering price per share. FT Partners has entered into a lock-up agreement with the underwriters with respect to these shares and these shares will also be subject to limitations on resale imposed by Rule 144, each as described under the heading “Shares Eligible for Future Sale” elsewhere in this prospectus. FT Partners’ financial advisory services included assistance in financial and valuation modeling and advice with respect to the initial public offering process and equity capital market alternatives. None of Financial Technology Partners, LLC, FTP Securities, LLC or any of their affiliates is acting as an underwriter of this offering.

Accretive Health and the selling stockholders estimate that the total expenses of the offering payable by them, excluding underwriting discounts and commissions, will be approximately $          .

Accretive Health and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the common stock being offered will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. The underwriters are represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, in connection with this offering.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, as set forth in their report. We have included our consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not necessarily complete and, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of theses statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.

Upon the closing of this offering, we will become subject to the full informational and periodic reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain a website at www.accretivehealth.com. Our website is not a part of this prospectus.

Accretive Health, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Accretive Health, Inc.

We have audited the accompanying consolidated balance sheets of Accretive Health, Inc. (formerly Healthcare Services Inc. d/b/a Accretive Health) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Accretive Health, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 2 in the notes to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.

/s/  Ernst & Young LLP

Chicago, Illinois
May 20, 2009

Accretive Health, Inc.

Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,		June 30,
	2007	2008	2009
			(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$34,745	$51,656	$37,789
Accounts receivable, net of allowance for doubtful accounts of $432, $82, and $82 at December 31, 2007, 2008, and June 30, 2009, respectively	15,897	20,206	40,876
Prepaid assets	371	1,031	8,972
Due from related party	941	1,261	1,275
Other current assets	1,004	1,374	630

Total current assets	52,958	75,528	89,542
Deferred income tax	—	—	4,542
Furniture and equipment, net	4,566	8,913	9,875
Goodwill	1,468	1,468	1,468
Other, net	1,866	995	538

Total assets	$60,858	$86,904	$105,965

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,146	$38,205	$50,880
Accrued payroll	5,592	9,147	5,095
Deferred income tax	—	—	1,894
Accrued taxes	—	1,208	224
Other accrued expenses	4,498	7,434	7,858
Deferred revenue	12,712	22,987	19,477

Current liabilities	44,948	78,981	85,428
Commitments and contingencies	—	—	—
Stockholders’ equity:
Convertible preferred stock, Series A, $0.01 par value, 32,317 shares authorized, 32,317 shares issued and outstanding at December 31, 2007 and 2008, and June 30, 2009	—	—	—
Convertible preferred stock, Series D, $0.01 par value, 1,267,224 shares authorized, issued, and outstanding at December 31, 2007 and 2008, and June 30, 2009, respectively	13	13	13
Series B common stock, $0.01 par value, 17,500,000 shares authorized, 4,784,758, 8,161,361 and 8,178,119 shares issued, and outstanding at December 31, 2007 and 2008, and June 30, 2009, respectively	48	82	82
Series C common stock, $0.01 par value, 7,500,000, 8,000,000 and 8,000,000 shares authorized, 4,462,141, 1,271,732 and 1,321,857 shares issued and outstanding at December 31, 2007 and 2008, and June 30, 2009, respectively	44	13	13
Additional paid-in capital	32,361	38,401	45,773
Non-executive employee loans for stock option exercises	(320)	(263)	(230)
Accumulated deficit	(16,246)	(30,101)	(24,887)
Cumulative translation adjustment	10	(222)	(227)

Total stockholders’ equity	15,910	7,923	20,537

Total liabilities and stockholders’ equity	$60,858	$86,904	$105,965

See accompanying notes to consolidated financial statements

Accretive Health, Inc.

Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Year Ended December 31			Six Months Ended June 30,
	2006	2007	2008	2008	2009
				(Unaudited)

Net services revenue	$160,741	$240,725	$398,469	$187,261	$238,149
Costs of services	141,767	197,676	335,211	160,082	195,667

Operating margin	18,974	43,049	63,258	27,179	42,482
Other operating expenses:
Infused management and technology	18,875	27,872	39,234	17,938	24,482
Selling, general, and administrative	8,777	15,657	21,227	9,642	15,308

Total operating expenses	27,652	43,529	60,461	27,580	39,790
Income (loss) from operations	(8,678)	(480)	2,797	(401)	2,692
Interest income	1,359	1,710	710	433	83

Net income (loss) before provision for (benefit from) income taxes	(7,319)	1,230	3,507	32	2,775
Provision for (benefit from) income taxes	—	456	2,264	626	(2,439)

Net income (loss)	$(7,319)	$774	$1,243	$(594)	$5,214

Net income (loss) per common share
Basic	(0.89)	0.04	(0.70)	(0.06)	0.25
Diluted	(1.02)	0.03	(0.73)	(0.06)	0.21
Weighted-average shares used in calculating net income (loss) per common share
Basic	6,611,975	8,410,226	9,214,916	9,160,187	9,337,812
Diluted	6,611,975	10,296,011	9,214,916	9,160,187	11,492,646

See accompanying notes to consolidated financial statements

Accretive Health, Inc.

Consolidated Statements of Stockholders’ Equity
(In thousands, except share amounts)

	Convertible		Convertible							Loans
	Preferred Stock		Preferred Stock		Class B		Class C		Additional	for Stock		Cumulative
	Series A		Series D		Common Stock		Common Stock		Paid-In	Option	Accumulated	Translation		Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Exercises	Deficit	Adjustment	Total	Income (Loss)

Balance at January 1, 2006	32,317	$—	1,267,224	$13	3,902,374	$39	3,633,284	$36	$18,148	$—	$(9,701)	$—	8,535	$—

Issuance of class C common stock	—	—	—	—	—	—	99,757	1	524	—	—	—	525	—
Issuance of warrants	—	—	—	—	—	—	—	—	83	—	—	—	83	—
Exercise of vested stock options	—	—	—	—	—	—	485,390	5	858	—	—	—	863	—
Amounts loaned to employees related to stock option exercises, net	—	—	—	—	—	—	—	—	—	(365)	—	—	(365)	—
Compensation expense related to restricted common stock	—	—	—	—	—	—	—	—	50	—	—	—	50	—
Compensation expense related to stock options	—	—	—	—	—	—	—	—	794	—	—	—	794	—
Net loss	—	—	—	—	—	—	—	—	—	—	(7,319)	—	(7,319)	(7,319)

Balance at December 31, 2006	32,317	$—	1,267,224	$13	3,902,374	$39	4,218,431	$42	$20,457	$(365)	$(17,020)	$—	$3,166	$(7,319)

Issuance of class B common stock	—	—	—	—	882,384	9	—	—	5,481	—	—	—	5,490	—
Issuance of class C common stock	—	—	—	—	—	—	39,899	—	327	—	—	—	327	—
Exercise of vested stock options	—	—	—	—	—	—	16,021	—	39	—	—	—	39	—
Vesting of previously exercised options	—	—	—	—	—	—	253,811	3	697	—	—	—	700
Repayments of amounts loaned to employees related to stock option exercises, net	—	—	—	—	—	—	—	—	—	45	—	—	45	—
Share repurchases	—	—	—	—	—	—	(66,021)	(1)	(655)	—	—	—	(656)	—
Issuance of stock warrants	—	—	—	—	—	—	—	—	5,081	—	—	—	5,081	—
Compensation expense related to restricted common stock	—	—	—	—	—	—	—	—	38	—	—	—	38	—
Compensation expense related to stock options	—	—	—	—	—	—	—	—	896	—	—	—	896	—
Currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—	10	10	10
Net income	—	—	—	—	—	—	—	—	—		774	—	774	774

Balance at December 31, 2007	32,317	$—	1,267,224	$13	4,784,758	$48	4,462,141	$44	$32,361	$(320)	$(16,246)	$10	$15,910	$784

Accretive Health, Inc.

Consolidated Statements of Stockholders’ Equity — (Continued)
(In thousands, except share amounts)

	Convertible		Convertible							Loans
	Preferred Stock		Preferred Stock		Class B		Class C		Additional	for Stock		Cumulative
	Series A		Series D		Common Stock		Common Stock		Paid-In	Option	Accumulated	Translation		Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Exercises	Deficit	Adjustment	Total	Income (Loss)

Implementation of FASB Interpretation No. 48	—	—	—	—	—	—	—	—	—	—	(97)	—	(97)
Exchange of Series C to Series B Stock	—	—	—	—	3,309,951	33	(3,309,951)	(33)	—	—	—	—	—
Issuance of class B common stock	—	—	—	—	66,652	1	—	—	—	—	—	—	1
Exercise of vested stock options	—	—	—	—	—	—	3,750	—	18	—	—	—	18
Vesting of previously exercised options	—	—	—	—	—	—	150,375	2	649	—	—	—	651
Repayments (advances) of amounts loaned to employees related to stock option exercises, net	—	—	—	—	—	—	—	—	—	57	—	—	57
Share repurchases	—	—	—	—	—	—	(34,583)	—	(1,510)	—	—	—	(1,510)
Issuance of stock warrants	—	—	—	—	—	—	—	—	3,332	—	—	—	3,332
Compensation expense related to restricted common stock	—	—	—	—	—	—	—	—	5	—	—	—	5
Compensation expense related to stock options	—	—	—	—	—	—	—	—	3,546	—	—	—	3,546
Currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—	(232)	(232)	(232)
Dividends declared	—	—	—	—	—	—	—	—	—	—	(15,001)	—	(15,001)
Net income	—	—	—	—	—	—	—	—	—	—	1,243	—	1,243	1,243

Balance at December 31, 2008	32,317	$—	1,267,224	$13	8,161,361	$82	1,271,732	$13	$38,401	$(263)	$(30,101)	$(222)	$7,923	$1,011

Exercise of vested stock options	—	—	—	—	—	—	20,000	—	147	—	—	—	147
Vesting of previously exercised options	—	—	—	—	—	—	30,125	—	141	—	—	—	141
Issuance of class B common stock	—	—	—	—	16,758	—	—	—	—	—	—	—	—
Repayments of amounts loaned to employees related to stock option exercises, net	—	—	—	—	—	—	—	—	—	33	—	—	33
Issuance of stock warrants	—	—	—	—	—	—	—	—	4,107	—	—	—	4,107
Compensation expense related to stock options	—	—	—	—	—	—	—	—	2,977	—	—	—	2,977
Currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—	(5)	(5)	(5)
Net income	—	—	—	—	—	—	—	—	—	—	5,214	—	5,214	5,214

Balance at June 30, 2009 (unaudited)	32,317	$—	1,267,224	$13	8,178,119	$82	1,321,857	$13	$45,773	$(230)	$(24,887)	$(227)	$20,537	$5,209

See accompanying notes to consolidated financial statements

Accretive Health, Inc.

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31			Six Months Ended June 30,
	2006	2007	2008	2008	2009
				(Unaudited)

Operating activities
Net income (loss)	$(7,319)	$774	$1,243	$(594)	$5,214
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation	277	530	1,030	574	950
Amortization	349	777	1,510	346	932
Employee stock based compensation	844	934	3,551	1,021	2,977
Expense associated with the issuance of stock warrants	83	5,081	3,332	3,080	4,107
Deferred income taxes	—	—	—	—	(2,648)
Changes in operating assets and liabilities:
Accounts receivable	234	(15,091)	(4,309)	937	(20,669)
Prepaid and other current assets	(76)	(2,182)	(1,381)	(832)	(7,207)
Accounts payable	6,164	8,286	16,074	10,624	12,678
Accrued payroll	468	3,263	3,563	(1,959)	(4,053)
Other accrued expenses	(457)	2,864	3,359	1,632	560
Accrued income tax	—	—	1,208	160	(984)
Deferred revenue	5,423	6,599	10,275	(5,077)	(3,510)
Loss on disposal of equipment	—	—	70	—	—

Net cash provided by (used in) operating activities	5,990	11,835	39,525	9,912	(11,653)

Investing activities
Purchase of SureDecisions net of cash acquired	(1,419)	(211)	—	—	—
Purchases of furniture and equipment	(412)	(1,837)	(1,843)	(1,006)	(1,037)
Acquisition of software	(915)	(1,639)	(4,988)	(1,609)	(1,790)
Customer incentive advance	(2,000)	416	698	293	444

Net cash used in investing activities	(4,746)	(3,271)	(6,133)	(2,322)	(2,383)

Financing activities
Proceeds from issuance of class B common stock	—	5,490	1	1	—
Proceeds from issuance of class C common stock from employee stock option exercise	2,345	510	150	150	151
Collection (issuance) of non-executive employee notes receivable	(365)	45	57	(545)	33
Payment of dividends	—	—	(15,001)	—	—
Repurchase of common stock	—	(656)	(1,510)	—	—

Net cash provided by (used in) financing activities	1,980	5,389	(16,303)	(394)	184

Effect of exchange rate changes in cash	—	10	(178)	(45)	(15)

Net increase (decrease) in cash and cash equivalents	3,224	13,963	16,911	7,151	(13,867)
Cash and cash equivalents at beginning of year	17,558	20,782	34,745	34,745	51,656

Cash and cash equivalents at end of year	$20,782	$34,745	$51,656	$41,896	$37,789

Supplemental disclosures of cash flow information
Interest paid	$—	$—	$—	$—	$—
Taxes paid	—	791	1,137	536	8,215
Exercise of unvested stock options	1,482	471	132	132	4
Supplemental disclosures of noncash financing transactions
Shares issued in connection with the acquisition of SureDecisions	$525	$327	$—	$—	$—
Issuance of notes receivable to non-executive employees	(365)	—	(585)	(585)	—
Vesting of previously exercised stock options	—	700	651	157	141

See accompanying notes to consolidated financial statements

Accretive Health, Inc.

Notes to Consolidated Financial Statements

1.	Description of Business

Accretive Health, Inc. (the “Company”) is a leading provider of healthcare revenue cycle management services. The Company’s business purpose is to help U.S. hospitals, physicians and other healthcare providers manage their revenue cycle operations more efficiently. The Company’s integrated, end-to-end technology and services offering, which is referred to as Accretive’s solution, helps customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. The Company enables these improvements by helping customers increase the portion of the maximum potential revenue received while reducing total revenue cycle costs.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the Company and its wholly owned subsidiaries, SureDecisions, Inc. (“SureDecisions”), Accretive Health India Private Limited, and Accretive Health India Service Private Limited. All intercompany transactions and balances have been eliminated in consolidation. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Unaudited Interim Financial Statements

The accompanying interim consolidated balance sheet as of June 30, 2009, the statement of stockholders’ equity for the six months ended June 30, 2009 and the consolidated statements of operations and cash flows for the six months ended June 30, 2008 and 2009 are unaudited and have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statement and, in the opinion of the Company’s management, reflect all adjustments consisting of normal recurring accruals considered necessary to present fairly the Company’s financial position as of June 30, 2009 and results of its operations and its cash flows for the six months ended June 30, 2008 and 2009. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

The Company regularly evaluates its accounting policies and estimates. In general, estimates are based on historical experience and on assumptions believed to be reasonable given the Company’s operating environment. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results may differ from these estimates.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

Revenue Recognition

As of June 30, 2009, the Company has entered into managed service contracts with 21 customers. The Company’s managed service contracts generally have an initial term of four to five years and various start and end dates. After the initial terms, these contracts renew annually unless canceled by either party.

The Company records net services revenue in accordance with the provisions of Staff Accounting Bulletin 104. As a result, the Company only records revenue once there is persuasive evidence of an arrangement, services have been rendered, the amount of revenue has become fixed or determinable and collectibility is reasonably assured. The Company recognizes base fee revenues on a straight-line basis over the life of the contract. Base fees for managed service contracts which are received in advance of services delivered are classified as deferred revenue until services have been provided.

The Company’s managed service contracts generally allow for adjustments to the base fee. Adjustments typically occur at 90, 180 or 360 days after the contract commences, but can also occur at subsequent dates as a result of factors including changes to the scope of operations and internal and external audits. All adjustments, the timing of which is often dependent on factors outside of the Company’s control and which can increase or decrease revenue and operating margin, are recorded in the period the changes are known and collectibility is reasonably assured. Any such adjustments may cause the Company’s quarter-to-quarter results of operations to fluctuate.

The Company records revenue for incentive payments once the calculation of the incentive payment earned is finalized and collectibility is reasonably assured. The Company uses a proprietary technology and methodology to calculate the amount of benefit each customer receives as a result of the Company’s services. The Company’s calculations are based in part on the amount of revenue each customer is entitled to receive from commercial and private insurance carriers, Medicare, Medicaid and patients. Because the laws, regulations, instructions, payor contracts and rule interpretations governing how the Company’s customers receive payments from these parties are complex and change frequently, estimates of prior period net revenue yield calculations could change. All changes in estimates are recorded when new information is available and calculations are completed.

Incentive payments are based on the benefits a customer has received throughout the life of the contract. Each quarter, the Company records the increase in the total benefits received to date. If a quarterly calculation indicates that the cumulative benefits to date have decreased, the Company records a reduction in revenue. If the decrease in revenue exceeds the amount previously paid by the customer, the excess is recorded as deferred revenue.

The Company’s services also include collection of dormant patient accounts receivable that have aged 365 days or more directly from individual patients. The Company shares all cash generated from these collections with its customers in accordance with specified arrangements. The Company records as revenue its portion of the cash received from these collections when each customer’s cash application is complete.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

Allowance for Uncollectible Accounts Receivable

The Company extends unsecured credit to its customers based on its assessment of each customer’s creditworthiness. The Company maintains an estimated allowance for doubtful accounts to reduce its gross accounts receivable to the amount that it believes will be collected. This allowance is based on the Company’s historical experience, its assessment of each customer’s ability to pay and the status of any ongoing operations with each applicable customer.

Fair Value of Financial Instruments

The fair values of cash, other current assets, and current liabilities approximate their carrying value due to the short-term nature of these financial instruments.

Furniture and Equipment

Furniture and equipment are stated at cost, less accumulated depreciation determined on the straight-line method over the estimated useful lives of the assets as follows:

Leasehold improvements	Shorter of 5 years or lease term
Office furniture	5 years
Capitalized software	3 to 5 years
Computers and other equipment	3 years

Software Development

The Company applies the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 98-1 (“SOP 98-1”), Accounting for Costs of Computer Software Developed or Obtained for Internal Use, which requires the capitalization of costs incurred in connection with developing or obtaining internal use software. In accordance with SOP 98-1, the Company capitalizes the costs of internally-developed, internal use, software when an application is in the development stage. This generally occurs after the overall design and functionality of the application has been approved and management has committed to the application’s development. Capitalized software development costs consist of payroll and payroll-related costs for employee time spent developing a specific internal use software application, and external costs incurred that are related directly to the development of a specific application.

Goodwill

Goodwill represents the excess purchase price over the net assets acquired for SureDecisions, which the Company acquired in May 2006. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill is not subject to amortization but is subject to impairment testing at least annually. The Company’s annual impairment assessment date is the first date of the fourth quarter. The Company conducts its impairment testing on a company-wide basis because it has only one reporting unit. The Company’s impairment tests are based on its current business strategy in light of present industry and economic conditions and future expectations.

As the Company applies its judgment to estimate future cash flows and an appropriate discount rate, the analysis reflects assumptions and uncertainties. The Company’s estimates of future cash flows could differ from actual results. The Company’s most recent impairment assessment did not result in goodwill impairment.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

Foreign Currency

The functional currency of each entity in the Company is its respective local currency, which is also the currency of the primary economic environment in which it operates. Transactions in foreign currencies are re-measured into functional currency at the rates of exchange prevailing on the date of the transaction. All transaction foreign exchange gains and losses are recorded in the accompanying consolidated statements of operations.

The assets and liabilities of the subsidiaries which use a functional currency other than the U.S. dollar are translated into U.S. dollars at the rate of exchange prevailing on the balance sheet dates. Revenues and expenses are translated into U.S. dollars at the average exchange rate during each month. Resulting translation adjustments are included in accumulated other comprehensive income (loss).

Impairments of Long-Lived Assets

The Company evaluates all of its long-lived assets, such as furniture, equipment, software and other intangibles, for impairment in accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, when events or changes in circumstances warrant such a review. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an adjustment to fair market value is required.

See Note 8 for discussion of the impairment loss recorded for customer relationships in 2008.

Income Taxes

The Company records deferred tax assets and liabilities for future income tax consequences that are attributable to differences between the carrying amount of assets and liabilities for financial statement purposes and the income tax bases of such assets and liabilities. Deferred tax assets and liabilities are measured based on enacted tax rates that are expected to apply in the year that the temporary differences are expected to be settled. Deferred tax assets and liabilities are adjusted for changes in income tax rates in the period that includes the enactment date. A valuation allowance for deferred tax assets is provided if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

As of December 31, 2008 and in all prior periods, a valuation allowance was provided for all net deferred tax assets. As a result of the Company’s improved operations, in the second quarter of 2009 the Company determined that it was no longer necessary to maintain a valuation allowance for all of its deferred tax assets, and therefore released the allowance of $3.5 million.

Beginning January 1, 2008, with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, the Company recognizes the financial statement effects of a tax position only when it is more likely than not that the position will be sustained upon examination. Tax positions taken or expected to be taken that are not recognized under the pronouncement are recorded as liabilities.

As a result of the Company’s adoption of FIN 48, the Company recognized a $0.2 million increase to reserves for uncertain tax positions, of which, $0.1 million was recorded as a cumulative effect adjustment to retained earnings. The remaining $0.1 million related to current year changes and was recorded as an expense in 2008.

The Company recognizes interest and penalties relating to income tax matters in the income tax provision.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

Share-Based Compensation

Share-based compensation expense results from awards of restricted common stock and grants of stock options and warrants to employees, directors, outside consultants, customers, vendors and others. The Company recognizes the costs associated with option and warrant grants using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, Generally, SFAS 123(R) requires the value of all share-based payments to be recognized in the statement of operations based on their estimated fair value at date of grant amortized over the grant’s vesting period.

Legal Proceedings

In the normal course of business, the Company is involved in legal proceedings or regulatory investigations. The Company evaluates the need for loss accruals using the requirements of SFAS No. 5, Accounting for Contingencies. When conducting this evaluation, the Company considers factors such as the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The Company records an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then the Company records the minimum amount in the range as its loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

New Accounting Standards and Disclosures

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations. SFAS No. 141(R) requires the Company to continue to follow the guidance in SFAS No. 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, recognizing and measuring the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase, and recognizing and measuring goodwill or a gain from a bargain purchase. In addition, under SFAS No. 141(R), adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, are recorded as adjustments to income. This statement is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008; however, the guidance in this standard regarding the treatment of income tax contingencies is retroactive to business combinations completed prior to January 1, 2009. The Company adopted SFAS No. 141(R) on January 1, 2009. The adoption had no material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other United States generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted this FSP January 1, 2009. The adoption of this FSP did not have an impact on the consolidated financial statements.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years. The Company adopted this FSP effective January 1, 2009. See Note 15.

In April 2009, the FASB issued FSP SFAS 107-1 and Accounting Principles Board (APB) 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP, which amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires publicly-traded companies, as defined in APB Opinion No. 28, “Interim Financial Reporting”, to provide disclosures on the fair value of financial instruments in interim financial statements. Since FSP SFAS 107-1 requires only additional disclosures concerning the financial instruments, the adoption of FSP SFAS 107-1 effective June 30, 2009, did not have a material impact on the condensed consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS No. 165 establishes general standards of accounting for and disclosures of subsequent events that occur after the balance sheet date but prior to the issuance of financial statements. The statement requires additional disclosure regarding the date through which subsequent events have been evaluated by the entity as well as whether that date is the date the financial statements were issued. This statement became effective for the Company’s financial statements as of June 30, 2009. The Company has evaluated its subsequent events after the balance sheet date of June 30, 2009 through September 24, 2009.

In June 2009, FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (or “SFAS No. 168”). SFAS No. 168 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of SFAS No. 168 to have a significant impact on its consolidated financial statements.

3.	Net Services Revenue

The Company’s net services revenue consisted of the following for each of the three years ending December 31, and six months ended June 30 (in thousands):

				Six Months
				Ended June 30,
	2006	2007	2008	2008	2009
				(Unaudited)

Net base fees for managed service contracts	$149,529	$212,086	$350,085	$167,085	$205,017
Incentive payments for managed service contracts	9,784	25,491	38,971	16,483	27,018
Other services	1,428	3,148	9,413	3,693	6,114

Total	$160,741	$240,725	$398,469	$187,261	$238,149

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

4.	Infused Management and Technology Expenses

Infused management and technology expenses consist primarily of the wages, bonuses, benefits, share based compensation, travel and other costs associated with deploying the Company’s employees on customer sites to guide and manage customers’ revenue cycle operations. The employees that the Company deploys on customer sites typically have significant experience in revenue cycle operations, technology, quality control or other management disciplines. The other significant portion of these expenses is an allocation of the costs associated with maintaining, improving and deploying the Company’s integrated proprietary technology suite and an allocation of the amortization relating to software development costs capitalized.

5.	Segments and Concentrations

All of the Company’s significant operations are organized around the single business of providing end-to-end management services of revenue cycle operations for U.S.-based hospitals and other medical providers. Accordingly, for purposes of disclosure under SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, the Company has only one operating and reporting segment.

All of the Company’s net services revenue and trade accounts receivable are derived from healthcare providers domiciled in the United States.

While managed independently and governed by separate contracts, several of the Company’s customers are affiliated with a single health care system, Ascension Health. Pursuant to the Company’s master services agreement with Ascension Health, the Company provides services to Ascension Health’s affiliated hospitals that execute separate contracts with the Company. The Company’s aggregate net services revenue from these hospitals was $142.6 million, $214.2 million, $281.7 million, $136.7 million, and $151.6 million during the years ended December 31, 2006, 2007 and 2008, and six months ended June 30, 2008, and 2009, respectively.

In addition, another customer, which is not affiliated with Ascension Health, accounted for 11.5% of the Company’s total net services revenue in the six months ended June 30, 2008 and 10.6% of the Company’s total net services revenue in the year ended December 31, 2008. No other customer accounted for more than 10% of the Company’s total net services revenue in any of the periods presented.

6.	SureDecisions Acquisition

The Company acquired SureDecisions pursuant to an Agreement and Plan of Merger dated May 1, 2006, and SureDecisions became a wholly-owned subsidiary of the Company. The Company acquired SureDecisions for $1.6 million in cash and 99,757 shares of the Company’s Series C common stock valued at $5.26 per share. The resulting total purchase price was $2.1 million. The acquisition was accounted for using the purchase method of accounting. As a result, the assets acquired and liabilities assumed were recorded at estimated fair value.

The merger agreement provided for adjustments in the purchase price based on a final determination of SureDecisions net working capital as of the date of the acquisition. This final determination was completed during 2007 and resulted in a $0.4 million purchase price reduction, which was recorded as a reduction in goodwill.

The merger agreement also provided for potential earn-out payments at the first three anniversaries of the acquisition if certain operational targets were met. The actual first year earn-out payment was $0.9 million, consisting of $0.6 million in cash and 39,899 shares of Series C common stock valued at $8.20 per share. The Company recorded the first year earn-out as an increase in goodwill.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

The operational targets relating to earn-outs were not achieved in the second or third years, and, accordingly, the Company made no further earn-out payments.

The following table sets forth the final purchase price allocation, adjusted for the purchase price adjustment and first year earn-out payment (in thousands):

Receivables related to income taxes	$939
Other current assets	509
Property and equipment	85
Noncompete agreements	66
Software	779
Trade name	107
Customer relationships	224
Goodwill	1,468
Liabilities related to income taxes	(939)
Other current liabilities	(559)

Total	$2,679

The Company’s consolidated statement of operations for the year ended December 31, 2006 includes results for SureDecisions for the period from May 2, 2006 to December 31, 2006. A pro forma presentation of the Company’s consolidated statement of operations that includes results for SureDecisions for the period beginning January 1, 2006 would not be materially different from the consolidated results presented herein.

The following table sets forth a reconciliation of the amount recorded as goodwill during the year ended December 31, 2007 (in thousands):

Balance as of December 31, 2006	$930
Increase due to year one earn-out	910
Decrease due to working capital adjustments	(372)

Balance as of December 31, 2007	$1,468

There were no changes in goodwill during the year ended December 31, 2008, or during the six months ended June 30, 2009.

Pursuant to the merger agreement, the prior stockholders of SureDecisions, a majority of which are now employees of the Company, are obligated to indemnify the Company for federal and state income taxes related to periods up to and including the date of the acquisition. The net amount due to the Company related to this indemnity was $0.9 million, $1.3 million and $1.3 million, as of December 31, 2007 and 2008, and June 30, 2009, respectively, and is presented as “Due from Related Party” in the consolidated balance sheets. This amount is secured by 139,671 shares of the Company’s Series C common stock held in escrow.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

7.	Furniture and Equipment

Furniture and equipment consist of the following (in thousands):

	Year Ended		Six Months
	December 31,		Ended June 30,
	2007	2008	2009
			(Unaudited)

Construction in progress	$—	$113	$196
Capitalized software	3,504	8,443	10,587
Computer equipment	1,323	2,120	2,631
Leasehold improvements	1,107	1,117	1,143
Other equipment	111	621	625
Office furniture	579	742	798

	6,624	13,156	15,980
Less accumulated depreciation	(2,058)	(4,243)	(6,105)

	$4,566	$8,913	$9,875

8.	Impairment Loss

In 2008, the Company determined that the customers served by SureDecisions at the time of its acquisition by the Company were unlikely to generate significant future revenues. As a result, management considered the customer relationships intangible asset to be impaired and have no future economic value. Therefore, the $0.1 million remaining net book value of this asset was charged to amortization expense at December 31, 2008, which is included in selling, general, and administrative expenses in the consolidated statement of operations. There have been no further impairments through June 30, 2009.

9.	Non-Executive Employee Promissory Notes

In March 2006, certain non-executive employees of the Company exercised options to purchase an aggregate of 1,083,201 shares of Series C common stock. To facilitate this stock option exercise, the Company permitted these employees to deliver promissory notes to the Company representing the exercise price related to these option exercises. The aggregate amount loaned to employees for this purpose was approximately $0.4 million. Certain employees elected under Section 83(b) of the Internal Revenue Code to be taxed on the difference between the stock’s fair value at the purchase date and the option exercise price. In addition, pursuant to the promissory notes, the Company advanced an additional $0.1 million to such employees to facilitate the payment of such federal and state income tax obligations.

Each of the individual promissory notes bears interest at 5% per annum. The principal of each note is payable annually in five equal installments, commencing on March 1, 2007. Each promissory note is secured by the shares of the Company’s Class C common stock associated with the employee’s stock option exercise. If an employee sells any shares issued pursuant to his or her stock option exercise, then a pro rata portion of the associated promissory note becomes immediately due. Any unpaid balance on an employee’s promissory note becomes due and payable 60 days after such employee ceases to work for the Company.

The amounts receivable from these notes, $0.3 million, $0.3 million, and $0.2 million at December 31, 2007, 2008, and June 30, 2009, respectively, have been deducted from stockholders’ equity.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

10.	Stockholders’ Equity

Preferred Stock

Dividend Rights

The holders of Series A and Series D preferred stock are not entitled to receive any dividends unless declared by the Company’s Board of Directors (the “Board”). In the event the Board declares a dividend on any shares of common stock, the holders of Series A and Series D preferred stock are entitled to receive a dividend on the same terms and at the same rate.

Liquidation Preference

Upon liquidation, the Series A and Series D stockholders rank equally with each other and senior to common stockholders and to all other classes or series of stock issued by the Company, except such classes or series of stock that rank pari passu with or senior to the Series A and Series D stock and such ranking is approved by a majority of the Series A and a majority of the Series D preferred stockholders. Upon liquidation, each holder of Series A and Series D preferred stock is entitled to receive an amount per share equal to the original purchase price plus any accrued but unpaid dividends (the “Termination Amount”). All assets remaining available for distribution will be distributed ratably to the holders of common stock, Series A preferred stock and Series D preferred stock. In the event the assets available for distribution to the holders of the Series A and Series D preferred stock are insufficient to pay in full the Termination Amount, the available assets will be distributed to such holders in proportion to the full amount each holder is entitled to receive.

In the event of a qualifying public offering, as defined in the Company’s fourth Amended and Restated Certification of Incorporation, the Company must pay to each holder of Series A and Series D preferred stock an amount in cash equal to the Termination Amount, unless at the stockholder’s option, the holder chooses to receive shares of common stock valued at the per common share price offered in the qualifying public offering. As discussed below, holders of Series A preferred stock and Series D preferred stock may also convert their shares into shares of common stock at the time of the offering.

Neither the Series A preferred stock nor the Series D preferred stock is redeemable.

Voting Rights

Holders of each Series A preferred stock and Series D preferred stock have the right to a number of votes equal to the number of shares of Series B common stock that are issuable upon conversion of such share of Series A preferred stock and Series D preferred stock.

Conversion Rights

Holders of Series A preferred stock have the right to convert the Series A preferred stock at any time into shares of Series B common stock at the rate of the original purchase price divided by the conversion price, subject to adjustment. Holders of the Series D preferred stock have the right to convert the Series D preferred stock at any time into shares of Series B common stock at the rate of the original purchase price divided by the conversion price, subject to adjustment.

As of December 31, 2008 and June 30, 2009, each outstanding share of Series A preferred stock was convertible into 306.5 shares of Series B common stock and each share of Series D preferred stock was convertible into one share of Series B common stock.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

Common Stock

The Company is authorized to issue 25,500,000 shares of common stock, of which 17,500,000 are designated as Series B common stock and 8,000,000 are designated as Series C common stock. The Company has reserved 14,436,863 and 14,916,864 shares at December 31, 2008 and June 30, 2009, respectively, for the issuance of common stock upon exercise of outstanding stock options and warrants, and conversion of shares of Series A preferred stock and Series D preferred stock

Each share of Series B common stock is entitled to one vote. Shares of Series C common stock have no voting privileges. Holders of Series B common stock and Series C common stock are entitled to receive dividends when and if declared by the Board, subject to the prior rights of holders of all classes of stock outstanding. All of the Company’s outstanding common stock at December 31, 2007 and 2008, and June 30, 2009, is restricted with regard to transfer rights.

Restricted Stock Plan

In March 2004, the Board authorized the Company’s Restricted Stock Plan. The Restricted Stock Plan provides for the grant of restricted Series B or Series C common stock to employees, directors, and outside consultants. The Company’s Board, or a committee designated by the Board administers the Restricted Stock Plan and has authority to determine the terms and conditions of awards, including the number of shares subject to each award, the vesting schedule of the awards, and the selection of grantees.

Series B Common Stock

In March 2004, the Company awarded 3,000,000 restricted shares of Series B common stock, having a fair market value on that date of $0.0256 per share to an employee under the Restricted Stock plan. The shares vested over four years, beginning in November 2003, subject to the employee’s continued employment. Stock-based compensation expense of $0.02 million and $0.02 million was recorded for the years ended December 31, 2006 and 2007.

In June 2007, the Company issued and sold 669,284 restricted shares of Series B common stock to a customer for an aggregate price of $5.5 million under the Restricted Stock Plan.

Series C Common Stock

In June 2004, the Company issued 3,175,000 restricted shares of Series C common stock, having a fair market value on that date of $0.0256 per share to certain employees and directors under the Restricted Stock Plan. In January 2005, 90,000 restricted shares of Series C common stock, having a fair market value on that date of $1.03 per share, were issued to a director under the Restricted Stock Plan. The shares have various vesting schedules ranging from immediate vesting to vesting over a period of 48 months, subject to continued employment or service on the Board. Stock compensation expense of $0.03 million, $0.02 million was recorded in 2006 and 2007 related to these awards.

Exchange of Series B and Series Class C Restricted Common Stock

Effective December 2008, the Company and certain employees and directors entered into an agreement pursuant to which such employees and directors exchanged a total of 3,309,951 shares of Series C common stock for a like number of Series B common stock.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

Dividends

The Company paid a cash dividend in the aggregate amount of $15.0 million or $0.7203 per common equivalent share to holders of record as of July 11, 2008 of the Company’s common stock and preferred stock.

In August 2009, the Company declared an additional cash dividend in the aggregate amount of $15.0 million, or $0.72 per common equivalent share to holders of record as of September 1, 2009 of the Company’s common stock and preferred stock.

Warrants

Effective in October 2004, the Company entered into a Supplemental Warrant Agreement with Ascension Health, its founding customer, which provided for the right to purchase up to 902,374 shares of Series B common stock based upon the achievement of specified milestones relating to the customer’s sales and marketing assistance. The purchase price of the shares is equal to the most recent per share price of the Company’s Series B common stock in a capital raising transaction or, if there has not been a capital raising transaction within the preceding six months, the exercise price of the Company’s most recently granted employee stock options.

In May 2007, the Company and Ascension Health, its founding customer, agreed to amend and restate the Supplemental Warrant Agreement to reduce the number of shares covered by the warrant to 446,190.

The Supplemental Warrant Agreement, and all individual warrants issued thereunder, expire on the earlier of November 7, 2014, or the effective date of an initial public offering.

During December 2007, the founding customer earned the right to purchase 223,095 shares of Series B common stock under the Amended Supplemental Warrant Agreement. The warrants have an exercise price of $17.36 per share. The Company recorded $4.2 million as marketing expenses in the 2007 financial statements in conjunction with the issuance of this warrant.

During March 2008, the founding customer earned the right to purchase 111,548 shares of Series B common stock under the Amended Supplemental Warrant Agreement. The warrants have an exercise price of $40.17 per share. The Company recorded $2.4 million as marketing expenses in the 2008 financial statements in conjunction with the issuance of this warrant.

During March 2009, the founding customer earned the right to purchase 111,547 shares of Series B common stock under the Amended Supplemental Warrant Agreement. The warrants have an exercise price of $51.05 per share. The Company recorded $2.8 million as marketing expenses for the six months ended June 30, 2009 in conjunction with the issuance of this warrant.

Effective November 2004, the Company entered into a Protection Warrant Agreement with the founding customer whereby the Company granted the customer anti-dilution rights by entering into an agreement whereby the founding customer is granted warrants to purchase the Company’s Series B common stock from time to time at an exercise price of $0.01 per share when the customer’s ownership percentage declines as a result of the Company offering more common share equivalents. The Protection Warrant Agreement, and all individual warrants issued thereunder, expire on the earlier of November 7, 2014, or the effective date of an initial public offering.

In the years ended December 31, 2006, 2007, and 2008, and the six months ended June 30, 2008 and 2009, warrants to purchase 15,752, 58,175, 23,261, 19,358 and 25,837 shares of Series B common stock, respectively, were earned under the Protection Warrant. As a result of this award,

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

revenue recorded was reduced by $0.1 million, $0.9 million, $0.9 million, $0.7 million, and $1.3 million in 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009, respectively.

During the year ended December 31, 2007 and the six months ended June 30, 2008 and 2009, the founding customer purchased 213,100, 66,652 and 16,758 shares of the Company’s Series B common stock, respectively, for $0.01 per share, pursuant to the Protection Warrant Agreement. As of June 30, 2009, the founding customer has the right to purchase an additional 23,863 shares for $0.01 per share under the agreement.

In conjunction with the start of its business, in February 2004, the Company executed a term sheet with a consulting firm and its principal contemplating that the Company would grant the consulting firm a warrant, with an exercise price equal to the fair market value of the Company’s common stock upon grant, to purchase shares of the Company’s common stock then representing 2.5% of the Company’s equity in exchange for exclusive rights to certain revenue cycle methodologies, tools, technology, benchmarking information and other intellectual property, plus up to another 2.5% of the Company’s equity at the time of grant if the consulting firm’s introduction of us to senior executives at prospective customers resulted in the execution of managed service contracts between us and such customers. In January 2005, we formalized the warrant grant contemplated by the term sheet and granted the consulting firm a warrant to purchase 833,334 shares of the Company’s Series C common stock for $1.12 per share, representing 5.0% of the Company’s equity at that time. In 2005, the Company recorded $483,334 in selling, general and administrative expense in conjunction with this warrant grant. The warrant expires on the earlier of January 15, 2015 or a change of control of the Company.

The Company uses the modified Black-Scholes option pricing model to determine the estimated fair value of all of the above warrants at the date granted. The significant assumptions used in the model were:

	Year Ended December 31,			Six Months Ended
	2006	2007	2008	June 30, 2009
				(Unaudited)

Future dividends	—	—	—	—
Risk-free interest rate	3.9% to 5.2%	2.75% to 4.21%	3.45%	2.91%
Expected volatility	60%	50%	50%	50%
Expected life	7.8 years	6.8 years	6.6 years	5.6 years

Stock Options

In December 2003, the Board approved a stock option plan, which provides for the grant of stock options to employees, directors and consultants. The plan was amended and restated in February 2006. As of June 30, 2009, the plan permitted the issuance of a maximum of 3,544,862 shares of common stock and 173,828 shares were available for grant. Under the terms of the plan, all options will expire if they are not exercised within ten years after the grant date. Substantially all of the options granted vest over four years at a rate of 25% per year on each grant date anniversary. Options can be exercised immediately upon grant, but upon exercise the shares issued are subject to the same vesting and repurchase provisions that applied before exercise.

Prior to January 1, 2006, the Company accounted for share-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation expense

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

for stock options was measured as the excess, if any, of the fair market value of the Company’s common stock at the measurement date (the date of grant for stock options) over the exercise price. Since the Company only granted employee stock options with an exercise price equal to fair market value on the date of grant, the Company did not record any compensation expense for stock option grants prior to January 1, 2006.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method. Under this method:

•	compensation expense for share-based awards granted prior to January 1, 2006 is recognized over the remaining service period based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and

•	compensation expense for all share-based awards granted subsequent to December 31, 2005 is recognized over the service period based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

The Company uses the modified Black-Scholes option pricing model to determine the estimated fair value of each option as of its grant date. These inputs are subjective and generally require significant analysis and judgment to develop. The following table sets forth the significant assumptions used in the model during 2006, 2007 and 2008 and the six months ended June 30, 2009:

	Year Ended December 31,			Six Months Ended
	2006	2007	2008	June 30, 2009
(Unaudited)

Future dividends	—	—	—	—
Forfeitures	1.88% annually	7.5% annually	3.75% annually	3.75% annually
Risk-free interest rate	3.9% to 5.2%	2.3% to 5.5%	2.8 to 4.0%	1.6% to 2.4%
Expected volatility	60%	50%	50%	50%
Expected life	6.25 years	6.25 years	6.25 years	6.25 years

Since the Company’s stock is not actively traded, the Company’s management estimated its expected volatility by reviewing the historical volatility of the common stock of public companies that operate in similar industries or are similar in terms of stage of development or size and then projecting this information toward its future expected results. Judgment was used in selecting these companies, as well as in evaluating the available historical and implied volatility for these companies.

All employees were aggregated into one pool for valuation purposes. The risk-free rate is based on the U.S. treasury yield curve in effect at the time of grant.

The plan has not been in existence a sufficient period for the Company’s historical experience to be used when estimating expected life. Furthermore, data from other companies is not readily available. Therefore, the expected life of each stock option was calculated using a simplified method based on the average of each option’s vesting term and original contractual term. This methodology is set forth in Staff Accounting Bulletin No. 107 and its use is permitted by Staff Accounting Bulletin No. 110.

The estimated forfeiture rate is derived from the Company’s historical data and its estimates of the likely future actions of option holders.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth a summary of option activity under the Plan for the years ended December 31, 2006, 2007, and 2008 and the six months ended June 30, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Shares	Price	Term	Intrinsic Value
				(In thousands)

Outstanding at January 1, 2006	1,694,879	$1.85
Granted	779,000	4.96
Exercised — vested	(264,184)	1.41
Exercised — non-vested	(819,017)	2.40
Forfeited	(188,250)	2.08

Outstanding at December 31, 2006	1,202,428	3.55	8.8	$4,270
Granted	768,030	13.36
Exercised — vested	(16,021)	2.42
Exercised — non-vested	(37,148)	13.08
Forfeited	(176,229)	3.44

Outstanding at December 31, 2007	1,741,060	7.69	8.5	$13,397
Granted	443,000	41.25
Exercised — vested	(3,750)	4.74
Exercised — non-vested	(8,550)	15.51
Forfeited	(90,250)	8.69

Outstanding at December 31, 2008	2,081,510	$14.77	7.9	$30,734

Outstanding and vested at December 31, 2008	856,428	$5.08	5.1	4,348,120

	(Unaudited)

Granted	439,500	51.70
Exercised — vested	(20,000)	7.38
Exercised — non-vested	(1,250)	3.15
Forfeited	(58,875)	10.51

Outstanding at June 30, 2009	2,440,885	21.59	7.8	$52,688

Outstanding and vested at June 30, 2009	1,054,930	8.52	6.8	$8,987

Amounts received by the Company from the exercise of unvested stock options are classified as accrued expenses until vesting occurs. The share amounts in the chart above include vested and unvested exercises.

The weighted-average grant date fair value of options granted in the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009, was $4.96, $13.36, $41.25, $36.46 and $51.70 per share, respectively. The total intrinsic value of the options exercised in the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009 was $2.4 million, $0.5 million, $0.2 million, $0.2 million, and $0.2 million, respectively.

Total share-based compensation cost recognized for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009 was $0.8 million, $0.9 million, $3.6 million, $1.0 million, and $3.0 million, respectively, with related income tax benefits of

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

approximately $0.3 million, $0.4 million, $1.4 million, $0.4 million, and $1.0 million, respectively. As of December 31, 2008 and June 30, 2009 there was $10.9 and $18.1 million of total unrecognized share-based compensation cost related to stock options granted under the Plan, respectively, which the Company expects to recognize over a weighted-average period of 3.1 years.

11.	401 (k) Retirement Plan

The Company maintains a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all employees are eligible to participate. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $16,500 in 2009, and have the amount of the reduction contributed to the 401(k) plan. The Company currently matches employee contributions up to 50% of the first 3% of base compensation that a participant contributes to the plan. In 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009, employees who were Directors, Vice President, or higher levels were excluded from the matching contribution feature of the plan. For the years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009, total Company contributions to the plan were $.01 million, $0.1 million, $0.2 million, $0.1 million, and $0.1 million, respectively.

12.	Operating Leases

The Company rents office space and equipment under a series of operating leases, primarily for its Chicago corporate office and India operations. Lease payments are amortized to expense on a straight-line basis over the lease term. As of December 31, 2008, the Chicago corporate office consisted of approximately 28,000 square feet in a multi-story office building. The Company has an option to cancel the lease effective November 30, 2011 if the landlord is unable, prior to December 31, 2010, to provide approximately 22,000 square feet of additional office space on an adjacent floor. If the landlord provides this additional office space and the Company does not concurrently exercise the option to return approximately 6,500 square feet of office space on a non-adjacent floor, the lease for all 50,000 feet will be extended until ten years and 90 days after the date the Company takes possession of the additional 22,000 square feet of office space, and the minimum lease payments will increase by approximately $0.6 million per year.

The Company’s financial institution has issued a $0.2 million irrevocable letter of credit to the landlord on behalf of the Company. This letter of credit serves as a security deposit for payment of the Company’s obligations under the lease. As of December 31, 2008, the Company had set aside $0.2 million to guarantee its obligation to repay the financial institution in the event that the financial institution is required to perform under the letter of credit. This amount is included in cash in the Company’s consolidated balance sheet.

Total rent expense was $0.6 million, $0.6 million, $1.0 million, $0.6 million, and $0.8 million in the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009, respectively.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

At December 31, 2008, the aggregate minimum lease commitments under all noncancelable operating leases are as follows (in thousands):

2009	$1,218
2010	824
2011	758
2012	329
2013	258
Thereafter	534

Total	$3,921

13.	Income Taxes

For the years ended December 31, 2007 and 2008, the Company’s tax provision consists of the following (in thousands):

	Current	Deferred	Total

Year ended December 31, 2007:
U.S. federal	$141	$—	$141
State and local	312	—	312
Foreign	3	—	3

	$456	$—	$456

Year ended December 31, 2008:
U.S. federal	$66	$—	$66
State and local	2,177	—	2,177
Foreign	21	—	21

	$2,264	$—	$2,264

For the year ended December 31, 2006, the Company incurred a net loss and recorded a full valuation allowance on the net deferred tax benefit. As a result, there was no tax provision for the year ended December 31, 2006.

Income tax expense was $0.5 million and $2.3 million for the years ended December 31, 2007 and 2008, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	2007	2008

Federal statutory tax rate	34%	34%
Increase (reduction) in income tax rate resulting from:
Change in the valuation allowance	(11)	(15)
India tax holiday	(2)	(5)
Meals and entertainment and other permanent differences	6	3
Alternative minimum tax	11	(4)
State and local income taxes, net of federal benefits	17	42
Anti-dilution warrants issued to customers	—	9
Change in tax rate	(18)	—
Other, net	—	1

Actual tax rate	37%	65%

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the Company’s net deferred tax assets (liabilities) as of December 31, 2007 and 2008 (in thousands):

	2007	2008

Deferred tax assets:
Alternative minimum tax credit
carryover	$34	$241
Net operating loss carryforwards	2,491	2,538
Employee stock compensation	234	1,407
Stock warrants	2,553	2,855
Charitable contributions	—	105
Other	28	57

Total gross deferred tax assets	5,340	7,203
Less valuation allowance	(4,733)	(3,629)

Net deferred tax assets	607	3,574
Deferred tax liabilities:
Deferred revenue	—	(2,471)
Fixed assets and intangibles	(607)	(1,103)

Total deferred tax liabilities	(607)	(3,574)

Net deferred tax liability	$—	$—

As of December 31, 2008, the Company had provided a valuation allowance for the full amount of its net deferred tax assets because its cumulative net tax loss during the three-year period ended December 31, 2008 resulted in management concluding that it was not more likely than not that the net deferred tax asset will be realized.

Income taxes for the six months ended June 30, 2008 and June 30, 2009 amounted to an expense of $0.6 million and a tax benefit of $2.4 million, respectively. During the six months ended June 30, 2009 the Company reduced the valuation allowance recorded against the Company’s deferred tax assets due to a change in the estimate of the future utilization by the management. The reduction resulted in a tax benefit of $3.5 million.

At December 31, 2008, the Company has cumulative federal net operating loss carryforwards of approximately $7.1 million, which expire beginning in 2025. As of December 31, 2008, the Company had net operating loss carryforwards for state income tax purposes of $0.1 million, which are available to offset future taxable income in certain states. In addition, as of December 31, 2008, the Company had alternative minimum tax credit carryforwards of $0.2 million, which are available to reduce future federal regular tax, if any, over an indefinite period.

The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign subsidiary that arose in 2007 and 2008 because the Company considers these earnings to be indefinitely reinvested outside of the United States. As of December 31, 2007 and 2008, and the six months ended June 30, 2009, the undistributed earnings of this subsidiary were $0.1 million, $0.5 million, and $0.6 million, respectively.

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards that can be used in future years.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company’s uncertain tax positions as of December 31, 2008, totaled $0.2 million. The following table summarizes the activity related to the unrecognized tax benefits during 2008 (in thousands):

Unrecognized tax benefits as of December 31, 2007	$319
Increases in positions taken in a current period	84

Unrecognized tax benefits as of December 31, 2008	$403

As of December 31, 2008, approximately $0.3 million of the total gross unrecognized tax benefits represented the amount that, if recognized, would result in a reduction of the effective income tax rate in future periods.

During the six months ended June 30, 2009, the Company recognized an increase in its liability for uncertain tax positions of $0.1 million. The Company does not anticipate the total amount of unrecognized tax positions will significantly increase or decrease in the subsequent twelve months. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. U.S. federal income tax returns for 2006 through 2008 are currently open for examination. State jurisdictions vary for open tax years. The statute of limitations for most states ranges from 3 to 6 years.

The Company recognizes interest and penalties related to income tax matters as income tax expense. The Company recorded adjustments to interest and potential penalties related to these unrecognized tax benefits during 2008, and in total, as of December 31, 2008, the Company has recorded a liability for interest and potential penalties of $0.02 million.

14.	Legal Proceedings

From time to time, the Company has been and may again become involved in legal proceedings or regulatory investigations arising in the ordinary course of business. The Company is not presently a party to any material litigation and the Company’s management is not aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, operating results, financial condition or cash flows.

15.	Earnings (Loss) Per Common Share

Earnings per share (“EPS”) is calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share (“SFAS 128”), and EITF Issue No. 03-06, Participating Securities and the Two-Class Method Under SFAS No. 128, and FASB Staff Position (FSP) No. EITF 03-06-01, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-06-01”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.

Under the two-class method, earnings are allocated between common stock and participating securities. FSP EITF 03-6-1 provides guidance that the presentation of basic and diluted earnings per share is required only for each class of common stock and not for participating securities. The Company’s Series B and Series C common stock have equal participation rights and therefore the Company has presented earnings per common share for Series B and Series C common stock as one class.

Accretive Health, Inc.

Notes to Consolidated Financial Statements — (Continued)

The two-class method includes an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and undistributed earnings for the period. The Company’s reported net earnings is reduced by the amount allocated to participating securities to arrive at the earnings allocated to common stock shareholders for purposes of calculating earnings per share.

The dilutive effect of participating securities is calculated using the more dilutive of the treasury stock or the two-class method. The Company has determined the two-class method to be the more dilutive. As such, the earnings allocated to common stock shareholders in the basic earnings per share calculation is adjusted for the reallocation of undistributed earnings to participating securities as prescribed by FSP 03-6-1 to arrive at the earnings allocated to common stock shareholders for calculating the diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share under the two-class method (in thousands of dollars, except for share and per share amounts):

				Six Months Ended
	Years Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(unaudited)

Net income (loss) as reported	$(7,319)	$774	$1,243	$(594)	$5,214
Less: Distributed earnings available to participating securities	—	—	8,148	—	—
Less: Undistributed earnings (loss) available to participating securities	(1,450)	451	(411)	(20)	2,862

Numerator for basic earnings (loss) per share -
Undistributed and distributed earnings available to common shareholders	(5,869)	323	(6,494)	(574)	2,352
Add: Undistributed earnings (loss) allocated to participating securities	(1,450)	23	(411)	(20)	47
Less: Undistributed earnings (loss) reallocated to participating securities	(552)	20	(168)	(8)	43

Numerator for diluted earnings per share -
Undistributed and distributed earnings available to common shareholders	$(6,767)	$326	$(6,737)	$(586)	$2,356

Denominator for basic earnings (loss) per share -
Weighted-average common shares	6,611,975	8,410,226	9,214,916	9,160,187	9,337,812
Effect of dilutive securities	—	1,885,785	—	—	2,154,834
Denominator for diluted earnings (loss) per share -

Weighted-average common shares adjusted for dilutive securities	6,611,975	10,296,011	9,214,916	9,160,187	11,492,646

Earnings (loss) per share:
Basic income (loss) per share	$(0.89)	$0.04	$(0.70)	$(0.06)	$0.25
Diluted net income (loss) per share	$(1.02)	$0.03	$(0.73)	$(0.06)	$0.21

Because of their anti-dilutive effect, 12,506,716, 13,790,631, and 13,281,008 of common share equivalents comprised of convertible preferred shares, unvested common stock, warrants and unvested stock options, have been excluded from the diluted earnings per share calculation for the years ended December 31, 2006 and December 31, 2008 and for the six months ended June 30, 2008, respectively.

           Shares

Accretive Health, Inc.

Common Stock

Goldman, Sachs & Co.	Credit Suisse

J.P. Morgan	Morgan Stanley

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount

Securities and Exchange Commission registration fee		$11,160
Financial Industry Regulatory Authority fee		20,500
New York Stock Exchange listing fee		250,000
Accountants’ fees and expenses		*
Legal fees and expenses		*
Financial advisory fee(1)		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total Expenses	$	*

*	To be filed by amendment.

(1)	Consists of a cash fee of $ and shares of our common stock valued at $ , based on an assumed initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover of this prospectus.

Item 14.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation that will become effective upon the closing of this offering provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Accretive Health) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Accretive Health, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of Accretive Health to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Accretive Health, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Accretive Health, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and our executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding our issuances of capital stock and our grants of warrants and options to purchase shares of capital stock within the past three years. Also included is the consideration, if any, received by us for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of Capital Stock

(1) In May 2006, we issued an aggregate of 99,757 shares of non-voting common stock, valued at $5.26 per share (based on the estimated fair value of the shares on that date) for an aggregate value of $524,722, to a total of 15 former stockholders of SureDecisions, Inc. in connection with our acquisition of SureDecisions in May 2006. In June 2007, we issued an aggregate of 39,899 additional shares of non-voting common stock, valued at $8.20 per share (based on the estimated fair value of the shares on that date) for an aggregate value of $327,172, as earn-out consideration to the former stockholders of SureDecisions.

(2) In May 2007, we issued 669,284 shares of voting common stock to Ascension Health at a price of $8.20 per share for a total purchase price of $5,488,128.

(3) In December 2008, we issued an aggregate of 3,309,952 shares of voting common stock in exchange for 3,309,952 shares of non-voting common stock held by a total of 10 of our directors, officers and their affiliates. These shares are subject to the terms and conditions set forth in our restricted stock plan, the restricted stock award agreements entered into between us and our stockholders in connection with the original issuance of the shares of non-voting common stock and our stockholders’ agreement pursuant to which these persons have certain registration rights.

No underwriters were involved in the foregoing issuances of securities. The shares of common stock described in paragraphs (a)(1), (a)(2) and (a)(3) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) or 4(2) of the Securities Act as sales by an issuer not involving any public offering.

(b) Warrant Grants and Exercises

Between January 1, 2006 and September 21, 2009, we granted warrants to Ascension Health to purchase an aggregate of 569,215 shares of voting common stock with exercise prices ranging from $0.01 per share to $51.05 per share. Between January 1, 2006 and September 21, 2009, Ascension Health purchased an aggregate of 321,690 shares of voting common stock upon warrant exercises for aggregate consideration of $3,217.

The warrants and shares of voting common stock issuable upon the exercise of the warrants described in this paragraph (b) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act as sales by an issuer not involving any public offering.

(c) Option Grants and Exercises

Between January 1, 2006 and September 21, 2009, we granted options to purchase an aggregate of 2,460,030 shares of non-voting common stock, with exercise prices ranging from $3.15 to $58.65 per share, to employees, directors and consultants pursuant to our stock option plan. Between January 1, 2006 and September 21, 2009, we issued an aggregate of 37,948 shares of non-voting common stock upon exercise of unvested options for aggregate consideration of $232,481 and 1,131,972 shares of non-voting common stock upon exercise of vested options for aggregate consideration of $2,932,248.

The options and shares of non-voting common stock issuable upon the exercise of the options described in this paragraph (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act. All recipients of options and shares pursuant to this exemption either received adequate information about us or had access, through employment or other relationships, to such information.

In some cases, the options and shares of non-voting common stock issuable upon the exercise of the options described in this paragraph (c) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder as sales by an issuer not involving any public offering.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of voting common stock and non-voting common stock described in paragraphs (a), (b) and (c) of Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

(d) Issuance of Shares for Financial Advisory Services

Contemporaneously with the closing of this offering and based on an assumed initial public offering price of $      per share, the midpoint of the estimated price range shown on the cover of this prospectus, the Registrant will issue           shares of common stock to Financial Technology Partners, LLC and/or FTP Securities, LLC in partial payment of a fee due for financial advisory services provided in connection with this offering. The balance of such fee will be paid in cash, as listed in Item 13 above. The financial advisory services of Financial Technology Partners, LLC and FTP Securities, LLC included assistance in financial and valuation modeling and advice with respect to the initial public offering process and equity capital market alternatives, and neither Financial Technology Partners, LLC nor FTP Securities, LLC acted as an underwriter of this offering. The issuance of shares to Financial Technology Partners, LLC and/or FTP Securities, LLC to will be exempt from registration under Section 4(2) of the Securities Act. When issued, these securities will be deemed restricted securities for purposes of the Securities Act, and all certificates representing these securities will include appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Accretive Health, Inc.

We have audited the consolidated financial statements of Accretive Health, Inc. (formerly Healthcare Services d/b/a Accretive Health) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated May 20, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois
May 20, 2009

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Accretive Health, Inc.
December 31, 2008
(In thousands)

Col. A	Col. B	Col. C		Col. D	Col. E
	Balance at	Charged to
	Beginning of	Costs and	Charged to Other		Balance at
Description	Period	Expenses	Accounts	Deductions	End of Period

Allowance for Doubtful Accounts
Year Ended December 31, 2008	$432	$—	$—	$350	$82
Year Ended December 31, 2007	$72	$360	$—	$—	$432
Year Ended December 31, 2006	$—	$72	$—	$—	$72
Deferred Tax Valuation Allowance
Year Ended December 31, 2008	$4,733	$—	$—	$1,104	$3,629
Year Ended December 31, 2007	$4,867	$—	$—	$134	$4,733
Year Ended December 31, 2006	$3,405	$1,462	$—	$—	$4,867

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 29th day of September, 2009.

ACCRETIVE HEALTH, INC.

By:	/s/ Mary A. Tolan
Mary A. Tolan
Founder, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary A. Tolan, John T. Staton, Gregory N. Kazarian and David A. Westenberg, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary A. Tolan Mary A. Tolan	Director, Founder, President and Chief Executive Officer (Principal Executive Officer)	September 29, 2009

/s/ John T. Staton John T. Staton	Chief Financial Officer and Treasurer (Principal Financial Officer)	September 29, 2009

/s/ James M. Bolotin James M. Bolotin	Corporate Controller (Principal Accounting Officer)	September 29, 2009

/s/ J. Michael Cline J. Michael Cline	Founder and Chairman of the Board	September 29, 2009

/s/ Edgar M. Bronfman, Jr. Edgar M. Bronfman, Jr.	Director	September 29, 2009

/s/ Steven N. Kaplan Steven N. Kaplan	Director	September 29, 2009

Signature	Title	Date

/s/ Denis J. Nayden Denis J. Nayden	Director	September 29, 2009

/s/ George P. Shultz George P. Shultz	Director	September 29, 2009

/s/ Arthur H. Spiegel, III Arthur H. Spiegel, III	Director	September 25, 2009

/s/ Mark A. Wolfson Mark A. Wolfson	Director	September 29, 2009

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3.1		Fourth Amended and Restated Certificate of Incorporation of the Registrant, as amended
3	.2*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering
3.3		Bylaws of the Registrant
3	.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering
4	.1*	Specimen Certificate evidencing shares of common stock
5	.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1		Amended and Restated Stock Option Plan
10.2		Form of Acknowledgement of Grant, used to evidence option grants under the Amended and Restated Stock Option Plan
10	.3*	Restricted Stock Plan, as amended
10.4		Form of Restricted Stock Award Agreement under the Restricted Stock Plan, as amended
10.5		Third Amended and Restated Stockholders’ Agreement, dated as of February 22, 2009, among the Registrant and the parties named therein, as amended
10.6		Form of Share Exchange Agreement, entered into in February 2009, with each of Etienne H. Deffarges, Steven N. Kaplan, Gregory N. Kazarian, The Shultz 1989 Family Trust, Spiegel Family LLC and John T. Staton Declaration of Trust
10.7		Lease Agreement, dated as of May 4, 2005, between the Registrant and Zeller Management Corporation, as amended by First Lease Amendment, dated as of January 30, 2007, and Second Lease Amendment, dated as of November 26, 2008
10	.8+	Amended and Restated Master Services Agreement, dated as of December 13, 2007, between the Registrant and Ascension Health
10.9		Restricted Stock Agreement, dated as of November 7, 2004, between the Registrant and Ascension Health
10.10		Protection Warrant Agreement between the Registrant and Ascension Health
10.11		Supplemental Warrant Agreement between the Registrant and Ascension Health
10.12		Amended and Restated Supplemental Warrant Agreement, effective as of May 31, 2007, between the Registrant and Ascension Health
10.13		Second Amended and Restated Supplemental Warrant Agreement, effective as of September 30, 2007, between the Registrant and Ascension Health
10.14		Subscription Agreement, dated as of May 15, 2007, between the Registrant and Ascension Health
10.15		Term Sheet, dated February 17, 2004, between the Registrant and Michael Zimmerman
10.16		Warrant and License Agreement, dated as of January 2005, among the Registrant, Michael Zimmerman and Zimmerman and Associates
10	.17*	Letter Agreement, dated January 9, 2009, among the Registrant, Financial Technology Partners, LLC and FTP Securities, LLC
10.18		Employment Agreement, dated as of January 2004, between the Registrant and Mary A. Tolan, as amended
10.19		Employment Agreement, dated as of June 17, 2005, between the Registrant and John T. Staton, as amended
10.20		Offer Letter, dated December 9, 2003, between the Registrant and Gregory N. Kazarian, as amended
10	.21*	Form of Indemnification Agreement, to be entered into between the Registrant and each director and executive officer
21	.1*	Subsidiaries of the Registrant

Exhibit
Number		Description

23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)

*	To be filed by amendment.

+	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.